Exhibit 10.1

Execution Version

U.S. $600,000,000

CREDIT AGREEMENT

dated as of August 28, 2007

among

FMC CORPORATION

and

THE FOREIGN SUBSIDIARIES PARTY HERETO FROM TIME TO TIME

THE LENDERS NAMED HEREIN

THE ISSUING BANKS NAMED HEREIN

CITIBANK, N.A.,

as Administrative Agent,

WACHOVIA BANK, NATIONAL ASSOCIATION,

as Documentation Agent,

CITIGROUP GLOBAL MARKETS INC.,

BANC OF AMERICA SECURITIES LLC

and

WACHOVIA SECURITIES, INC.,

as Joint Lead Arrangers and Co-Book Managers

BANK OF AMERICA, N.A.,

as Syndication Agent

i

(continued)

(continued)

		Page
SECTION 7.02	Actions in Respect of the Letters of Credit Upon Event of Default; L/C Cash Collateral Account; Investing of Amounts in the L/C Cash Collateral Account; Release	82

Article VIII THE ADMINISTRATIVE AGENT		86

SECTION 8.01	Authorization and Action	86

SECTION 8.02	Reliance, Etc	86

SECTION 8.03	The Agents and their Affiliates as Lenders	87

SECTION 8.04	Lender Credit Decision	87

SECTION 8.05	Indemnification	87

SECTION 8.06	Successor Administrative Agent	88

SECTION 8.07	No Other Duties, Etc	88

Article IX MISCELLANEOUS		88

SECTION 9.01	Amendments, Etc	88

SECTION 9.02	Notices, Etc	89

SECTION 9.03	No Waiver; Remedies	91

SECTION 9.04	Costs and Expenses	92

SECTION 9.05	Rights of Set-off; Payments Set Aside	93

SECTION 9.06	Binding Effect	94

SECTION 9.07	Assignments and Participations.	94

SECTION 9.08	No Liability of the Issuing Banks	99

SECTION 9.09	Governing Law	99

SECTION 9.10	Execution in Counterparts	99

SECTION 9.11	Confidentiality	99

SECTION 9.12	Jurisdiction, Etc	100

SECTION 9.13	WAIVER OF JURY TRIAL	101

SECTION 9.14	Judgment Currency	101

SECTION 9.15	European Monetary Union	102

SECTION 9.16	USA PATRIOT Act	102

Article X GUARANTY		103

(continued)

SCHEDULES AND EXHIBITS

SCHEDULES

Schedule I	-	Applicable Lending Offices
Schedule II	-	[Intentionally Deleted]
Schedule III	-	Swing Loan Lender
Schedule IV	-	Address for Notices
Schedule V	-	Material Subsidiaries
Schedule 1.1	-	Swing Loan Base Rate
Schedule 2.04	-	Existing Letters of Credit
Schedule 5.02	-	Consents
Schedule 5.05	-	Litigation
Schedule 5.10	-	Environmental Matters
Schedule 6.03(k)	-	Post-Closing Matters
Schedule 6.04(a)	-	Existing Liens

EXHIBITS

Exhibit A-1	-	Form of Revolving Loan Note
Exhibit A-2	-	Form of Competitive Bid Loan Note
Exhibit B-1	-	Form of Notice of Revolving Loan Borrowing
Exhibit B-2	-	Form of Notice of Competitive Bid Loan Borrowing
Exhibit B-3	-	Form of Notice of Conversion or Continuation
Exhibit C-1	-	Form of Assignment and Acceptance
Exhibit C-2	-	Form of Participation Agreement
Exhibit C-3	-	Form of New Commitment Acceptance
Exhibit D	-	Form of Opinion of U.S. Counsel for the Borrowers
Exhibit E-1	-	Form of Euro Borrower Designation
Exhibit E-2	-	Form of Swing Loan Borrower Designation
Exhibit F	-	Form of Letter of Credit Request
Exhibit G	-	Form of Swing Loan Request

Execution Version

CREDIT AGREEMENT

CREDIT AGREEMENT (this “Agreement”) dated as of August 28, 2007 among FMC CORPORATION, a Delaware corporation (“U.S. Borrower”), the Euro Borrowers (as defined below) and the Swing Loan Borrowers (as defined below), in each case, party hereto from time to time (the Euro Borrowers and the Swing Loan Borrowers together with the U.S. Borrower, collectively the “Borrowers”), the lenders and issuing banks listed on the signature pages hereof under the heading “Lenders” (the “Lenders”) and the other Lenders (as defined below) party hereto from time to time, BANK OF AMERICA, N.A., as syndication agent (the “Syndication Agent”), WACHOVIA BANK, NATIONAL ASSOCIATION, as documentation agent (the “Documentation Agent”) and CITIBANK, N.A., as administrative agent (in such capacity, the “Administrative Agent”) for the Lenders hereunder.

WHEREAS, the Borrowers are party to a Credit Agreement dated as of June 21, 2005 with certain lenders and Citicorp USA, Inc., as Administrative Agent (as amended, modified, or supplemented prior to the date hereof, the “Existing Credit Agreement”), currently providing for facilities in the aggregate principal amount of $600,000,000; and

WHEREAS, the Borrowers have requested that the Lenders provide a revolving credit facility, the proceeds of which will be used (i) to refinance the existing debt of the Borrowers under the Existing Credit Agreement, (ii) to pay any related transaction costs, fees and expenses and (iii) for general corporate purposes, including commercial paper backstop and Issuances of Letters of Credit.

NOW, THEREFORE, in that connection, the Borrowers have requested, and the parties hereto agree as follows, effective on the Effective Date:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

SECTION 1.01 Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Acceptance” means an Assignment and Acceptance or a New Commitment Acceptance.

“Administrative Agent” has the meaning specified in the recital of parties to this Agreement.

“Administrative Agent’s Account” means, in respect of any Currency, such account as the Administrative Agent shall designate in a notice to the U.S. Borrower and the Lenders.

“Affected Person” has the meaning specified in Sections 2.12(j), 3.05(e), 3.06 and 3.08(a).

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling or that is controlled by or is under common control with such Person, each officer, director, general partner or joint-venturer of such Person, and each Person that is the beneficial owner of 5% or more of any class of Voting Stock of such Person. For the purposes of this definition, “control” means the possession of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Agents” means, collectively, the Administrative Agent and Bank of America, N.A., as Syndication Agent.

“Alternate Currency” means any lawful currency other than Dollars which is freely transferable into Dollars.

“Anniversary Date” has the meaning specified in Section 2.15(a).

“Applicable Lending Office” means, with respect to each Lender, and for each Type and Currency of Loan, such Lender’s Domestic Lending Office in the case of a Base Rate Loan and such Lender’s Eurocurrency Lending Office in the case of a Eurocurrency Rate Loan and, in the case of a Competitive Bid Loan, the office of such Lender notified by such Lender to the Administrative Agent as its Applicable Lending Office with respect to such Competitive Bid Loan, or in any case such other office of such Lender or of an Affiliate of such Lender as such Lender may from time to time specify to the Administrative Agent and the U.S. Borrower.

“Applicable Margin” means, as of any date, the applicable margin set forth under the Eurocurrency Rate column set forth below, based upon the Public Debt Rating in effect on such date:

Public Debt Rating S&P/Moody’s	Eurocurrency Rate
Level 1
A-/A3	0.230%
Level 2
BBB+/Baa1	0.270%
Level 3
BBB/Baa2	0.350%
Level 4
BBB-/Baa3	0.425%

Public Debt Rating S&P/Moody’s	Eurocurrency Rate
Level 5
Lower than Level 4	0.600%

“Applicable Percentage” means, as of any date, the applicable percentage set forth below under the Facility Fee column based upon the Public Debt Rating in effect on such date:

Public Debt Rating S&P/Moody’s	Facility Fee
Level 1
A-/A3	0.070%
Level 2
BBB+/Baa1	0.080%
Level 3
BBB/Baa2	0.100%
Level 4
BBB-/Baa3	0.125%
Level 5
Lower than Level 4	0.150%

“Arrangers” means CGMI, BAS and Wachovia Securities, in their respective capacities as joint lead arrangers and co-book managers.

“Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an Eligible Assignee, and accepted by the Administrative Agent, in accordance with Section 9.07 and in substantially the form of Exhibit C-1 hereto.

“Available Amount” means, at any time, with respect to any Letter of Credit, the maximum amount available to be drawn under such Letter of Credit at such time (assuming compliance at such time with all conditions to drawing), provided, that if any Letter of Credit provides for future increases in the maximum amount available to be drawn under such Letter of Credit, then the “Available Amount” of such Letter of Credit shall mean, at any time, the maximum amount available to be drawn under such Letter of Credit after taking into account all increases in the availability thereunder.

“BAS” means Banc of America Securities LLC, a Delaware limited liability company.

“Base Rate” means, for any period, a fluctuating interest rate per annum as shall be in effect from time to time which rate per annum shall at all times be equal to the higher of:

(a) the rate of interest announced publicly by Citibank in New York, New York, from time to time, as its “base rate”; and

(b) 1/2 of one percent per annum above the Federal Funds Rate.

“Base Rate Loan” means a Loan which bears interest as provided in Section 2.08(a)(i).

“BofA” means Bank of America, N.A., a national banking association.

“Borrowers” has the meaning specified in the recital of parties to this Agreement.

“Borrowers’ Accountants” means KPMG LLP or other independent nationally-recognized public accountants acceptable to the Administrative Agent

“Borrowing” means a Revolving Loan Borrowing, a Swing Loan Borrowing or a Competitive Bid Loan Borrowing.

“Business Day” means a day of the year on which banks are not required or authorized by law to close in New York City and, if the applicable Business Day relates to any Eurocurrency Rate Loans, on which dealings are carried on in the London interbank market (or, in the case of Loans denominated in Euros, on which the Trans-European Automated Real-Time Gross Settlement Express Transfer (TARGET) System is open).

“Capital Lease” means, with respect to any Person, any lease of, or other arrangement conveying the right to use, property by such Person as lessee that would be accounted for as a capital lease on a balance sheet of such Person prepared in conformity with GAAP.

“Capital Lease Obligations” means, with respect to any Person, the capitalized amount of all Consolidated obligations of such Person or any of its Subsidiaries under Capital Leases.

“CGMI” means Citigroup Global Markets Inc.

“Change of Control” means the occurrence of any of the following: (a) any Person or group of Persons (within the meaning of the Securities Exchange Act of 1934, as amended) shall have acquired beneficial ownership (within the meaning of Rule 13d-3 of the SEC under the Securities Exchange Act of 1934, as amended) of 30% or more of the issued and outstanding Voting Stock of the U.S. Borrower or (b) during any period of twenty-four (24) consecutive calendar months, individuals who at the beginning of such period constituted the board of directors of the U.S. Borrower (together with any new directors whose election by the board of directors of the U.S. Borrower or whose nomination for election by the stockholders of the U.S. Borrower was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of such period or whose elections or nomination for election was previously so approved) cease for any reason other than death or disability to constitute a majority of the directors then in office.

“Citibank” means Citibank, N.A., a national banking association, and its successors.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“Commitment” means, as to any Lender, (i) the Dollar amount set forth opposite its name on the signature pages hereof or (ii) if such Lender has entered into one or more Acceptances, the amount set forth for such Lender in the Register, in each case as the same may be increased or reduced as expressly provided herein (including, without limitation, pursuant to Sections 2.06, 2.15(c), 3.08 and 9.07).

“Competitive Bid Loan” means a loan by a Lender to the U.S. Borrower as part of a Competitive Bid Loan Borrowing resulting from the auction bidding procedure described in Section 3.02.

“Competitive Bid Loan Borrowing” means a Borrowing by the U.S. Borrower from each of the Lenders whose offer to make one or more Competitive Bid Loans as part of such Borrowing has been accepted by the U.S. Borrower under the auction bidding procedure described in Section 3.02.

“Competitive Bid Loan Note” means a promissory note of the U.S. Borrower payable to the order of any Lender, in substantially the form of Exhibit A-2 hereto, evidencing the indebtedness of the U.S. Borrower to such Lender resulting from a Competitive Bid Loan made by such Lender.

“Competitive Bid Loan Outstandings” means, at any time, the aggregate outstanding principal amount of Competitive Bid Loans (which shall be, in the case of Competitive Bid Loans denominated in a Currency other than Dollars, the Dollar Equivalent thereof at such time).

“Confidential Information” has the meaning set forth in Section 9.11 hereto.

“Consolidated” refers to the consolidation of accounts of the U.S. Borrower and its Subsidiaries in accordance with GAAP.

“Consolidated Net Tangible Assets” means the aggregate amount of assets (less applicable reserves and other properly deductible items) after deducting therefrom (a) all current liabilities (excluding any thereof constituting Funded Debt by reason of being extendible or renewable), and (b) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles, all as set forth on the books and records of the U.S. Borrower and its consolidated Subsidiaries and computed in accordance with GAAP

“Constituent Documents” means, with respect to any Person, (a) the articles of incorporation, certificate of incorporation or certificate of formation (or the equivalent organizational documents) of such Person, (b) the by-laws, operating agreement (or the equivalent governing documents) of such Person and (c) any document setting forth the manner of election and duties of the directors or managing members of such Person (if any) and the designation, amount or relative rights, limitations and preferences of any class or series of such Person’s Stock.

“Continuation”, “Continue” and “Continued” each refer to a continuation of Eurocurrency Rate Loans for an additional Interest Period pursuant to Section 2.14.

“Conversion”, “Convert” and “Converted” each refer to a conversion of Revolving Loans of one Type into Revolving Loans of the other Type pursuant to Section 2.14.

“Currency” means Dollars or any Alternate Currency.

“Customary Permitted Liens” means, with respect to any Person, any of the following Liens:

(c) Liens for taxes, assessments, governmental charges, claims or levies in each case that are not yet due or that are being contested in good faith by appropriate proceedings and with respect to which adequate reserves (in the good faith judgment of the management of the respective Person) have been established;

(d) Liens of landlords, liens in favor of utilities and liens of suppliers, mechanics, carriers, materialmen, warehousemen or workmen and other liens imposed by law or contract which were incurred in the ordinary course of business and (i) which secure amounts not yet due or (ii)(A) which do not in the aggregate materially detract from the value of such property (other than immaterial property) or materially impair the use thereof in the operation of the business of any Person or (B) which Liens (or the amounts secured thereby) are being contested in good faith by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the property subject to such Lien and with respect to which adequate reserves (in the good faith judgment of the management of the respective Person) have been established;

(e) Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance or other types of social security benefits or to secure the performance of trade contracts, bids, tenders, statutory and regulatory obligations, sales, contracts (other than for the repayment of borrowed money), appeal bonds, leases, government contracts or customs bonds and other similar obligations incurred in the ordinary course of business;

(f) encumbrances arising by reason of zoning restrictions, easements, licenses, reservations, covenants, rights-of-way, utility easements, building restrictions and other similar encumbrances on the use of real property not materially detracting from the value of such real property or not materially interfering with the ordinary conduct of the business conducted and proposed to be conducted at such real property;

(g) encumbrances, easements, rights-of-way, restrictions, minor defects or irregularities in title and other similar charges or encumbrances not interfering in any material respect with the ordinary conduct of the business of any Person;

(h) encumbrances arising under leases or subleases of real property that do not, in the aggregate, materially detract from the value of such real property or interfere with the ordinary conduct of the business conducted at such real property;

(i) financing statements with respect to a lessor’s rights in and to personal property leased to such Person in the ordinary course of such Person’s business;

(j) Liens arising from judgments, decrees or attachments and Liens securing appeal bonds arising from judgments, in each case in circumstances not constituting an Event of Default, provided that no cash or property is deposited or delivered to secure any such judgment or award;

(k) Liens on tangible property of a Person or a business that are existing at the time such Person or business is acquired pursuant to an acquisition not prohibited by Section 6.04(b), provided that such Liens were not placed on such property in contemplation of the consummation of the acquisition and do not extend to any property other than those of the Person or the business so acquired (and proceeds and products of any of the foregoing);

(l) Liens encumbering goods under production and arising from progress or partial payments by the U.S. Borrower or any Subsidiary relating to the underlying goods;

(m) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by the U.S. Borrower or any Subsidiary in the ordinary course of business;

(n) Liens under ERISA to the extent the creation thereof would not breach the representation made in Section 5.08 if made immediately after such creation;

(o) Liens on any proceeds (including, without limitation, insurance, condemnation and eminent domain proceeds) or products of any property, a lien over which is a Lien permitted by Section 6.04(a).

“Default” means any Event of Default or any event that would constitute an Event of Default but for the requirement that notice be given or time elapse or both.

“Designated Borrower” means any Euro Borrower or Swing Loan Borrower designated pursuant to a Euro Borrower Designation or a Swing Loan Borrower Designation, respectively.

“Disclosure Documents” means, collectively, the U.S. Borrower’s annual report on Form 10-K for December 31, 2006 and quarterly report on Form 10-Q for June 30, 2007 and any amendments thereto filed by the U.S. Borrower with the SEC.

“Documentary Letter of Credit” means any Letter of Credit that is drawable upon presentation of documents evidencing the sale or shipment of goods purchased by the U.S. Borrower or any of its Subsidiaries in the ordinary course of its business.

“Documentation Agent” means Wachovia, as documentation agent.

“Dollar Equivalent” means, with respect to any amount denominated in an Alternate Currency, the amount of Dollars that would be required to purchase such amount of such Alternate Currency, based upon the arithmetic mean (rounded upwards, if necessary, to the nearest 1/100 of 1%), as determined by the Administrative Agent, of the spot selling rate at which the Reference Banks offer to sell such Alternate Currency for Dollars, (x) in the case of an amount denominated in any Alternate Currency other than Euros, in the London foreign exchange market at approximately 11:00 A.M. London time or (y) in the case of an amount denominated in Euros, in the London foreign exchange market at approximately 10:00 A.M. London time or, at the request of the Borrower, 11:00 A.M., Brussels time, in each case for delivery two Business Days thereafter.

“Dollar Revolving Loan” has the meaning specified in Section 2.01(a) (The Revolving Loans).

“Dollars” and “$” mean lawful money of the United States of America.

“Domestic Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Domestic Lending Office” opposite its name on Schedule I hereto or in the Acceptance pursuant to which it became a Lender, or such other office of such Lender as such Lender may from time to time specify to the U.S. Borrower and the Administrative Agent.

“Domestic Subsidiary” means any Subsidiary of the U.S. Borrower organized under the laws of any state of the United States of America or the District of

Columbia or any entity disregarded for U.S. tax purposes wholly owned by the U.S. Borrower or a Domestic Subsidiary.

“EBITDA” means, for any period, net income for such period, plus, without duplication and to the extent deducted from revenues in determining net income for such period, the sum of (a) the aggregate amount of interest expense for such period, (b) the aggregate amount of income and franchise tax expense for such period, (c) all amounts attributable to depreciation and amortization for such period, (d) all other non-cash charges and non-cash losses for such period and (e) all Non-Recurring Items for such period and minus, without duplication and to the extent added to revenues in determining net income for such period, the sum of (i) all non-recurring non-cash gains during such period, (ii) the amount of cash used during such period to the extent charged against net income in a different period and (iii) the amount of cash used during such period relating to a Non-Recurring Item, all as determined on a consolidated basis with respect to the U.S. Borrower and its Subsidiaries in accordance with GAAP. For the purposes of calculating EBITDA for any period, if during such period the U.S. Borrower or any Subsidiary shall have made an acquisition, EBITDA for such period shall be calculated after giving pro forma effect thereto as if such acquisition occurred on the first day of such period.

“Effective Date” has the meaning set forth in Section 4.01.

“Eligible Assignee” means a Lender and any Affiliate of such Lender or any other Person approved in writing by the Administrative Agent, the Issuing Banks, the Swing Loan Lender and the U.S. Borrower.

“EMU” means economic and monetary union as contemplated in the Treaty on European Union.

“EMU Legislation” means legislative measures of the European Council for the introduction of, changeover to or operation of a single or unified European currency (whether known as the euro or otherwise), being in part the implementation of the third stage of EMU.

“Environmental Law” means any federal, state or local law, rule, regulation, order, writ, judgment, injunction, decree, determination or award relating to the environment, health, safety or hazardous materials, including, without limitation, CERCLA, the Resource Conservation and Recovery Act, the Hazardous Materials Transportation Act, the Clean Water Act, the Toxic Substances Control Act, the Clean Air Act, the Safe Drinking Water Act, the Atomic Energy Act, the Federal Insecticide, Fungicide and Rodenticide Act and the Occupational Safety and Health Act.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” means any Person who for purposes of Title IV of ERISA is a member of the U.S. Borrower’s controlled group, or under common control with the U.S. Borrower, within the meaning of Section 414(b) or 414(c) of the Code.

“ERISA Event” means, with respect to any Person, (a) the occurrence of a reportable event, within the meaning of Section 4043 of ERISA, with respect to any Plan of such Person or any of its ERISA Affiliates unless the 30-day notice requirement with respect to such event has been waived by the PBGC; (b) the provision by the administrator of any Plan of such Person or any of its ERISA Affiliates of a notice of intent to terminate such Plan pursuant to Section 4041(a)(2) of ERISA with respect to a termination described in Section 4041(c)(2) of ERISA (including any such notice with respect to a plan amendment referred to in Section 4041(e) of ERISA); (c) the cessation of operations at a facility of such Person or any of its ERISA Affiliates in the circumstances described in Section 4062(e) of ERISA; (d) the withdrawal by such Person or any of its ERISA Affiliates from a Multiple Employer Plan during a plan year for which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (e) the failure by such Person or any members of its controlled group (within the meaning of Section 302(f)(6)(B) of ERISA) to make a payment to a Plan required under Section 302(f)(1)(A) and (B) of ERISA; (f) the adoption of an amendment to a Plan of such Person or any of its ERISA Affiliates requiring the provision of security to such Plan, pursuant to Section 307 of ERISA; or (g) the institution by the PBGC of proceedings to terminate a Plan of such Person or any of its ERISA Affiliates, pursuant to Section 4042 of ERISA.

“Euro” means the single currency of Participating Member States of the European Union.

“Euro Borrower” means each of FMC Finance B.V., FMC Foret S.A. and any Foreign Subsidiary (i) designated a “Euro Borrower” for purposes of this Agreement by the U.S. Borrower in a written notice in substantially the form of Exhibit E-1 hereto (each, a “Euro Borrower Designation” and each Euro Borrower designated thereby, a “Designated Borrower”), (ii) accepted as same by the Administrative Agent and (iii) joining this Agreement and the other Loan Documents pursuant to documentation satisfactory to the Administrative Agent (including such guaranties as the Administrative Agent may require).

“Euro Borrower Designation” has the meaning specified in the definition of “Euro Borrower”.

“Euro Revolving Loan” has the meaning specified in Section 2.01(a) (The Revolving Loans).

“Eurocurrency Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Eurocurrency Lending Office” opposite its name on Schedule I hereto or in the Acceptance pursuant to which it became a Lender (or, if no such office is specified, its Domestic Lending Office), or such other office of such Lender as such Lender may from time to time specify to the U.S. Borrower and the Administrative Agent.

“Eurocurrency Liabilities” has the meaning assigned to that term in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Eurocurrency Rate” means, for any Interest Period for each Eurocurrency Rate Loan comprising part of the same Borrowing, the rate per annum (rounded upward to the nearest whole multiple of 1/1000 of 1% per annum) appearing on Reuters Screen LIBOR01 Page (or on any successor or substitute page) as the London interbank offered rate for deposits in the applicable currency at approximately 11:00 A.M. (London time) on the second Business Day immediately preceding the first day of such Interest Period, for a term comparable to such Interest Period or, if for any reason such rate is not available, the average (rounded upward to the nearest whole multiple of 1/1000 of 1% per annum, if such average is not such a multiple) of the rate per annum at which deposits in the applicable currency is offered by the principal office of each of the Reference Banks in London, England to prime banks in the London interbank market at 11:00 A.M. (London time) on the second Business Day immediately preceding the first day of such Interest Period in an amount substantially equal to such Reference Bank’s Eurocurrency Rate Loan comprising part of such Borrowing to be outstanding during such Interest Period and for a period equal to such Interest Period. If the Reuters Screen LIBOR01 Page (or on any successor or substitute page) is unavailable, the Eurocurrency Rate for any Interest Period for each Eurocurrency Rate Loan comprising part of the same Borrowing shall be determined by the Administrative Agent on the basis of applicable rates furnished to and received by the Administrative Agent from the Reference Banks on the second Business Day immediately preceding the first day of such Interest Period, subject, however, to the provisions of Section 2.09.

“Eurocurrency Rate Loan” means a Loan denominated in Dollars or Euros which bears interest as provided in Section 2.08(a)(iii).

“Eurocurrency Rate Reserve Percentage” of any Lender for any Interest Period for any Eurocurrency Rate Loan means the reserve percentage applicable during such Interest Period (or if more than one such percentage shall be so applicable, the daily average of such percentages for those days in such Interest Period during which any such percentage shall be so applicable) under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for such Lender with respect to liabilities or assets consisting of or including Eurocurrency Liabilities having a term equal to such Interest Period.

“Events of Default” has the meaning specified in Section 7.01.

“Excluded Representations” means the representations and warranties set forth in (i) Section 5.04 and (ii) Sections 5.05.

“Existing Credit Agreement” has the meaning specified in the introduction hereto.

“Existing Letters of Credit” means each “Letter of Credit” issued pursuant to the terms of, and as defined in, the Existing Credit Agreement and outstanding on the Effective Date.

“Facility” means the Commitments and the provisions herein relating to the Revolving Loans and Letters of Credit.

“FDIC” means the Federal Deposit Insurance Corporation or any successor.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Final Termination Date” means, at any time, the latest occurring Termination Date in effect at such time.

“Financial Covenant Debt” of any Person means Indebtedness of the type specified in clauses (a), (b), (c), (d), (e), (f), (g) and (h) of the definition of “Indebtedness”; provided, however, that (i) in the case of clause (c), such obligations shall be included in this definition of Financial Covenant Debt only to the extent such obligations are in respect of unreimbursed drawings under letters of credit, and (ii) that Guaranty Obligations supported by a Letter of Credit shall not, to the extent so supported, be included in this definition of Financial Covenant Debt.

“Fiscal Quarter” means each of the three month periods ending on March 31, June 30, September 30 and December 31.

“Fiscal Year” means the twelve month period ending on December 31.

“FMC’s Business” means the business of developing, manufacturing and/or selling, and providing research and development, marketing and/or other services and support for, chemical-based and formulated products and related organic and inorganic materials and any business reasonably related, incidental, complementary or ancillary thereto.

“Foreign Currency Equivalent” means, with respect to any amount in Dollars, the amount of an Alternate Currency that could be purchased with such amount of Dollars using the reciprocal of foreign exchange rate(s) specified in the definition of the term “Dollar Equivalent”, as determined by the Administrative Agent.

“Foreign Credit Line” means a credit facility or similar credit arrangement (including any arrangement in connection with vendor financing) made available by a financial institution to Foreign Subsidiaries or their customers, as applicable.

“Foreign Subsidiary” means any Subsidiary of the U.S. Borrower that is not a Domestic Subsidiary.

“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time, except that, with respect to the determination of compliance by the U.S. Borrower with the covenant set forth in Section 6.01, “GAAP” shall mean such principles in the United States of America as in effect as of the date of, and used in, the preparation of the audited financial statements of the U.S. Borrower referred to in Section 5.03.

“Governmental Authority” means any nation, sovereign or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any central bank.

“Granting Lender” has the meaning specified in Section 9.07(a).

“Guarantied Obligations” has the meaning specified in Section 10.01(a).

“Guaranty” means the U.S. Borrower’s guaranty of the Guarantied Obligations of the Euro Borrowers and the Swing Loan Borrowers under this Agreement as set forth in Article X hereof.

“Guaranty Obligation” means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of such Person with respect to any Indebtedness of another Person, if the purpose or intent of such Person in incurring the Guaranty Obligation is to provide assurance to the obligee of such Indebtedness that such Indebtedness will be paid or discharged, or that any agreement relating thereto will be complied with, or that any holder of such Indebtedness will be protected (in whole or in part) against loss in respect thereof, including (a) the direct or indirect guaranty, endorsement (other than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of Indebtedness of another Person and (b) any liability of such Person for Indebtedness of another Person through any agreement (contingent or otherwise) (i) to purchase, repurchase or otherwise acquire such Indebtedness or any security therefor, or to provide funds for the payment or discharge of such Indebtedness (whether in the form of a loan, advance, stock purchase, capital contribution or otherwise), (ii) to maintain the solvency or any balance sheet item, level of income or financial condition of another Person, (iii) to make take-or-pay or similar payments outside of the ordinary course of business, if required, regardless of non-performance by any other party or parties to an agreement, (iv) to purchase, sell or lease (as lessor or lessee) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Indebtedness or to assure the holder of such Indebtedness against loss or (v) to supply funds to, or in any other manner invest in, such other Person (including to pay for property or services irrespective of whether such property is received or such services are rendered), if in the case of any agreement described under clause (b)(i), (ii), (iii), (iv) or (v) above the primary purpose or intent thereof is to provide assurance that Indebtedness of another Person will be paid or discharged, that any agreement relating thereto will be complied with or that any holder of such Indebtedness will be protected (in whole or in part) against loss in respect thereof. The amount of any Guaranty Obligation shall be equal to the amount of the Indebtedness so guaranteed or otherwise supported.

“Hedging Contracts” means all Interest Rate Contracts, foreign exchange contracts, currency swap or option agreements, forward contracts, commodity swap, purchase or option agreements, other commodity price hedging arrangements, and all other similar agreements or arrangements designed to alter the risks of any Person arising from fluctuations in interest rates, currency values or commodity prices.

“Increasing Lender” means, in connection with any increase in the aggregate amount of the Commitments pursuant to Section 2.06(b), a Lender whose Commitment is increased pursuant to Section 2.06(b)(vi).

“Indebtedness” of any Person means, as of any date of determination, without duplication (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person evidenced by notes, bonds (other than surety and performance bonds, which are covered in clause (c) below), debentures or similar instruments or that bear interest, (c) all reimbursement and other obligations with respect to letters of credit, bankers’ acceptances, surety bonds and performance bonds, whether or not matured, (d) all indebtedness for the deferred purchase price of property or services, other than trade payables incurred in the ordinary course of business that are not overdue, (e) all indebtedness of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (f) all Capital Lease Obligations of such Person and the present value of future rental payments under all synthetic leases, (g) all Guaranty Obligations of such Person, (h) all obligations of such Person to purchase, redeem, retire, defease or otherwise acquire for value any Stock or Stock Equivalents of such Person, valued, in the case of redeemable preferred stock, at the greater of its voluntary liquidation preference and its involuntary liquidation preference plus accrued and unpaid dividends, (i) all net obligations payable by such Person in respect of Hedging Contracts of such Person and (j) all Indebtedness of the type referred to above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property (including accounts and general intangibles) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness.

“Indemnified Party” has the meaning specified in Section 9.04(b).

“Insufficiency” means, with respect to any Plan, the amount, if any, of its unfunded benefit liabilities, as defined in Section 4001(a)(18) of ERISA.

“Interest Coverage Ratio” means, with respect to the U.S. Borrower and its Subsidiaries on a Consolidated basis for any period, the ratio of EBITDA for such period to Net Consolidated Interest Expense for such period.

“Interest Income” means, for the U.S. Borrower and its Subsidiaries on a Consolidated basis for any period, total interest income for such period on a Consolidated basis in conformity with GAAP.

“Interest Period” means:

(a) with respect to each Eurocurrency Rate Loan, the period commencing on the date of such Eurocurrency Rate Loan and ending one, two, three or six (or, if requested by the U.S. Borrower and acceptable to each of the Lenders, nine or twelve) calendar months thereafter, as the U.S. Borrower (on its own behalf and on behalf of any other Borrower) may, upon notice received by the Administrative Agent not later than 12:00 noon (New York City time) on the third Business Day prior to the first day of such Interest Period, select; and

(b) with respect to each Competitive Bid Loan, the period commencing on the date of such Competitive Bid Loan and ending on the maturity date thereof determined in accordance with Section 2.02(c);

provided that:

(i) the U.S. Borrower may not select any Interest Period that ends after the Final Termination Date;

(ii) Interest Periods commencing on the same date for Revolving Loans comprising part of the same Revolving Loan Borrowing shall be of the same duration;

(iii) whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided in the case of any Interest Period for a Eurocurrency Rate Loan, that if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day; and

(iv) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period.

“Interest Rate Contracts” means all interest rate swap agreements, interest rate cap agreements, interest rate collar agreements and interest rate insurance.

“Investment” means, with respect to any Person, (a) any purchase or other acquisition by such Person of (i) any Security issued by, (ii) a beneficial interest in any Security issued by, or (iii) any other equity ownership interest in, any other Person, (b) any purchase by such Person of all or a significant part of the assets of a business conducted by any other Person, or all or substantially all of the assets constituting the business of a division, branch or other unit operation of any other Person, (c) any loan, advance (other than deposits with financial institutions available for withdrawal on demand, prepaid expenses, accounts receivable and similar items made or incurred in the ordinary course of business as presently conducted) or capital contribution by such Person to any other Person, including all Indebtedness of any other Person to such Person arising from a sale of property by such Person other than in the ordinary course of its business, and (d) any Guaranty Obligation incurred by such Person in respect of Indebtedness of any other Person.

“IRB Obligations” means the variable rate industrial and pollution control revenue bonds of the U.S. Borrower that are supported by letters of credit set forth on Schedule 2.04 (Existing Letters of Credit).

“Issue” means, with respect to any Letter of Credit, to issue, extend the expiry of, renew or increase the maximum face amount (including by deleting or reducing any scheduled decrease in such maximum face amount) of, such Letter of Credit. The terms “Issued” and “Issuance” shall have a corresponding meaning

“Issuing Bank” means each Lender or Affiliate of a Lender that (a) is listed on the signature pages hereof as an “Issuing Bank” or (b) hereafter becomes an Issuing Bank with the approval of the Administrative Agent and the U.S. Borrower by agreeing pursuant to an agreement with and in form and substance satisfactory to the Administrative Agent and the U.S. Borrower to be bound by the terms hereof applicable to Issuing Banks.

“L/C Cash Collateral Account” has the meaning specified in Section 7.02(b).

“L/C Cash Collateral Account Collateral” has the meaning specified in Section 7.02(b).

“L/C Cash Collateral Account Investments” has the meaning specified in Section 7.02(c).

“L/C Cash Collateral Account Obligations” has the meaning specified in Section 7.02(e)(i).

“Lenders” means the Lenders listed on the signature pages hereof and each Eligible Assignee that shall become a party hereto pursuant to Section 9.07 and shall include the Swing Loan Lender and the Issuing Banks.

“Letter of Credit” has the meaning specified in Section 2.04 (The Letters of Credit).

“Letter of Credit Loan” means a payment by an Issuing Bank of a draft drawn under any Letter of Credit pursuant to Section 3.04 or, without duplication, a payment by a Lender in respect thereof pursuant to Section 3.04.

“Letter of Credit Obligations” means, at any time, the aggregate of all liabilities at such time of the U.S. Borrower and the Euro Borrowers to all Issuing Banks with respect to Letters of Credit, whether or not any such liability is contingent, including, without duplication, the sum of (a) the Reimbursement Obligations in respect of the Letters of Credit at such time and (b) the Letter of Credit Undrawn Amounts at such time.

“Letter of Credit Reimbursement Agreement” has the meaning specified in Section 3.04(d) (Issuance of Letters of Credit).

“Letter of Credit Request” has the meaning specified in Section 3.04(b) (Issuance of Letters of Credit).

“Letter of Credit Sub-Facility” has the meaning specified in Section 2.04.

“Letter of Credit Sublimit” means $300,000,000.

“Letter of Credit Undrawn Amounts” means, at any time, the aggregate undrawn amount of all Letters of Credit outstanding at such time.

“Leverage Ratio” means, with respect to the U.S. Borrower and its Subsidiaries on a Consolidated basis as of any date, the ratio of Financial Covenant Debt as of such date to EBITDA for the last four Fiscal Quarters ending on or before such date.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment, charge, deposit arrangement, encumbrance, lien (statutory or other), security interest or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever intended to assure payment of any Indebtedness or the performance of any other obligation, including any conditional sale or other title retention agreement, the interest of a lessor under a Capital Lease and any financing lease having substantially the same economic effect as any of the foregoing, and the filing of any financing statement under the UCC or comparable law of any jurisdiction naming the owner of the asset to which such Lien relates as debtor.

“Loan Documents” means this Agreement, the Notes, each Letter of Credit Document and each certificate, agreement or document executed by a Borrower and delivered to the Administrative Agent or any Lender in connection with or pursuant to any of the foregoing.

“Loans” means all Revolving Loans, all Swing Loans, all Competitive Bid Loans and all Letter of Credit Loans.

“Local Time” means, with respect to any Loan denominated, or any payment to be made, in Dollars, New York City time, and with respect to any Loan denominated, or any payment to be made, in an Alternate Currency, the local time in the Principal Financial Center for such Currency.

“Margin Regulations” means, collectively, Regulations T, U and X, as from time to time in effect, and any regulation replacing the same, of the Board of Governors of the Federal Reserve System, or any successor thereto.

“Material Adverse Change” means a material adverse change in any of (a) the business, condition (financial or otherwise), operations or properties of the U.S. Borrower and its Subsidiaries taken as a whole, (b) the legality, validity or enforceability of any Loan Document, (c) the ability of the Borrowers to repay the Obligations or to perform their respective obligations under the Loan Documents or (d) the rights and remedies of the Administrative Agent or the Lenders under the Loan Documents.

“Material Adverse Effect” means an effect that results in or causes, or could reasonably be expected to result in or cause, a Material Adverse Change.

“Material Subsidiary” means (i) any Subsidiary of the U.S. Borrower that is a Borrower or (ii) any Subsidiary of the U.S. Borrower from time to time in which the U.S. Borrower has an Investment, direct or indirect, of at least $50,000,000 (excluding Investments by such Subsidiary in other Subsidiaries in the form of Stock or Stock Equivalents), which Subsidiaries on the Effective Date are listed on Schedule V hereto.

“Moody’s” means Moody’s Investors Service, Inc., or any successor by merger or consolidation to its business.

“Multiemployer Plan” of any Person means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, and which is a defined benefit plan, to which such Person or any of its ERISA Affiliates is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions.

“Multiple Employer Plan” of any Person means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of such Person or any of its ERISA Affiliates and at least one Person other than such Person and its ERISA Affiliates or (b) was so maintained and in respect of which such Person or any of its ERISA Affiliates could have liability under Section 4064 or Section 4069 of ERISA in the event such plan has been or were to be terminated.

“Net Consolidated Interest Expense” means, for any period, Consolidated interest expense for such period less the sum of (x) amortization of debt discount and premium for such period and (y) Interest Income for such period.

“New Commitment Acceptance” means a New Commitment Acceptance executed and delivered by a New Lender, and accepted by the Administrative Agent, in accordance with Section 9.07 and in substantially the form of Exhibit C-3 hereto.

“New Lender” means, for purposes of Sections 2.06(b), 2.15(c) and 9.07(c), an Eligible Assignee, approved by the Administrative Agent and the Issuing Banks (which approval shall not be unreasonably withheld), that the U.S. Borrower has requested to become a Lender hereunder pursuant to said Section 2.06(b) or 2.15(c).

“Non-Recurring Items” means, to the extent reflected in the determination of net income for any period, provisions for restructuring, discontinued operations, special reserves or other similar charges, including write-downs or write-offs of assets (other than write-downs resulting from foreign currency translations).

“Note” means a Revolving Loan Note or a Competitive Bid Loan Note.

“Notice of Competitive Bid Loan Borrowing” has the meaning specified in Section 3.02(a).

“Notice of Issuance” has the meaning specified in Section 3.04(a).

“Notice of Revolving Loan Borrowing” has the meaning specified in Section 3.01(a).

“OECD” means the Organization for Economic Cooperation and Development.

“OFAC” means the United States Department of the Treasury’s Office of Foreign Assets Control.

“Other Taxes” has the meaning specified in Section 2.12(b).

“Overdraft Advance Interest Rate” means the rate of interest applicable to Overdraft Advances as set forth in the Overdraft Documents.

“Overdraft Advances” has the meaning specified in Section 3.03(f).

“Overdraft Documents” means the documents, agreements and instruments from time to time governing the Overdraft Facility, as the same may be amended, supplemented or otherwise modified from time to time.

“Overdraft Facility” has the meaning specified in Section 3.03(f).

“Participating Member State” means each state so described in any EMU Legislation.

“Participation Agreement” means a loan participation agreement in substantially the form of Exhibit C-2 hereto.

“PBGC” means the Pension Benefit Guaranty Corporation or any successor.

“Permit” means any permit, approval, authorization, license, variance or permission required from a Governmental Authority under an applicable Requirement of Law.

“Person” means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, limited liability company, joint venture or other entity, or a government or any political subdivision or agency thereof.

“Plan” means a Single Employer Plan or a Multiple Employer Plan.

“Principal Financial Center” means, in the case of any Currency, the principal financial center of the country of issue of such Currency, as determined by the Administrative Agent.

“property” or “properties” means any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible.

“Public Debt Rating” means, as of any date, the lowest rating that has been most recently announced by either S&P or Moody’s, as the case may be, for any class of long-term senior unsecured, non-credit enhanced debt issued by the Borrowers. For purposes of the foregoing:

(a) if no Public Debt Rating shall be available from either S&P or Moody’s, the Applicable Margin and the Applicable Percentage will be set in accordance with Level 5 under the definition of “Applicable Margin” or “Applicable Percentage”, as the case may be;

(b) if only one of S&P and Moody’s shall have in effect a Public Debt Rating, the Applicable Margin and the Applicable Percentage shall be determined by reference to the available rating;

(c) in the event the Facility receives, at any time, (a) Public Debt Ratings that are one ratings grade apart, for purposes of determining a rating level defined by an “or”, the applicable rating to determine the rates or margins above shall be the higher of such Public Debt Ratings, or (b) Public Debt Ratings that are greater than two ratings grades apart, the applicable Public Debt Rating to determine the rates or margins above shall be the Public Debt Rating that is one grade higher than the lowest Public Debt Rating of the Public Debt Ratings obtained for that period of determination; and

(d) if any rating established by S&P or Moody’s shall be changed, such change shall be effective as of the date on which such change is first announced publicly by the rating agency making such change.

“Quarterly Dates” means the first Business Day of each April, July, October and January, commencing on the first such date to occur after the Effective Date.

“Receivable” means a right to receive payment arising from the sale or lease of goods or services by a Person to another Person.

“Receivables Funding Entity” means a wholly-owned Subsidiary of the U.S. Borrower which engages in no activities other than the financing of Receivables. On the date of this Agreement, FMC Funding Corporation, a Delaware corporation and a wholly-owned Subsidiary of the U.S. Borrower, is a Receivables Funding Entity.

“Receivables Transaction” means any transaction or series of transactions that may be entered into by the U.S. Borrower or any of its Subsidiaries pursuant to which the U.S. Borrower or any of its Subsidiaries may directly or indirectly sell, convey or otherwise transfer Receivables to another Person, or may grant a security interest in, any Receivables of the U.S. Borrower or any of its Subsidiaries, and any assets related thereto including, without limitation, all collateral securing such Receivables, proceeds of such Receivables and other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving Receivables.

“Reference Banks” means Citibank and BofA.

“Register” has the meaning specified in Section 9.07(d).

“Reimbursement Date” has the meaning specified in Section 3.04(g).

“Reimbursement Obligations” means all matured reimbursement or repayment obligations of the Borrowers to any Issuing Bank with respect to amounts drawn under Letters of Credit.

“Required Lenders” means Lenders having more than 50% of the aggregate amount of the Commitments or, if the Commitments shall have terminated, Lenders holding more than 50% of the sum of (a) the aggregate unpaid principal amount of the Loans plus (b) the aggregate Available Amount of all Letters of Credit (computed, in the case of Loans denominated in an Alternate Currency and Letters of Credit denominated in Euros, as the Dollar Equivalent thereof, as determined by the

Administrative Agent); provided that, for purposes hereof, neither any Borrower, nor any of its Affiliates, if a Lender, shall be included in (i) the Lenders holding such amount of the Loans or Available Amount of Letters of Credit or having such amount of the Commitments or (ii) determining the aggregate unpaid principal amount of the Loans or Available Amount of Letters of Credit or the total Commitments. For purposes of this definition, the Available Amount of each Letter of Credit and the outstanding amount of each Swing Loan and Letter of Credit Loan shall be considered to be owed to the Lenders ratably according to the amounts of their respective Revolving Loan Notes and Commitments (less, in the case of any Lender which is then in default of its obligations under Section 3.03(c) or 3.04(b), the amount in respect of which such Lender is in default).

“Requirement of Law” means, with respect to any Person, the common law and all federal, state, local and foreign laws, rules and regulations, orders, judgments, decrees and other determinations of any Governmental Authority or arbitrator, applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Revolving Loan” means a Dollar Revolving Loan or a Euro Revolving Loan.

“Revolving Loan Borrowing” means a borrowing consisting of simultaneous Revolving Loans of the same Type made by each of the Lenders pursuant to Section 2.01(a).

“Revolving Loan Note” means a promissory note of a Borrower payable to the order of any Lender, in substantially the form of Exhibit A-1 hereto, evidencing the aggregate indebtedness of such Borrower to such Lender resulting from the Revolving Loans made by such Lender to such Borrower.

“Revolving Loan Outstandings” means, at any time, the then aggregate outstanding principal amount of all Revolving Loans (which shall be, in the case of Revolving Loans denominated in a Currency other than Dollars, the Dollar Equivalent thereof at such time).

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., or any successor by merger or consolidation to its business.

“Sanctioned Country” means a country subject to a sanctions program identified on the list maintained by OFAC and available at http://www.treas.gov/offices/enforcement/ofac/programs/index.shtml or any successor website thereto, or as otherwise published from time to time.

“Sanctioned Person” means (i) a person named on the list of Specially Designated Nationals or Blocked Persons maintained by OFAC and available at

http://www.treas.gov/offices/enforcement/ofac/sdn/index.shtml or any successor website thereto, or as otherwise published from time to time, or (ii) (A) an agency of the government of a Sanctioned Country, (B) an organization controlled by a Sanctioned Country, or (C) a person resident in a Sanctioned Country, to the extent subject to a sanctions program administered by OFAC.

“SEC” means the United States Securities and Exchange Commission.

“Single Employer Plan” of any Person means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of such Person or any of its ERISA Affiliates and no Person other than such Person and its ERISA Affiliates or (b) was so maintained and in respect of which such Person or any of its ERISA Affiliates could have liability under Section 4069 of ERISA in the event such plan has been or were to be terminated.

“Solvent” means, with respect to any Person, that the value of the assets of such Person (both at fair value and present fair saleable value) is, on the date of determination, greater than the total amount of liabilities (including contingent and unliquidated liabilities) of such Person as of such date and that, as of such date, such Person is able to pay all liabilities of such Person as such liabilities mature and does not have unreasonably small capital. In computing the amount of contingent or unliquidated liabilities at any time, such liabilities shall be computed at the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“SPC” has the meaning specified in Section 9.07(a).

“Standby Letter of Credit” means any Letter of Credit that is not a Documentary Letter of Credit.

“Stock” means shares of capital stock (whether denominated as common stock or preferred stock), beneficial, partnership or membership interests, participations or other equivalents (regardless of how designated) of or in a corporation, partnership, limited liability company or equivalent entity, whether voting or non-voting.

“Stock Equivalent” means all securities convertible into or exchangeable for Stock and all warrants, options or other rights to purchase or subscribe for any Stock, whether or not presently convertible, exchangeable or exercisable.

“Subsidiary” of any Person means any corporation, partnership, limited liability company, joint venture, trust or estate of which more than 50% of (a) the issued and outstanding capital stock having ordinary voting power to elect a majority of the Board of Directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (b) the interest in the capital or profits of such partnership, limited liability company or joint venture or (c) the beneficial interest in such trust or estate is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person’s other Subsidiaries.

“Swing Loan” shall have the meaning assigned to such term in Section 2.03.

“Swing Loan Base Rate” has the meaning specified in Schedule 1.1.

“Swing Loan Borrower” means each of FMC Finance B.V. and any Foreign Subsidiary (i) designated a “Swing Loan Borrower” for purposes of this Agreement by the U.S. Borrower in a written notice in substantially the form of Exhibit E-2 hereto (each, a “Swing Loan Borrower Designation” and each Swing Loan Borrower designated thereby, a “Designated Borrower”), (ii) accepted as same by the Administrative Agent and the Swing Loan Lender and (iii) joining this Agreement and the other Loan Documents pursuant to documentation satisfactory to the Administrative Agent and the Swing Loan Lender.

“Swing Loan Borrower Designation” has the meaning specified in the definition of “Swing Loan Borrower”.

“Swing Loan Borrowing” means a borrowing consisting of a Swing Loan made by the Swing Loan Lender.

“Swing Loan Commitment” means (i) the Dollar Equivalent of the amount set forth opposite the Swing Loan Lender’s name on Schedule III hereto or (ii) if such Lender has entered into one or more Acceptances, the Dollar Equivalent of the amount set forth for such Lender in the Register as being its Swing Loan Commitment; and the Swing Loan Commitments shall, in the aggregate, not exceed the Swing Loan Sublimit, as such amount may be increased or reduced as provided in Section 2.06 or as otherwise expressly provided in this Agreement.

“Swing Loan Lender” means BofA or any other Lender that agrees, with the approval of the Administrative Agent and the U.S. Borrower, to act as the Swing Loan Lender hereunder, in each case, in its capacity as the Swing Loan Lender hereunder.

“Swing Loan Request” shall have the meaning assigned to such term in Section 3.03(a).

“Swing Loan Sublimit” means $25,000,000.

“Syndication Agent” means BofA, as Syndication Agent.

“Taxes” has the meaning specified in Section 2.12(a).

“Termination Date” of any Lender means the date five (5) years after the Effective Date (as the same may be extended or changed pursuant to Section 2.06(b), 2.15 or 9.07(a)(vi)) or, if earlier, the date of termination in whole of the Commitments pursuant to the second sentence of Section 2.06(a), pursuant to Section 2.10(c) or pursuant to Section 7.01.

“Total Commitments” means $600,000,000, as such amount may be increased or reduced as provided in Section 2.06 or as otherwise expressly provided in this Agreement.

“Total Outstandings” means, at any time, the sum of (i) the Revolving Loan Outstandings, (ii) the Competitive Bid Loan Outstandings, (iii) the Dollar Equivalent of the principal amount of the Swing Loans outstanding at such time and (iv) the Letter of Credit Obligations outstanding at such time, provided, however, that for purposes of determining Total Outstandings at any time, the outstanding principal amount of Swing Loans shall be deemed to be $25,000,000 unless the Administrative Agent has received a certificate from the Swing Loan Borrowers and the Swing Loan Lender (i) certifying the aggregate Dollar Equivalent amount of currently outstanding Swing Loans and the maximum amount (but less than $25,000,000) that may be borrowed as Swing Loans and (ii) undertaking that (A) no future Swing Loans will be requested or made in excess of such maximum amount without the provision to the Administrative Agent by the Swing Loan Borrowers and the Swing Loan Lender of a bring-down certification of the aggregate amount of outstanding Swing Loans and a different maximum amount (but less than $25,000,000) that may be borrowed as Swing Loans, in which case the outstanding principal amount of the Swing Loans shall be deemed to be the amount set forth in the foregoing certificate or bring-down certificate, as applicable, and (B) the Swing Loan Lender shall not change its conversion rates with respect to the Alternate Currencies on which the Swing Loans are denominated without providing written notice to the Administrative Agent.

“Treaty on European Union” means the Treaty of Rome of March 25, 1957, as amended by the Single European Act 1986 and the Maastricht Treaty (which was signed at Maastricht on February 7, 1992, and came into force on November 1, 1993), as amended from time to time.

“Type” means a Base Rate Loan or a Eurocurrency Rate Loan.

“UCC” has the meaning specified in Section 7.02(e)(ii).

“Unused Commitments” means, at any time, the aggregate amount of the Commitments then unused and outstanding after deducting the Total Outstandings.

“U.S. Borrower” has the meaning specified in the recital of parties to this Agreement.

“Voting Stock” means capital stock issued by a corporation or equivalent interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even though the right to so vote has been suspended by the happening of such contingency.

“Wachovia” means Wachovia Bank, National Association.

“Wachovia Securities” means Wachovia Securities, Inc.

“Wholly-Owned Subsidiary” of any Person means any Subsidiary of such Person 100% of the Voting Stock of which (other than directors’ qualifying shares or other shares held to satisfy legal or regulatory requirements) are directly or indirectly owned by such Person, or by one or more Wholly-Owned Subsidiaries of such Person, or by such Person and one or more Wholly-Owned Subsidiaries of such Person.

“Withdrawal Liability” has the meaning specified in Part 1 of Subtitle E of Title IV of ERISA.

SECTION 1.02 Computation of Time Periods. In this Agreement in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding” and the word “through” means “to and including.”

SECTION 1.03 Accounting Terms and Principles.

(a) Except as set forth below, all accounting terms not specifically defined herein shall be construed in conformity with GAAP and all accounting determinations required to be made pursuant hereto (including for purpose of measuring compliance with Section 6.01 (Financial Covenants) shall, unless expressly otherwise provided herein, be made in conformity with GAAP.

(b) If any change in the accounting principles used in the preparation of the most recent Financial Statements referred to in Section 6.02(a) (Financial Statements) is hereafter required or permitted by the rules, regulations, pronouncements and opinions of the Financial Accounting Standards Board or the American Institute of Certified Public Accountants (or any successors thereto) and such change is adopted by the U.S. Borrower with the agreement of the Borrowers’ Accountants and results in a change in any of the calculations required by Article V (Representations and Warranties or Section 6.01 (Financial Covenants) had such accounting change not occurred, for purposes of the calculation of such covenants and the definitions related thereto, such calculation shall be made using GAAP as used by the U.S. Borrower in its December 31, 2006 financial statements.

SECTION 1.04 Certain Terms.

(a) The terms “herein,” “hereof” and “hereunder” and similar terms refer to this Agreement as a whole, and not to any particular Article, Section, subsection or clause in, this Agreement.

(b) Unless otherwise expressly indicated herein, (i) references in this Agreement to an Exhibit, Schedule, Article, Section, clause or sub-clause refer to the appropriate Exhibit or Schedule to, or Article, Section, clause or sub-clause in this Agreement and (ii) the words “above” and “below”, when following a reference to a clause or a sub-clause of any Loan Document, refer to a clause or sub-clause within, respectively, the same Section or clause.

(c) Each agreement defined in this Article I shall include all appendices, exhibits and schedules thereto. Unless the prior written consent of the Required Lenders is required hereunder for an amendment, restatement, supplement or other modification to any such agreement and such consent is not obtained, references in this Agreement to such agreement shall be to such agreement as so amended, restated, supplemented or modified.

(d) References in this Agreement to any statute shall be to such statute as amended or modified from time to time and to any successor legislation thereto, in each case as in effect at the time any such reference is operative.

(e) The term “including” when used in any Loan Document means “including without limitation” except when used in the computation of time periods.

(f) The terms “Lender,” “Issuing Bank” and “Administrative Agent” include, without limitation, their respective successors.

ARTICLE II

AMOUNTS AND TERMS OF THE LOANS

SECTION 2.01 The Revolving Loans.

(a) Each Lender severally agrees, on the terms and conditions hereinafter set forth, to make Revolving Loans (i) denominated in Dollars to the U.S. Borrower (each, a “Dollar Revolving Loan”) and (ii) denominated in Euros to the Euro Borrowers (each a “Euro Revolving Loan”, and collectively with any Dollar Revolving Loans, the “Revolving Loans”) from time to time on any Business Day during the period from the Effective Date until the Termination Date of such Lender in an aggregate amount as to all Borrowers not to exceed at any time outstanding the amount of such Lender’s Commitment.

(b) Anything in this Agreement to the contrary notwithstanding, the Total Outstandings shall (1) not on the date of any extension of credit under this Agreement nor on the last day of an Interest Period for any outstanding Borrowing exceed the Total Commitments or (2) not on the last Business Day of any week exceed 103% of the Total Commitments.

(c) Each Revolving Loan Borrowing shall be in an aggregate amount of not less than the Dollar Equivalent of $1,000,000 and integral multiples of the Dollar Equivalent of $500,000 in excess thereof or, in the case of Eurocurrency Rate Loans denominated in Euros, the Dollar Equivalent thereof (or, if less, an aggregate amount equal to the lesser of (x) the difference between the aggregate amount of a proposed Competitive Bid Loan Borrowing requested by the U.S. Borrower and the aggregate amount of Competitive Bid Loans offered to be made by the Lenders and accepted by the U.S. Borrower in respect of such Competitive Bid Loan Borrowing, if such Competitive Bid Loan Borrowing is made on the same date as such Revolving Loan Borrowing and (y) the then remaining Unused Commitments of the Revolving Lenders participating in such Borrowing, as applicable).

(d) Each Revolving Loan Borrowing shall (subject to Section 2.09(d)) consist of Revolving Loans of the same Type in the same Currency made on the same day by the Lenders ratably according to their respective Commitments.

(e) Within the limits set forth above, each Borrower may from time to time borrow, repay pursuant to Section 2.07 or prepay pursuant to Section 2.10 and reborrow under this Section 2.01.

SECTION 2.02 The Competitive Bid Loans.

(a) The U.S. Borrower may request the making of Competitive Bid Loan Borrowings to the U.S. Borrower in Dollars from time to time on any Business Day during the period from the Effective Date until the date occurring 30 days prior to the Final Termination Date in the manner set forth in Section 3.02, provided that, following the making of each Competitive Bid Loan Borrowing, the Total Outstandings shall not exceed the lesser of (x) the Total Commitments and (y) the aggregate amount of the Commitments scheduled to be in effect on the scheduled maturity date of the Competitive Bid Loans to be made as part of such Borrowing.

(b) Within the limits and on the conditions set forth in this Section 2.02, the U.S. Borrower may from time to time borrow under this Section 2.02, repay pursuant to Section 2.07 or prepay (if permitted pursuant to Section 2.10), and reborrow under this Section 2.02, provided that a Competitive Bid Loan Borrowing shall not be made within three Business Days of the date of any other Competitive Bid Loan Borrowing.

SECTION 2.03 The Swing Loans.

On the terms and subject to the conditions contained in this Agreement, the Swing Loan Lender shall make loans (each a “Swing Loan”) to a Swing Loan Borrower from time to time on any Business Day during the period from the date hereof until the Termination Date. Such Swing Loans shall be denominated in any Alternate Currency and in an aggregate principal amount as to all Borrowers not to exceed at any time outstanding the lesser of the Dollar Equivalent of (i) the Swing Loan Commitments and (ii) the then Unused Commitments of Lenders having Termination Dates falling on or after the proposed maturity date of such Swing Loan. Each Swing Loan must be paid in full upon any Revolving Loan Borrowing by a Swing Loan Borrower hereunder and shall in any event mature no later than the Termination Date. Within the limits set forth in the first sentence of this Section 2.03, amounts of Swing Loans repaid may be reborrowed under this Section 2.03.

SECTION 2.04 The Letters of Credit.

On the terms and subject to the conditions contained in this Agreement, $300,000,000 of the Facility is available (the “Letter of Credit Sublimit”) for the issuance of letters of credit, in Dollars or Euros, for the account of the U.S. Borrower or a Euro Borrower (the “Letter of Credit Sub-Facility”) and each Issuing Bank agrees to Issue at the request of one or more Borrowers one or more letters of credit (each a “Letter of Credit”) from time to time on any Business Day during the period commencing on the Effective Date and ending on or before the day that is 30 days prior to the Termination Date; provided, however, that no Letter of Credit will have a termination date that is later than 30 days prior to the Termination Date, nor will any such Letter of Credit have a term longer than one calendar year after the date of issuance thereof other than those letters of credit separately identified on Schedule 2.04 (Existing Letters of Credit) issued to support IRB Obligations (which letters of credit may have a term of up to 13 months or up to 18 months as required by such IRB Obligation), provided, further, that any Letter of Credit may provide for the renewal thereof for additional one calendar year periods, subject to the immediately preceding proviso.

SECTION 2.05 Fees.

(a) Facility Fees. The U.S. Borrower agrees to pay to the Administrative Agent for the account of each Lender a facility fee on the average daily amount (whether used or unused) of such Lender’s Commitment from the Effective Date (in the case of each Lender), and from the effective date specified in the Acceptance pursuant to which it became a Lender (in the case of each other Lender), until the Termination Date of such Lender, payable in Dollars in arrears on each Quarterly Date during the term of such Lender’s Commitment, and on the Termination Date of such Lender, at a rate per annum equal to the Applicable Percentage in effect from time to time for facility fees.

(b) Letter of Credit Compensation.

(i) The U.S. Borrower agrees to pay to the Administrative Agent for the account of each Lender a commission on such Lender’s pro rata share of the average daily aggregate Available Amount of (A) all Standby Letters of Credit outstanding from time to time and (B) all Documentary Letters of Credit outstanding from time to time, in each case at the Applicable Margin in effect from time to time for Eurocurrency Rate Loans, payable in Dollars (the amount of which commission shall be determined, in the case of the Available Amount of Letters of Credit denominated in Euros on the basis of the Dollar Equivalent of such amount on the date payable) in arrears quarterly on each Quarterly Date and on the Termination Date of such Lender, commencing on the first Quarterly Date after the date hereof.

(ii) The U.S. Borrower agrees to pay to each Issuing Bank, for its own account, (x) a fronting fee with respect to each Letter of Credit issued by such Issuing Bank, payable quarterly in arrears on each Quarterly Date during which such Issuing Bank has acted in such capacity, and on the scheduled Termination Date of such Issuing Bank (if such Issuing Bank acted in such capacity up to such date), in an amount equal to the product of ten (10) basis points per annum of the average daily Available Amount of such Letter of Credit multiplied by the actual number of days such Letter of Credit was outstanding in such period, divided by 360, as applicable, which amount shall be payable in Dollars and calculated based on the Dollar Equivalent of any amount otherwise calculated in Euros on the date when such amount is payable, and (y) such customary fees and charges in connection with the issuance or administration of each Letter of Credit as may be agreed in writing between the U.S. Borrower and such Issuing Bank from time to time.

(c) Other Fees. The U.S. Borrower agrees to pay to the Administrative Agent such fees as from time to time may be separately agreed between the U.S. Borrower and the Administrative Agent.

SECTION 2.06 Reductions and Increases of the Commitments.

(a) Commitment Reductions, Etc.

(i) The Commitment of each Lender shall be automatically reduced to zero on the Termination Date of such Lender. In addition, the U.S. Borrower shall have the right, upon at least three Business Days’ notice to the Administrative Agent, to terminate in whole or reduce ratably in part the unused portions of the respective Commitments of the Lenders, provided that (x) the Total Commitments shall not be reduced pursuant to this sentence to an amount which is less than the Total Outstandings, (y) each partial reduction shall be in an aggregate amount of at least $10,000,000 or any integral multiple of $1,000,000 in excess thereof and (z) a reduction in the Commitments shall not be allowed if, as a result thereof, the Commitments would be reduced to an amount which is less than the sum of the Swing Loan Commitments plus the Letter of Credit Sub-Facility. Each Commitment reduction pursuant to this Section 2.06(a)(i) shall be permanent (subject, however, to the rights of the U.S. Borrower under Section 2.06(b)).

(ii) The Swing Loan Commitment of the Swing Loan Lender shall be automatically reduced to zero on the Termination Date of the Swing Loan Lender. In addition, a Swing Loan Borrower shall have the right, upon at least three Business Days’ notice to the Administrative Agent, to terminate in whole or reduce in part the unused portion of the Swing Loan Commitment of the Swing Loan Lender, provided that each partial reduction shall be in an aggregate amount of at least the Dollar Equivalent $10,000,000. Each Swing Loan Commitment reduction pursuant to this Section 2.06(a)(ii) shall be permanent (subject, however, to the rights of the U.S. Borrower under Section 2.06(b)).

(b) Optional Increases of Commitments.

(i) Not more than twice in any calendar year, the U.S. Borrower may propose to increase the Total Commitments by an aggregate amount of not less than $25,000,000 or an integral multiple of $10,000,000 in excess thereof (a “Proposed Aggregate Commitment Increase”) in the manner set forth below, provided that:

(A) no Default or Event of Default shall have occurred and be continuing either as of the date on which the U.S. Borrower shall notify the Administrative Agent of its request to increase the Total Commitments or as of the related Increase Date (as hereinafter defined); and

(B) after giving effect to any such increase, the Total Commitments shall not exceed $1,000,000,000 less the amount of any reductions of the Total Commitments under Section 2.06(a)(i);

(ii) The U.S. Borrower may request an increase in the aggregate amount of the Commitments by delivering to the Administrative Agent a notice (an “Increase Notice”, the date of delivery thereof to the Administrative Agent being the “Increase Notice Date”) specifying (1) the Proposed Aggregate Commitment Increase, (2) the proposed date (the “Increase Date”) on which the Commitments would be so increased (which Increase Date may not be fewer than 30 nor more than 60 days after the Increase Notice Date) and (3) the New Lenders, if any, to whom the U.S. Borrower desires to offer the opportunity to commit to all or a portion of the Proposed Aggregate Commitment Increase and which New Lenders, if any, the U.S. Borrower desires the opportunity to commit to all or a portion of the Proposed Aggregate Commitment Increase that would increase the Swing Loan Commitments. The Administrative Agent shall in turn promptly notify each Lender of the U.S. Borrower’s request by sending each Lender a copy of such notice.

(iii) Not later than the date five days after the Increase Notice Date, the Administrative Agent shall notify each New Lender, if any, identified in the related Increase Notice of the opportunity to commit to all or any portion of the Proposed Aggregate Commitment Increase. Each such New Lender may irrevocably commit to all or a portion of the Proposed Aggregate Commitment Increase, representing Revolving Commitments, and Swing Line Commitments, as applicable (such New Lender’s “Proposed New Commitment”) by notifying the Administrative Agent (which shall give prompt notice thereof to the U.S. Borrower) before 11:00 A.M. (New York City time) on the date that is 10 days after the Increase Notice Date; provided that:

(A) the Proposed New Commitment of each New Lender shall be in an aggregate amount not less than $10,000,000; and

(B) each New Lender that submits a Proposed New Commitment shall execute and deliver to the Administrative Agent (for its acceptance and recording in the Register) a New Commitment Acceptance in accordance with the provisions of Section 9.07 hereof.

(iv) If the aggregate Proposed New Commitments of all of the New Lenders shall be less than the Proposed Aggregate Commitment Increase, then (unless the U.S. Borrower otherwise requests) the Administrative Agent shall, on or prior to the date that is 15 days after the Increase Notice Date, notify each Lender of (x) the opportunity to so commit to all or any portion of the Proposed Aggregate Commitment Increase not committed to by New Lenders pursuant to Section 2.06(b)(iii) and (y) the then-current Final Termination Date. Each Lender may, if, in its sole discretion, it elects to do so, irrevocably offer to commit to all or a portion of such remainder, representing Revolving Commitments and Swing Line Commitments, as applicable (such Lender’s “Proposed Increased Commitment”), by notifying the Administrative Agent (which shall give prompt notice thereof to the U.S. Borrower) no later than 11:00 A.M. (New York City time) on the date five days before the Increase Date. In no event shall any Lender be obligated to increase its Commitments hereunder.

(v) If the aggregate amount of Proposed New Commitments and Proposed Increased Commitments (such aggregate amount, the “Total Committed Increase”) equals or exceeds $25,000,000, then, subject to the conditions set forth in Section 2.06(b)(i):

(A) effective on and as of the Increase Date, the Total Commitments shall be increased by the Total Committed Increase (provided that the aggregate amount of the Commitments shall in no event be increased pursuant to this Section 2.06(b) to more than $1,000,000,000 less the amount of any reductions of the Total Commitments under Section 2.06(a)(i)) and shall be allocated among the New Lenders and the Lenders as provided in Section 2.06(b)(vi);

(B) effective on and as of the Increase Date, the Termination Date of each New Lender that offers a Proposed New Commitment and of each Increasing Lender shall be changed to the Final

Termination Date (notwithstanding any earlier Termination Date for such Lender which may then be in effect pursuant to Section 2.15); and

(C) on the Increase Date, if any Revolving Loans are then outstanding, the Borrowers shall borrow Revolving Loans from all or certain of the Lenders and/or (subject to compliance by the U.S. Borrower with Section 9.04(c)) prepay Revolving Loans of all or certain of the Lenders such that, after giving effect thereto, the Revolving Loans (including, without limitation, the Types, Currencies and Interest Periods thereof) shall be held by the Lenders (including for such purposes New Lenders) ratably in accordance with their respective Commitments (subject, however, to Section 2.09(d)).

If the Total Committed Increase is less than $25,000,000, then the Total Commitments shall not be changed.

(vi) The Total Committed Increase shall be allocated among New Lenders having Proposed New Commitments and Lenders having Proposed Increased Commitments as follows:

(A) If the Total Committed Increase shall be at least $25,000,000 and less than or equal to the Proposed Aggregate Commitment Increase, then (x) the initial Commitment of each New Lender shall be such New Lender’s Proposed New Commitment and (y) the Commitment of each Lender shall be increased by such Lender’s Proposed Increased Commitment.

(B) If the Total Committed Increase shall be greater than the Proposed Aggregate Commitment Increase, then the Total Committed Increase shall be allocated:

(1) first to New Lenders (to the extent of their respective Proposed New Commitments) in such a manner as the U.S. Borrower and the Administrative Agent shall agree; and

(2) then to Lenders (to the extent of their respective Proposed Increased Commitments, if any) in such a manner as the U.S. Borrower shall determine in its sole discretion upon consultation with the Administrative Agent and the Syndication Agent.

(vii) No increase in the Commitments contemplated hereby shall become effective until the Administrative Agent shall have received (x) Revolving Loan Notes payable by each of the Borrowers to each New Lender and each Increasing Lender and (y) evidence satisfactory to the Administrative Agent (including an update of paragraphs 2 and 4 of the opinion of counsel provided pursuant to Section 4.01(a)(iv)) that such increases in the Commitments, and Borrowings thereunder, have been duly authorized.

SECTION 2.07 Repayment.

(a) Revolving Loans. Each Borrower shall repay to the Administrative Agent for the account of each Revolving Lender the principal amount of each Revolving Loan made by such Lender to such Borrower, and each Revolving Loan made by such Lender shall mature on the Termination Date of such Lender.

(b) Competitive Bid Loans. The U.S. Borrower shall repay to the Administrative Agent for the account of each Lender which has made a Competitive Bid Loan to the U.S. Borrower, and each other holder of a Competitive Bid Loan Note of the U.S. Borrower, on the maturity date of each Competitive Bid Loan made to the U.S. Borrower (such maturity date being that specified by the U.S. Borrower for repayment of such Competitive Bid Loan in the related Notice of Competitive Bid Loan Borrowing delivered pursuant to Section 3.02 and provided in the Competitive Bid Loan Note evidencing such Competitive Bid Loan), the then unpaid principal amount of such Competitive Bid Loan.

(c) Swing Loans. Each Swing Loan Borrower shall repay to the Administrative Agent for the account of the Swing Loan Lender, the Dollar Equivalent of the outstanding principal amount of each Swing Loan to such Swing Loan Borrower on the earlier of (i) the maturity date specified in the applicable Swing Loan Request (which maturity shall be no later than the tenth Business Day after the requested date of such Borrowing) and (ii) the Termination Date of the Swing Loan Lender.

(d) Letter of Credit Loans. The Letters of Credit shall be repaid as set forth in Section 3.04.

(e) Certain Prepayments.

(i) If, as of the last Business Day of any week during the period from the Effective Date until the Final Termination Date, (1) the sum of (x) the aggregate amount of all Loans (for which purpose the amount of any Loan that is denominated in an Alternate Currency shall be deemed to be the Dollar Equivalent thereof) plus (y) the Available Amount of all Letters of Credit (for which purpose the Available Amount of any Letter of Credit denominated in Euros shall be deemed to be the Dollar Equivalent thereof as of the date of determination) exceeds (2) 103% of the then Total Commitments, the Administrative Agent shall use all reasonable efforts to give prompt written notice thereof to the U.S. Borrower, specifying the amount to be prepaid under this clause (i), and the Borrowers shall, within two Business Days of the date of such notice, prepay the Loans in an amount so that after giving effect thereto the aggregate outstanding principal amount of the Loans (determined as aforesaid) plus the Available Amount of all Letters of Credit (determined as aforesaid) does not exceed the Total Commitments; provided that any such payment shall be accompanied by any amounts payable under Section 9.04(c).

(ii) If, as of the last Business Day of any week during the period from the Effective Date until the Final Termination Date, (1) the Dollar Equivalent of the aggregate outstanding principal balance of Swing Loans exceeds (2) 103% of the Swing Loan Commitment, the Administrative Agent shall use all reasonable efforts to give prompt written notice thereof to the Swing Loan Borrowers, specifying the amount to be prepaid under this clause (ii), and the Swing Loan Borrowers shall, within two Business Days of the date of such notice, prepay the Swing Loans in an amount so that after giving effect thereto the aggregate outstanding principal balance of Swing Loans (determined as aforesaid) does not exceed the Swing Loan Commitments.

(iii) In addition, if on the last day of any Interest Period the aggregate outstanding principal amount of the Loans (after giving effect to any Loans being made to repay Loans maturing on that date) plus the Available Amount of all Letters of Credit would exceed 100% of the aggregate amount of the Commitments, the Administrative Agent shall use all reasonable efforts to give prompt written notice thereof to the U.S. Borrower, specifying the amount to be prepaid under this clause (iii), and the Borrowers shall, within two Business Days of the date of such notice, prepay the Loans, or cause Loans to be prepaid, or reduce the requested Loans in such amounts that after giving effect to such action the aggregate outstanding principal amount of the Loans (after giving effect to any Loans being made to repay Loans maturing on that date) plus the Available Amount of all Letters of Credit does not exceed the aggregate amount of the Commitments; provided that any such payment shall be accompanied by any amounts payable under Section 9.04(c).

(iv) The determinations of the Administrative Agent under this Section 2.07(e) shall be conclusive and binding on the U.S. Borrower and the other Borrowers in the absence of manifest error.

SECTION 2.08 Interest.

(a) Ordinary Interest. Each Borrower shall pay interest on the unpaid principal amount of each Loan made by each Lender to such Borrower, from the date of such Loan until such principal amount shall be paid in full, at the following rates per annum:

(i) Base Rate Loans and Letter of Credit Loans. If such Loan is either a Revolving Loan or a Letter of Credit Loan which, in each case, bears interest at the Base Rate, a rate per annum equal at all times to the Base Rate in effect from time to time, payable on (A) each Quarterly Date while such Revolving Loan is outstanding or (B) the last day of each month during which such Letter of Credit Loan is outstanding, and in each case, on the date such Revolving Loan or Letter of Credit Loan shall be paid in full.

(ii) Swing Loans. If such Loan is a Swing Loan (other than an Overdraft Advance, for which the rate shall be equal to the Overdraft Advance Interest Rate), a rate per annum equal at all times to the Swing Loan Base Rate in effect from time to time, payable (A) on the first Business Day of each calendar quarter, commencing on the first such day following the making of such Swing Loan, (B) upon each payment or prepayment thereof in full or in part and (C) if not previously paid in full, at maturity (whether by acceleration or otherwise) of such Swing Loan.

(iii) Eurocurrency Rate Loans. If such Loan is a Eurocurrency Rate Loan, a rate per annum equal at all times during each Interest Period for such Loan to the sum of the Eurocurrency Rate for such Interest Period plus the Applicable Margin, payable on the last day of such Interest Period and, if such Interest Period has a duration of more than three months, at three-month intervals following the first day of such Interest Period.

(iv) Competitive Bid Loans. If such Loan is a Competitive Bid Loan, a rate of interest for such Competitive Bid Loan specified by the Lender making such Competitive Bid Loan in its notice with respect thereto delivered pursuant to Section 3.02, payable on the interest payment date or dates specified by the U.S. Borrower for such Competitive Bid Loan in the related Notice of Competitive Bid Loan Borrowing delivered pursuant to Section 3.02, as provided in the Competitive Bid Loan Note evidencing such Competitive Bid Loan.

(b) Default Interest. Notwithstanding the foregoing, each Borrower shall pay interest on (x) the unpaid principal amount of each Loan made by each Lender to such Borrower that is not paid when due, payable in arrears on the dates referred to in clause (a)(i)-(iv) above, at a rate per annum equal at all times to two percentage points (2%) per annum above the rate per annum required to be paid on such Loan pursuant to said clause (a)(i)-(iv) and (y) the amount of any interest, fee or other amount payable hereunder that is not paid when due, from the date such amount shall be due until such amount shall be paid in full, payable in arrears on the date such amount shall be paid in full and on demand, at a rate per annum equal at all times to two percentage points (2%) per annum above the rate per annum required to be paid on Base Rate Loans pursuant to clause (a)(i) above.

SECTION 2.09 Interest Rate Determinations.

(a) Each Reference Bank agrees to furnish to the Administrative Agent timely information for the purpose of determining each Eurocurrency Rate and the Swing Loan Lender agrees to furnish to the Administrative Agent timely information for the purpose of determining, the Swing Loan Base Rate. If any one or more of the Reference Banks shall not furnish such timely information to the Administrative Agent for the purpose of determining any such interest rate, the Administrative Agent shall determine such interest rate on the basis of timely information furnished by the remaining Reference Banks.

(b) The Administrative Agent shall give prompt notice to the U.S. Borrower and the Lenders of the applicable interest rate determined by the Administrative Agent for purposes of Section 2.08(a)(i), (ii) and (iii), and the applicable rate, if any, furnished by each Reference Bank for the purpose of determining the applicable interest rate under Section 2.08(a)(ii) and (iii).

(c) If prior to 10:00 A.M. (New York City time) on any date on which an interest rate is to be determined pursuant to the definition of “Eurocurrency Rate”, the Reuters Screen LIBOR01 Page is unavailable and fewer than two Reference Banks furnish timely information to the Administrative Agent for determining the applicable Eurocurrency Rate, then the Administrative Agent shall so notify the U.S. Borrower of such circumstances, whereupon the right of the Borrowers to select Eurocurrency Rate Loans for any requested Revolving Loan Borrowing or any subsequent Revolving Loan Borrowing shall be suspended until the first date on which the circumstances causing such suspension cease to exist. If the Borrowers shall not, in turn, before 11:00 A.M. (New York City time) on such date notify the Administrative Agent that a Notice of Revolving Loan Borrowing with respect to such Eurocurrency Rate shall be converted to a Notice of Revolving Loan Borrowing for a Eurocurrency Rate Loan in a different Currency or a Base Rate Loan, such Notice of Revolving Loan Borrowing shall be deemed to be canceled and of no force or effect, and the U.S. Borrower shall not be liable to the Administrative Agent or any Lender with respect thereto except as set forth in Section 3.01(c). In the event of such a suspension, the Administrative Agent shall review the circumstances giving rise to such suspension at least weekly and shall notify the U.S. Borrower and the Lenders promptly of the end of such suspension, and thereafter the Borrowers shall be entitled, on the terms and subject to the conditions set forth herein, to borrow Eurocurrency Rate Loans and Swing Loans in such Currency.

(d) Notwithstanding anything in this Agreement to the contrary, no Lender whose Termination Date falls prior to the last day of any Interest Period for any Eurocurrency Rate Loan (a “Relevant Lender”) shall participate in such Loan. Without limiting the generality of the foregoing, no Relevant Lender shall (i) participate in a Borrowing of any Eurocurrency Rate Loan having an initial Interest Period ending after such Lender’s Termination Date, (ii) have any outstanding Eurocurrency Rate Loan continued for a subsequent Interest Period if such subsequent Interest Period would end after such Lender’s Termination Date or (iii) have any outstanding Base Rate Loan Converted into a Eurocurrency Rate Loan if such Eurocurrency Rate Loan would have an initial Interest Period ending after such Lender’s Termination Date. If any Relevant Lender has outstanding a Eurocurrency Rate Loan that cannot be continued for a subsequent Interest Period pursuant to clause (ii) above or has outstanding a Base Rate Loan that cannot be Converted into a Eurocurrency Rate Loan pursuant to clause (iii) above, such Lender’s ratable share of such Eurocurrency Rate Loan (in the case of said clause (ii)) shall be repaid by the relevant Borrower on the last day of its then current Interest Period and such Lender’s ratable share of such Base Rate Loan (in the case of said clause (iii)) shall be repaid by the relevant Borrower on the day on which the Loans of Lenders unaffected by said clause (iii) are so Converted. Subject to the terms and conditions of this Agreement, the Borrowers may fund the repayment of the Relevant Lenders’ ratable shares of such Eurocurrency Rate Loans and Base Rate Loans by borrowing from Lenders hereunder that are not Relevant Lenders.

SECTION 2.10 Prepayments.

(a) The Borrowers shall have no right to prepay any principal amount of any Revolving Loan or Swing Loan other than as provided in subsection (b) below. Unless otherwise agreed by the relevant Lender in its sole discretion, no Borrower shall have the right to prepay any principal amount of any Competitive Bid Loan of such Lender except on the terms specified by the U.S. Borrower for such Competitive Bid Loan in the related Notice of Competitive Bid Loan Borrowing delivered pursuant to Section 3.02 and set forth in the Competitive Bid Loan Note evidencing such Competitive Bid Loan.

(b) Each Borrower may without premium or penalty, (i) upon at least the number of Business Days’ prior notice specified in the first sentence of Section 3.01(a) with respect to any Revolving Loan of the same Type, (ii) upon notice by no later than 11:00 AM (London time) one Business Day prior to the date of prepayment of any Swing Loan in any case given to the Administrative Agent stating the proposed date and aggregate principal amount of the prepayment, and if such notice is given, such Borrower shall, prepay the outstanding principal amounts of the Loans made to such Borrower comprising part of the same Revolving Loan Borrowing or Swing Loan Borrowing, as the case may be, in whole or ratably in part, together with accrued interest to the date of such prepayment on the principal amount prepaid; provided, however, that (x) each partial prepayment (other than any prepayment of any Swing Loan) shall be in an aggregate principal amount not less than $1,000,000 or an integral multiple of $500,000 in excess thereof (or the Foreign Currency Equivalent of such respective amounts in the case of Loans denominated in an Alternate Currency) and (y) if any prepayment of any Eurocurrency Rate Loans shall be made on a date which is not the last day of an Interest Period for such Loans (or on a date which is not the maturity date of such Swing Loans), such Borrower shall also pay any amounts owing to each Lender pursuant to Section 9.04(c) so long as such Lender makes written demand upon such Borrower therefor (with a copy of such demand to the Administrative Agent) within 20 Business Days after such prepayment.

SECTION 2.11 Payments and Computations.

(a) All payments of principal of and interest on each Loan in a particular Currency shall be made in such Currency.

(b)(i) All payments of principal of and interest on the Loans and all other amounts whatsoever payable by a Borrower under this Agreement and the Notes shall be made in immediately available funds, without deduction, setoff or counterclaim, to the Administrative Agent’s Account for the relevant Currency, not later than 11:00 A.M. (New York City time) (in the case of amounts payable in Dollars) or

11:00 A.M. Local Time in the location of the Administrative Agent’s Account (in the case of amounts payable in an Alternate Currency), on the day when due.

(ii) The Administrative Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal or interest or fees ratably (other than amounts payable pursuant to Section 2.02, 2.09(d), 2.12, 2.15(c) or 3.05) to the Lenders entitled thereto for the account of their respective Applicable Lending Offices, and like funds relating to the payment of any other amount payable to any Lender to such Lender for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement.

(iii) Upon its acceptance of an Acceptance and recording of the information contained therein in the Register pursuant to Section 9.07(d), from and after the effective date specified in such Acceptance the Administrative Agent shall make all payments hereunder and under the Notes in respect of the interest assigned or assumed thereby to the Lender assignee or New Lender thereunder (as the case may be). The parties to each Assignment and Acceptance shall make all appropriate adjustments in such payments for periods prior to such effective date directly between themselves.

(c) All computations of interest based on the Base Rate (other than if the Base Rate is computed on the basis of the Federal Funds Rate) and of facility fees and letter of credit commission shall be made by the Administrative Agent on the basis of a year of 365 or 366 days, as the case may be, and all computations of interest based on the Eurocurrency Rate, the Swing Loan Rate or the Base Rate based on the Federal Funds Rate shall be made by the Administrative Agent on the basis of a year of 360 days, and all computations of utilization fees shall be as specified in Section 2.05(d), in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest or fees are payable. Each determination by the Administrative Agent of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error.

(d) Whenever any payment hereunder or under the Notes shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest, facility fee or, letter of credit commission, as the case may be; provided, however, if such extension would cause payment of interest on or principal of Eurocurrency Rate Loans to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.

(e) Unless the Administrative Agent shall have received notice from a Borrower prior to the date on which any payment is due to the Lenders hereunder that such Borrower will not make such payment in full, the Administrative Agent may assume that such Borrower has made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each relevant Lender on such due date an amount equal to the amount then due such Lender. If and to the extent that such Borrower shall not have so made such payment in full to the Administrative Agent, each such Lender shall repay to the Administrative Agent forthwith on demand such amount distributed to such Lender together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Administrative Agent, at the Federal Funds Rate.

(f) Anything in Sections 2.07 or 2.08 to the contrary notwithstanding, and without prejudice to Sections 2.08(b) or 7.01(a), if any Borrower shall fail to pay any principal or interest denominated in an Alternate Currency within one Business Day after the due date therefor in the case of principal and three Business Days after the due date therefor in the case of interest (without giving effect to any acceleration of maturity under Article VII), the amount so in default shall automatically be redenominated in Dollars on the day one Business Day after the due date therefor in the case of a principal payment and three Business Days after the due date therefor in the case of an interest payment in an amount equal to the Dollar Equivalent of such principal or interest.

SECTION 2.12 Taxes.

(a) Any and all payments by each Borrower under the Loan Documents shall be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of each Lender and the Administrative Agent, taxes imposed on or measured by its net income (including alternative minimum taxable income), and franchise taxes imposed on it, by any jurisdiction under the laws of which such Person is organized or in which such Person is resident or doing business, or any political subdivision thereof (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as “Taxes”). If any Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable under the Loan Documents to any such Person, (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.12) such Person receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Borrower shall make such deductions and (iii) such Borrower shall pay the full amount deducted to the relevant Governmental Authority or other authority in accordance with applicable law.

(b) In addition, each Borrower agrees to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or under the Notes or from the execution, delivery or registration of, or otherwise with respect to, this Agreement, the Notes or the other Loan Documents (hereinafter referred to as “Other Taxes”).

(c) Each Borrower will indemnify each Lender and the Administrative Agent for the full amount of Taxes or Other Taxes (including, without limitation, any

Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section 2.12) paid by such Lender or the Administrative Agent (as the case may be) with respect to Loans to such Borrower and any liability (including, without limitation, penalties, additions to tax, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted; provided, however, that (i) no Borrower shall be liable to any Person, as the case may be, for any liability arising from or with respect to Taxes or Other Taxes, which results from the gross negligence or willful misconduct of such Lender or the Administrative Agent, as the case may be, (ii) so long as no Event of Default has occurred and is continuing, such Lender or the Administrative Agent, as applicable, shall use its reasonable best efforts (all at the expense of such Borrower) to cooperate with each Borrower in contesting any Taxes or Other Taxes which such Borrower reasonably deems to be not correctly or legally asserted or otherwise not due and owing and (iii) no Borrower shall be liable to such Lender or the Administrative Agent, as the case may be, for any such liability if such Person fails to make written demand for indemnification therefor within 120 days of receiving notice of the existence such liability. This indemnification shall be made within 30 days from the date such Lender or the Administrative Agent (as the case may be) makes written demand therefor. This subsection shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to any Borrower or any Person.

(d) Within 30 days after the date of any payment of Taxes by a Borrower, such Borrower will furnish to the Administrative Agent, at its address referred to in Section 9.02, the original or a certified copy of a receipt evidencing payment thereof.

(e)(i) Each Lender organized under the laws of a jurisdiction outside the United States, on or prior to the date of its execution and delivery of this Agreement in the case of each Lender and on the date of the Acceptance pursuant to which it becomes a Lender in the case of each other Lender, on or before the date that such form expires or becomes obsolete or after the occurrence of any event within the control of such Lender (including a change in Applicable Lending Office but not including a change in law) requiring a change in the most recent form so delivered by it, and from time to time thereafter if reasonably requested in writing by the U.S. Borrower (but only so long thereafter as such Lender remains lawfully able to do so), shall provide the U.S. Borrower and the Administrative Agent with either Internal Revenue Service form W-8BEN or W-8ECI, as appropriate, or any successor form prescribed by the Internal Revenue Service, certifying in the case of form W-8BEN that such Lender is either (i) entitled to benefits under an income tax treaty to which the United States is a party that reduces the rate of withholding tax on payments under this Agreement or (ii) a Portfolio Interest Eligible Non-Bank (as defined below) or certifying in the case of form W-8ECI that the income receivable pursuant to this Agreement is effectively connected with the conduct of a trade or business in the United States. If the form provided by a Lender at the time such Lender first becomes a party to this Agreement indicates a United States interest withholding tax rate in excess of zero (or if such Lender cannot provide at such time such form because it is not entitled to reduced withholding under a treaty and the payments are not effectively connected income), withholding tax at such rate (or at the then existing U.S. statutory rate if the Lender cannot provide such a form) shall be considered excluded from “Taxes” as defined in Section 2.12(a) unless and until such Lender provides the appropriate form certifying that a zero rate applies, whereupon withholding tax at such zero rate only shall be considered excluded from Taxes for periods governed by such form; provided, however, that, if at the date of the Assignment and Acceptance pursuant to which a Lender assignee becomes a party to this Agreement, the Lender assignor was in compliance with the provisions of Section 9.07(h) and was entitled to payments under Section 2.12(a) in respect of United States withholding tax with respect to interest paid at such date, then, to such extent, the term “Taxes” shall include (in addition to withholding taxes that may be imposed in the future or other amounts otherwise includable in Taxes) United States interest withholding tax, if any, applicable with respect to the Lender assignee on such date. If any form or document referred to in this Section 2.12(e) requires the disclosure of information, other than information necessary to compute the tax payable and information required on the date hereof by Internal Revenue Service form W-8BEN or W-8ECI, that the relevant Lender reasonably considers to be confidential, such Lender shall give notice thereof to the U.S. Borrower and the Administrative Agent and shall not be obligated to include in such form or document such confidential information. For purposes of this paragraph (e) the term “Portfolio Interest Eligible Non-Bank” means a Lender that certifies in form and substance reasonably satisfactory to the Borrower and the Administrative Agent that (i) it is not a bank within the meaning of Code section 881(c)(3)(A), (ii) it is not a 10% shareholder of any Borrower within the meaning of Code section 881(c)(3)(B) and (iii) it is not a controlled foreign corporation related to any Borrower within the meaning of Code section 881(c)(3)(C).

(ii) In addition, upon the reasonable request of the U.S. Borrower (through the Administrative Agent) on behalf of any Borrower that is not a U.S. Borrower, each Lender will use all reasonable efforts to provide to such Borrower (if it can do so without material cost to such Lender) such forms or other documentation as may be requested by such Borrower in order to cause interest on Loans to such Borrower, to the fullest extent permitted by applicable law, to be subject to a reduced rate of withholding under the laws of the jurisdiction of organization of such Borrower; and if any such form or document requires the disclosure of information, other than information necessary to compute the tax payable and information required on the date hereof, that the relevant Lender considers to be confidential, such Lender shall give notice thereof to the U.S. Borrower and shall not be obligated to include in such form or document such confidential information.

(f) For any period with respect to which a Person that is required pursuant to Section 2.12(e) to provide a Borrower with any documentation described therein but has failed to provide a Borrower with such documentation or notice that it cannot provide such form or other documentation (other than if such failure is due to a change in law occurring subsequent to the date on which a form or other documentation originally was required to be provided, or if such form or other documentation otherwise is not required under the first sentence of subsection (e) above), such Person shall not be entitled to indemnification under Section 2.12(a) with respect to Taxes; provided, however, that should a Lender become subject to Taxes because of its failure to deliver a form or other documentation required hereunder, the relevant Borrower shall take such steps as the Lender shall reasonably request to assist the Lender to recover such Taxes.

(g) Any Lender claiming any additional amounts payable pursuant to this Section 2.12 shall use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to change the jurisdiction of its Applicable Lending Office if the making of such a change would avoid the need for, or reduce the amount of, any such additional amounts that may thereafter accrue and would not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender.

(h) Notwithstanding any contrary provisions of this Agreement, in the event that a Lender that originally provided such form or other documentation as may be required under Section 2.12(e) thereafter ceases to qualify for complete exemption from withholding tax, such Lender may assign its interest under this Agreement to any Eligible Assignee and such assignee shall be entitled to the same benefits under this Section 2.12 as the assignor provided that the rate of withholding tax applicable to such assignee shall not exceed the rate then applicable to the assignor.

(i) Without prejudice to the survival of any other agreement of the Borrowers hereunder, the agreements and obligations of the Borrowers contained in this Section 2.12 shall survive the payment in full of principal and interest hereunder and under the Notes and the termination of the Commitments.

(j) If a Borrower is required to pay any Lender any Taxes under Section 2.12(c), such Lender shall be an “Affected Person”, and the U.S. Borrower shall have the rights set forth in Section 3.08 to replace such Affected Person.

SECTION 2.13 Sharing of Payments, Etc. If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of the Revolving Loans, the Swing Loans or the Letter of Credit Loans made by it (other than pursuant to Section 2.09(d), 2.12, 2.15(c), 3.05, 3.08 or 9.04(c)) in excess of its ratable share of payments on account of the Revolving Loans, the Swing Loans or the Letter of Credit Loans obtained by all such Lenders, such Lender shall forthwith purchase from such other Lenders such participations in the Revolving Loans, the Swing Loans or the Letter of Credit Loans made by them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them, provided, however, that, if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and such Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Lender’s ratable share

(according to the proportion of (i) the amount of such Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. Each Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 2.13 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of such Borrower in the amount of such participation.

SECTION 2.14 Conversion or Continuation of Revolving Loans.

(a) Each Borrower may elect (i) at any time on any Business Day to Convert Base Rate Loans or any portion thereof to Eurocurrency Rate Loans or (ii) at the end of any applicable Interest Period, to Convert Eurocurrency Rate Loans denominated in Dollars or any portion thereof into Base Rate Loans or to Continue Eurocurrency Rate Loans or any portion thereof for an additional Interest Period; provided, however, that the aggregate amount of the Eurocurrency Rate Loans Converted or Continued for each Interest Period must be in the amount of at least $5,000,000 or an integral multiple of $1,000,000 in excess thereof. Each Conversion or Continuation shall be allocated among the Revolving Loans of each Lender in accordance with such Lender’s pro rata share. Subject to clause (b) below, each such election shall be in substantially the form of Exhibit B-3 (Form of Notice of Conversion or Continuation) (a “Notice of Conversion or Continuation”) and shall be made by giving the Administrative Agent (x) in the case of a Continuation or Conversion into Eurocurrency Rate Loans, at least three Business Days’ prior written notice, and (y) in the case of a Conversion into Base Rate Loans, at least one Business Day’s prior written notice, in each case, specifying (A) the amount and Type of Revolving Loan being Converted or Continued, (B) in the case of a Conversion to or a Continuation of Eurocurrency Rate Loans, the applicable Interest Period and (C) in the case of a Conversion, the date of Conversion (which date shall be a Business Day and, if a Conversion from Eurocurrency Rate Loans, shall also be the last day of the applicable Interest Period).

(b) The Administrative Agent shall promptly notify each Lender of its receipt of a Notice of Conversion or Continuation and of the options selected therein. Notwithstanding the foregoing, no Conversion in whole or in part of Base Rate Loans to Eurocurrency Rate Loans, and no Continuation in whole or in part of Eurocurrency Rate Loans upon the expiration of any applicable Interest Period, shall be permitted at any time at which (A) a Default or an Event of Default shall have occurred and be continuing or (B) the Continuation of, or Conversion into, a Eurocurrency Rate Loan would violate any provision of Sections 2.09, 3.05 or 3.06. If, within the time period required under the terms of this Section 2.14, the Administrative Agent does not receive a Notice of Conversion or Continuation from the applicable Borrower containing a permitted election to Continue any Eurocurrency Rate Loans for an additional Interest Period or to Convert any such Revolving Loans, then, upon the expiration of the applicable Interest Period, such Revolving Loans, if denominated in Dollars, shall be automatically Converted to Base Rate Loans and such Revolving Loans, if denominated in Euros, shall be automatically Continued as Eurocurrency Rate Loans with an interest period of one month (or if consented by all Lenders, seven days). Each Notice of Conversion or Continuation shall be irrevocable.

SECTION 2.15 Extension of Termination Date.

(a) The U.S. Borrower may, by notice to the Administrative Agent (which shall promptly notify the Lenders) not less than 40 days and not more than 60 days prior to each of the first and second anniversaries of the Effective Date (each anniversary, an “Anniversary Date”), request that each Lender extend such Lender’s Termination Date to the date (the “New Termination Date”) that is one year after the then Final Termination Date. Each Lender, acting in its sole discretion, shall, by written notice to the Administrative Agent given no later than the date (the “Consent Date”) that is 20 days prior to the relevant Anniversary Date (provided that, if such date is not a Business Day, the Consent Date shall be the next succeeding Business Day), advise the Administrative Agent as to:

(i) whether or not such Lender agrees to such extension of its Termination Date (each Lender so agreeing to such extension being an “Extending Lender”); and

(ii) only if such Lender is an Extending Lender, whether or not such Lender also irrevocably offers to increase the amount of its Commitment (each Lender so offering to increase its Commitment being an “Increasing Lender” as well as an Extending Lender) and, if so, the amount of the additional Commitment such Lender so irrevocably offers to assume hereunder (such Lender’s “Proposed Additional Commitment”).

Each Lender that determines not to extend its Termination Date (a “Non-Extending Lender”) shall notify the Administrative Agent (which shall notify the Lenders) of such fact promptly after such determination but in any event no later than the Consent Date, and any Lender that does not advise the Administrative Agent in writing on or before the Consent Date shall be deemed to be a Non-Extending Lender and (without limiting the U.S. Borrower’s rights under Section 2.15(c)) shall have no liability to the U.S. Borrower in connection therewith. The election of any Lender to agree to such extension shall not obligate any other Lender to so agree. The Administrative Agent shall notify the U.S. Borrower of each Lender’s determination under this Section 2.15(a) no later than the date 15 days prior to the relevant Anniversary Date (or, if such date is not a Business Day, on the next preceding Business Day).

(b)(i) If all of the Lenders are Extending Lenders, then, effective as of the Consent Date, the Termination Date of each Lender shall be extended to the New Termination Date, and the respective Commitments of the Lenders will not be subject to change at such Consent Date pursuant to this Section 2.15.

(ii) If and only if the sum of (x) the aggregate amount of the Commitments of the Extending Lenders plus (y) the aggregate amount of the Proposed Additional Commitments of the Increasing Lenders (such sum, the “Extending Commitments”) shall be equal to at least 50% of the then Total Commitments, then:

(A) effective as of the Consent Date, the Termination Date of each Extending Lender shall be extended to the New Termination Date;

(B) the U.S. Borrower shall (so long as no Default shall have occurred and be continuing) have the right, but not the obligation, to take either of the following actions with respect to each Non-Extending Lender during the period commencing on the Consent Date and ending on the immediately succeeding Anniversary Date:

(1) the U.S. Borrower may elect by notice to the Administrative Agent and such Non-Extending Lender that the Termination Date of such Non-Extending Lender be changed to a date (which date shall be specified in such notice) on or prior to such immediately succeeding Anniversary Date (and, upon the giving of such notice, the Termination Date of such Non-Extending Lender shall be so changed); or

(2) the U.S. Borrower may replace such Non-Extending Lender as a party to this Agreement in accordance with Section 2.15(c); and

(C) the Administrative Agent shall notify the Issuing Banks and the Swing Loan Lender of the New Termination Date and the Lenders whose Termination Dates are the New Termination Date and each Issuing Bank and the Swing Loan Lender shall determine whether or not, acting in its sole discretion, it shall elect to extend its Termination Date to the New Termination Date and shall so notify the Administrative Agent. If such Issuing Bank or the Swing Loan Lender, as the case may be, has elected to so extend its Termination Date, then such Issuing Bank’s obligation to issue Letters of Credit pursuant to Sections 2.04 and 3.04 shall be extended to the date that is 30 days prior to the New Termination Date and/or the Swing Loan Lender’s obligation to make Swing Loans to the Borrowers pursuant to Sections 2.03 and 3.03 shall be extended to the date that is 15 Business Days prior to the New Termination Date.

(iii) If neither of the conditions specified in clause (i) or clause (ii) of this Section 2.15(b) is satisfied, then neither the Termination Date nor the Commitment of any Lender will change pursuant to this Section 2.15 on such Consent Date, and the U.S. Borrower will not have the right to take any of the actions specified in Section 2.15(b)(ii)(2).

(c) Replacement by the U.S. Borrower of Non-Extending Lenders pursuant to Section 2.15(b)(ii)(B)(2) shall be effected as follows (certain terms being used in this Section 2.15(c) having the meanings assigned to them in Section 2.15(d)) on the relevant Assignment Date:

(i) the Assignors shall severally assign and transfer to the Assignees, and the Assignees shall severally purchase and assume from the Assignors, all of the Assignors’ rights and obligations (including, without limitation, the Assignors’ respective Commitments) hereunder and under the Notes;

(ii) each Assignee shall pay to the Administrative Agent, for account of the Assignors, an amount equal to such Assignee’s Share of the aggregate outstanding principal amount of the Loans then held by the Assignors;

(iii) the U.S. Borrower shall pay to the Administrative Agent, for account of the Assignors, all accrued interest, fees and other amounts (other than principal of outstanding Loans) then due and owing to the Assignors by the U.S. Borrower hereunder (including, without limitation, payments due such Assignors, if any, under Sections 2.12, 3.05 and 9.04(c)); and

(iv) the U.S. Borrower shall pay to the Administrative Agent for account of the Administrative Agent the $3,500 processing and recordation fee for each assignment effected pursuant to this Section 2.15(c).

The assignments provided for in this Section 2.15(c) shall be effected on the relevant Assignment Date in accordance with Section 9.07 and pursuant to one or more Assignments and Acceptances. After giving effect to such assignments, each Assignee shall have a Commitment hereunder (which, if such Assignee was a Lender hereunder immediately prior to giving effect to such assignment, shall be in addition to such Assignee’s existing Commitment) in an amount equal to the amount of its Assumed Commitment representing a Commitment. Upon any such termination or assignment, such Assignor shall cease to be a party hereto but shall continue to be obligated under Section 8.05 and be entitled to the benefits of Section 9.04, as well as to any fees and other amounts accrued for its account under Sections 2.05, 2.12 or 3.05 and not yet paid.

(d) For purposes of this Section 2.15 the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Assigned Commitments” means the Commitments of Non-Extending Lenders to be replaced pursuant to Section 2.15(b)(ii)(2)(Y).

“Assignees” means, at any time, Increasing Lenders and, if the Assigned Commitments exceed the aggregate amount of the Proposed Additional Commitments, one or more New Lenders.

“Assignment Date” means the Anniversary Date or such earlier date as shall be acceptable to the U.S. Borrower, the relevant Assignors, the relevant Assignees and the Administrative Agent.

“Assignors” means, at any time, the Lenders to be replaced by the U.S. Borrower pursuant to Section 2.15(b)(ii)(2)(Y).

The “Assumed Commitment” of each Assignee shall be determined as follows:

(a) If the aggregate amount of the Proposed Additional Commitments of all of the Increasing Lenders shall exceed the aggregate amount of the Assigned Commitments, then (i) the amount of the Assumed Commitment of each Increasing Lender shall be equal to (x) the aggregate amount of the Assigned Commitments multiplied by (y) a fraction, the numerator of which is equal to such Increasing Lender’s Commitment as then in effect and the denominator of which is the aggregate amount of the Commitments of all Increasing Lenders as then in effect; and (ii) no New Lender shall become a Lender hereunder pursuant to Section 2.15(c).

(b) If the aggregate amount of the Proposed Additional Commitments of all of the Increasing Lenders shall be less than or equal to the aggregate amount of the Assigned Commitments, then: (i) the amount of the Assumed Commitment of each Increasing Lender shall be equal to such Increasing Lender’s Proposed Additional Commitment; and (ii) the excess, if any, of the aggregate amount of the Assigned Commitments over the aggregate amount of the Proposed Additional Commitments shall be allocated among New Lenders in such a manner as the U.S. Borrower and the Administrative Agent may agree.

“Share” means, as to any Assignee, a fraction the numerator of which is equal to such Assignee’s Assumed Commitment and the denominator of which is the aggregate amount of the Assumed Commitments of all the Assignees.

ARTICLE III

MAKING THE LOANS AND ISSUING THE LETTERS OF CREDIT

SECTION 3.01 Making the Revolving Loans.

(a) Each Revolving Loan Borrowing shall be made on notice, given not later than (x) 12:00 noon (New York City time, or, in the case of a Borrowing in an Alternate Currency, London time) on the third (or, in the case of a Borrowing to be denominated in an Alternate Currency, fourth) Business Day prior to the date of a Eurocurrency Rate Loan Borrowing, and (y) 11:00 A.M. (New York City time) on the day of a Base Rate Loan Borrowing, by the U.S. Borrower (on its own behalf and on behalf of any Euro Borrower) to the Administrative Agent, which shall give to each Lender prompt notice thereof by telecopier. Each notice of a Revolving Loan Borrowing (a “Notice of Revolving Loan Borrowing”) shall be made in writing, or orally and confirmed immediately in writing, by telecopier, telex or cable, in substantially the form of Exhibit B-1 hereto, specifying therein the requested (i) date of such Revolving Loan Borrowing (which shall be a Business Day), (ii) Currency and Type of Revolving Loan comprising such Revolving Loan Borrowing, (iii) aggregate amount of such Revolving Loan Borrowing, (iv) in the case of a Revolving Loan Borrowing comprised of Eurocurrency Rate Loans, the Interest Period for each such Revolving Loan, and (v) the name of the Borrower (which shall be the U.S. Borrower or a Euro Borrower). Each Lender shall (A) before 11:00 A.M. Local Time on the date of such Borrowing (in the case of a Eurocurrency Rate Loan Borrowing) and (B) before 1:00 P.M. (New York City time) on the date of such Borrowing (in the case of a Base Rate Loan Borrowing), make available for the account of its Applicable Lending Office to the Administrative Agent at the Administrative Agent’s Account for the relevant Currency in same day funds, such Lender’s ratable portion of such Borrowing. After the Administrative Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in Article IV, the Administrative Agent will make such funds available to the relevant Borrower in such manner as the Administrative Agent and the U.S. Borrower may agree; provided, however, that the Administrative Agent shall first make a portion of such funds equal to the aggregate principal amount of any Swing Loan and Letter of Credit Loans as to which a Borrower has received timely notice made by the Swing Loan Lender or the Issuing Banks, as the case may be, and by any other Lender and outstanding on the date of such Revolving Loan Borrowing, plus interest accrued and unpaid thereon to and as of such date, available to the Swing Loan Lender or the relevant Issuing Banks, as the case may be, and such other Lenders for repayment of such Swing Loans and Letter of Credit Loans.

(b) Anything in subsection (a) above to the contrary notwithstanding, the U.S. Borrower may not select Eurocurrency Rate Loans for any Revolving Loan Borrowing if the aggregate amount of such Revolving Loan Borrowing is less than $1,000,000 or the Foreign Currency Equivalent thereof.

(c) Subject to Sections 2.09(c) and 3.06, each Notice of Revolving Loan Borrowing shall be irrevocable and binding on the U.S. Borrower and the relevant Borrower. In the case of any Revolving Loan Borrowing by a Borrower which the related Notice of Revolving Loan Borrowing specifies is to be comprised of Eurocurrency Rate Loans, such Borrower shall indemnify each relevant Lender against any loss, cost or expense incurred by such Lender as a result of any failure to fulfill on or before the date specified in such Notice of Revolving Loan Borrowing for such Revolving Loan Borrowing the applicable conditions set forth in Article IV, including, without limitation, any loss (excluding loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the Revolving Loan to be made by such Lender as part of such Revolving Loan Borrowing when such Revolving Loan, as a result of such failure, is not made on such date.

(d) Unless the Administrative Agent shall have received notice from a Lender prior to the time any Revolving Loan Borrowing is required to be made that such Lender will not make available to the Administrative Agent such Lender’s ratable portion of such Revolving Loan Borrowing, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the date of such Revolving Loan Borrowing in accordance with subsection (a) of this Section 3.01 and the Administrative Agent may, in reliance upon such assumption, make available to the relevant Borrower on such date a corresponding amount. If and to the extent that such Lender shall not have so made such ratable portion available to the Administrative Agent, such Lender and the relevant Borrower severally agree to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to such Borrower until the date such amount is repaid to the Administrative Agent, at (i) in the case of such Borrower, the interest rate applicable at the time to Revolving Loans comprising such Revolving Loan Borrowing and (ii) in the case of such Lender, the Federal Funds Rate, provided that such Borrower retains its rights against such Lender with respect to any damages it may incur as a result of such Lender’s failure to fund, and notwithstanding anything herein to the contrary, in no event shall such Borrower be liable to such Lender or any other Person for the interest payable by such Lender to the Administrative Agent pursuant to this sentence. If such Lender shall repay to the Administrative Agent such corresponding amount, such amount so repaid shall constitute such Lender’s Revolving Loan as part of such Revolving Loan Borrowing for purposes of this Agreement.

(e) The failure of any Lender to make the Revolving Loan to be made by it as part of any Revolving Loan Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Revolving Loan on the date of such Revolving Loan Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Revolving Loan to be made by such other Lender on the date of any Revolving Loan Borrowing.

SECTION 3.02 Making the Competitive Bid Loans.

(a) The U.S. Borrower may request a Competitive Bid Loan Borrowing under this Section 3.02 by delivering to the Administrative Agent a notice (made in writing, or orally and confirmed immediately in writing, by telecopier, telex or cable) of a Competitive Bid Loan Borrowing (a “Notice of Competitive Bid Loan Borrowing”), in substantially the form of Exhibit B-2 hereto, specifying the date (which shall be a Business Day) and aggregate amount of the proposed Competitive Bid Loan

Borrowing, the maturity date for repayment of each Competitive Bid Loan to be made as part of such Competitive Bid Loan Borrowing (which maturity date may not be later than 180 days or six months, as applicable, after the date of such Competitive Bid Loan Borrowing (or, if earlier, the Final Termination Date)), the interest payment date or dates relating thereto), and any other terms to be applicable to such Competitive Bid Loan Borrowing, not later than (i) 10:00 A.M. New York time at least one Business Day prior to the date of the proposed Competitive Bid Loan Borrowing, if the U.S. Borrower shall specify in the Notice of Competitive Bid Loan Borrowing that the rates of interest to be offered by the Lenders shall be fixed rates per annum and (ii) 12:00 noon New York time at least four Business Days prior to the date of the proposed Competitive Bid Loan Borrowing, if the U.S. Borrower shall instead specify in the Notice of Competitive Bid Loan Borrowing a floating rate basis to be used by the Lenders in determining the rates of interest to be offered by them. The Administrative Agent shall in turn promptly notify each Lender of each request for a Competitive Bid Loan Borrowing received by it from the U.S. Borrower by sending such Lender a copy of the related Notice of Competitive Bid Loan Borrowing.

(b) Each Lender may, if, in its sole discretion, it elects to do so, irrevocably offer to make one or more Competitive Bid Loans to the U.S. Borrower as part of such proposed Competitive Bid Loan Borrowing at a rate or rates of interest specified by such Lender in its sole discretion, by notifying the Administrative Agent (which shall give prompt notice thereof to the U.S. Borrower), before 10:00 A.M. New York time (i) on the date of such proposed Competitive Bid Loan Borrowing, in the case of a Notice of Competitive Bid Loan Borrowing delivered pursuant to clause (i) of paragraph (a) above and (ii) three Business Days before the date of such proposed Competitive Bid Loan Borrowing, in the case of a Notice of Competitive Bid Loan Borrowing delivered pursuant to clause (ii) of paragraph (a) above, of the minimum amount and maximum amount of each Competitive Bid Loan which such Lender would be willing to make as part of such proposed Competitive Bid Loan Borrowing (which amounts may, subject to the proviso to the first sentence of Section 2.02(a), exceed such Lender’s Commitment), the rate or rates of interest therefor and such Lender’s Applicable Lending Office with respect to such Competitive Bid Loan; provided that if the Administrative Agent in its capacity as a Lender shall, in its sole discretion, elect to make any such offer, it shall notify the U.S. Borrower of such offer before 9:00 A.M. New York time on the date on which notice of such election is to be given to the Administrative Agent by the other Lenders. If any Lender shall elect not to make such an offer, such Lender shall so notify the Administrative Agent, before 10:00 A.M. New York time on the date on which notice of such election is to be given to the Administrative Agent by the other Lenders, and such Lender shall not be obligated to, and shall not, make any Competitive Bid Loan as part of such Competitive Bid Borrowing; provided that the failure by any Lender to give such notice shall not cause such Lender to be obligated to make any Competitive Bid Loan as part of such proposed Competitive Bid Loan Borrowing.

(c) The U.S. Borrower shall, in turn, (i) before 11:30 A.M. New York time on the date of such proposed Competitive Bid Loan Borrowing, in the case of a Notice of Competitive Bid Loan Borrowing delivered pursuant to clause (i) of paragraph (a) above and (ii) before 1:00 P.M. New York time three Business Days before the date of such proposed Competitive Bid Loan Borrowing, in the case of a Notice of Competitive Bid Loan Borrowing delivered pursuant to clause (ii) of paragraph (b) above, either:

(i) cancel such Competitive Bid Loan Borrowing by giving the Administrative Agent notice to that effect, or

(ii) accept one or more of the offers made by any Lender or Lenders pursuant to paragraph (b) above, in its sole discretion, by giving notice to the Administrative Agent of the amount of each Competitive Bid Loan (which amount shall be equal to or greater than the minimum amount, and equal to or less than the maximum amount, notified to the U.S. Borrower by the Administrative Agent on behalf of such Lender for such Competitive Bid Loan pursuant to paragraph (b) above) to be made by each Lender as part of such Competitive Bid Loan Borrowing, and reject any remaining offers made by Lenders pursuant to paragraph (b) above by giving the Administrative Agent notice to that effect.

(d) If the U.S. Borrower notifies the Administrative Agent that such Competitive Bid Loan Borrowing is canceled pursuant to paragraph (c)(i) above, the Administrative Agent shall give prompt notice thereof to the Lenders and such Competitive Bid Loan Borrowing shall not be made.

(e) If the U.S. Borrower accepts one or more of the offers made by any Lender or Lenders pursuant to paragraph (c)(ii) above, the Administrative Agent shall in turn promptly notify (i) each Lender that has made an offer as described in paragraph (b) above, of the date and aggregate amount of such Competitive Bid Loan Borrowing and whether or not any offer or offers made by such Lender pursuant to paragraph (b) above have been accepted by the U.S. Borrower, (ii) each Lender that is to make a Competitive Bid Loan as part of such Competitive Bid Loan Borrowing, of the amount of each Competitive Bid Loan to be made by such Lender as part of such Competitive Bid Loan Borrowing, and (iii) each Lender that is to make a Competitive Bid Loan as part of such Competitive Bid Loan Borrowing, upon receipt, that the Administrative Agent has received forms of documents appearing to fulfill the applicable conditions set forth in Article IV. Each Lender that is to make a Competitive Bid Loan as part of such Competitive Bid Loan Borrowing shall, before 1:00 P.M. New York time on the date of such Competitive Bid Loan Borrowing specified in the notice received from the Administrative Agent pursuant to clause (i) of the preceding sentence or any later time when such Lender shall have received notice from the Administrative Agent pursuant to clause (iii) of the preceding sentence, make available for the account of its Applicable Lending Office to the Administrative Agent at the Administrative Agent’s Account for Dollars such Lender’s portion of such Competitive Bid Loan Borrowing, in same day funds. Upon fulfillment of the applicable conditions set forth in Article IV and after receipt by the Administrative Agent of such funds, the Administrative Agent will make such funds available to the U.S. Borrower at the Administrative Agent’s aforesaid address. Promptly after each Competitive Bid Loan Borrowing the Administrative Agent will notify each Lender of the amount of the Competitive Bid Loan Borrowing, the consequent Competitive Bid Loan Outstandings and the dates upon which such Competitive Bid Loan Outstandings commenced and will terminate.

(f) Following the making of each Competitive Bid Loan Borrowing, the U.S. Borrower shall be in compliance with the limitation set forth in the proviso to the first sentence of Section 2.02(a).

(g) Notwithstanding anything to the contrary in Section 2.02 or in the foregoing provisions of this Section 3.02, no Lender whose Termination Date occurs prior to the maturity date for any Competitive Bid Loan requested in a Notice of Competitive Bid Loan Borrowing shall be entitled to receive or to make a quote pursuant to such Notice of Competitive Bid Loan Borrowing or otherwise to participate in such Competitive Bid Loan Borrowing.

(h) Upon the occurrence of each Competitive Bid Loan made as part of any Competitive Bid Loan Borrowing, the available Commitment of each Lender (whether or not such Lender made such Competitive Bid Loan as part of such Competitive Bid Loan Borrowing) shall be reduced and deemed used for all purposes by an amount equal to its pro rata share (determined based on the aggregate Commitments of all Lenders having Termination Dates on or after the scheduled maturity of such Competitive Bid Loan) of the aggregate Dollar amount (or Dollar Equivalent, as the case may be) of such Competitive Bid Loan, it being understood that the making by any Lender of a Competitive Bid Loan as part of any Competitive Bid Loan Borrowing shall not affect such Lender’s several obligation to make Loans in connection with future requests therefor by a Borrower pursuant to the terms hereof.

SECTION 3.03 Making the Swing Loans, Etc.

(a) In order to request a Swing Loan, a Swing Loan Borrower shall telecopy (or forward by electronic mail or similar means) to the Swing Loan Lender a duly completed request in substantially the form of Exhibit G (Form of Swing Loan Request), setting forth the requested amount, currency and date of such Swing Loan (a “Swing Loan Request”), to be received by the Swing Loan Lender not later than 12:00 p.m. (London time) on the day of the proposed borrowing. Subject to the terms of this Agreement, the Swing Loan Lender agrees to make, on the date of the relevant Swing Loan Request, a Swing Loan available to the Swing Loan Borrower specified in such Swing Loan Request. The Swing Loan Lender shall not be required to determine that, or take notice whether, the conditions precedent set forth in Section 4.02 have been satisfied in connection with the making of any Swing Loan.

(b) The Swing Loan Lender may demand at any time that each Lender pay in Dollars to the Administrative Agent, for the account of the Swing Loan Lender, in the manner provided in clause (c) below, such Lender’s pro rata share of all or a portion of the Dollar Equivalent of the outstanding Swing Loans, which demand shall be made through the Administrative Agent, shall be in writing and shall specify the outstanding principal amount of the Swing Loans demanded to be paid and the Dollar Equivalent (as determined by the Swing Loan Lender) of such outstanding principal amount if such Swing Loans are denominated in an Alternate Currency.

(c) The Administrative Agent shall forward each demand referred to in clause (b) above to each Lender on the day such demand is received by the Administrative Agent (except that any such demand received by the Administrative Agent after 2:00 p.m. (New York time) on any Business Day or on a day that is not a Business Day shall not be required to be forwarded to the Lenders by the Administrative Agent until the next succeeding Business Day), together with a statement prepared by the Administrative Agent specifying the amount in Dollars of each Lender’s pro rata share of the Dollar Equivalent of the aggregate principal amount of the Swing Loans demanded to be paid pursuant to such demand, and, notwithstanding whether or not the conditions precedent set forth in Section 4.02 shall have been satisfied (which conditions precedent the Lenders hereby irrevocably waive), each Lender shall, before 11:00 a.m. (New York time) on the Business Day next succeeding the date of such Lender’s receipt of such demand, make available to the Administrative Agent, in immediately available funds in Dollars, for the account of the Swing Loan Lender, the amount specified in such statement. Upon such payment by a Lender, such Lender shall, except as provided in clause (d) below, be deemed to have made a Base Rate Loan in Dollars in an amount equal to such payment to the relevant Swing Loan Borrower (and the U.S. Borrower and the Swing Loan Borrowers hereby authorizes the making of such Loan). The Administrative Agent shall use such funds to repay the Swing Loans to the Swing Loan Lender. To the extent that any Lender fails to make such payment available to the Administrative Agent for the account of the Swing Loan Lender, the Swing Loan Borrowers shall repay such Swing Loan or Swing Loans, as the case may be, on demand.

(d) If for any reason the Swing Loans cannot be refinanced by such Loans in accordance with clause (c) above, each Lender shall acquire, without recourse or warranty, an undivided participation in each Swing Loan otherwise required to be repaid by such Lender pursuant to clause (c) above, which participation shall be in a principal amount equal to such Lender’s pro rata share of the Dollar Equivalent of such Swing Loan, by paying in Dollars to the Swing Loan Lender on the date on which such Lender would otherwise have been required to make a payment in respect of such Swing Loan pursuant to clause (c) above, in immediately available funds, an amount equal to the Dollar Equivalent of such Lender’s pro rata share of such Swing Loan (and, concurrently with such acquisition, such Swing Loan shall be automatically converted to Dollars equal to the Dollar Equivalent of such Swing Loan bearing interest at the Base Rate). If all or part of such amount is not in fact made available by such Lender to the Swing Loan Lender on such date, the Swing Loan Lender shall be entitled to recover any such unpaid amount on demand from such Lender together with interest accrued from such date at the

Federal Funds Rate for the first Business Day after such payment was due and thereafter at the rate of interest then applicable to Base Rate Loans.

(e) From and after the date on which any Lender (i) is deemed to have made a Loan pursuant to clause (c) above with respect to any Swing Loan or (ii) purchases an undivided participation interest in a Swing Loan pursuant to clause (d) above, the Administrative Agent shall promptly distribute to such Lender such Lender’s pro rata share of all payments of principal of and interest received by the Administrative Agent on behalf of the Swing Loan Lender on account of such Swing Loan (all of which such payments shall be made in Dollars, regardless of the currency in which such Swing Loan was originally made) other than those received from a Lender pursuant to clause (c) or (d) above. If any payment received and so distributed by the Swing Loan Lender in respect of principal or interest on any Swing Loan is required to be returned by the Swing Loan Lender under any of the circumstances described in Section 9.05 (including pursuant to any settlement entered into by the Swing Loan Lender in its discretion), each Lender shall pay to the Swing Loan Lender its pro rata share thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the Federal Funds Rate. The Administrative Agent shall make such demand upon the request of the Swing Loan Lender. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(f) The parties hereto acknowledge that the Swing Loan Lender may from time to time make loans to any Swing Loan Borrower pursuant to an overdraft, autoborrow or similar arrangement (the “Overdraft Facility”). The loans made pursuant to the Overdraft Facility (the “Overdraft Advances”) shall be deemed Swing Loans for all purposes hereof and shall be subject to all of the provisions hereof; provided that (1) provisions relating to the fact that the Overdraft Facility is an uncommitted facility shall prevail; (2) the borrowing procedures set forth in the Overdraft Documents shall prevail in the event of any conflict between such borrowing procedures and clause (a) above; (3) the optional prepayment provisions set forth in the Overdraft Documents shall prevail in the event of any conflict between such provisions and Section 2.07; (4) any mandatory prepayment provisions set forth in the Overdraft Documents shall be in addition to, and not in lieu of or replacement of, the mandatory prepayment provisions set forth in Section 2.07; and (5) interest on each Overdraft Advance shall be due and payable in arrears on each date set forth in the Overdraft Documents in the event of any conflict between such interest payment dates and the interest payment dates set forth herein.

(g) Each Lender’s obligation to make Loans or to purchase and fund risk participations in Swing Loans pursuant to this Section 3.03 shall be absolute and unconditional, and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the Swing Loan Lender, any Borrower or any other Person for any reason whatsoever, (ii) the occurrence or continuance of a Default, or (iii) any other occurrence, event or condition, whether or not similar to any of the foregoing. No such funding of risk participations shall relieve or otherwise impair the obligation of any Swing Loan Borrower to repay any Swing Loans made to it, together with interest as provided herein.

(h) The Swing Loan Lender may resign at any time upon not less than 90 days’ prior written notice to the U.S. Borrower and the Administrative Agent, during which period the Swing Loan Lender shall cooperate with the U.S. Borrower in putting in place a new Swing Loan Lender designated by the U.S. Borrower and acceptable to the Administrative Agent; provided that the Swing Loan Lender shall retain all the rights and obligations of the Swing Loan Lender provided for hereunder with respect to Swing Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Loans or fund risk participations in outstanding Swing Loans pursuant to this Section 3.03. If no such Swing Loan Lender is appointed prior to the effectiveness of such resignation, no Swing Loan Borrower shall be entitled to request Swing Loans until such a Swing Loan Lender is appointed.

SECTION 3.04 Issuance of Letters of Credit.

(a) No Issuing Bank shall be under any obligation to Issue any Letter of Credit upon the occurrence of any of the following:

(i) any order, judgment or decree of any Governmental Authority or arbitrator shall purport by its terms to enjoin or restrain such Issuing Bank from Issuing such Letter of Credit or any Requirement of Law applicable to such Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Issuing Bank shall prohibit, or request that such Issuing Bank refrain from, the Issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such Issuing Bank with respect to such Letter of Credit any restriction or reserve or capital requirement (for which such Issuing Bank is not otherwise compensated) not in effect on the date of this Agreement or that would result in any unreimbursed loss, cost or expense that was not applicable, in effect or known to such Issuing Bank as of the date of this Agreement and that such Issuing Bank in good faith deems material to it;

(ii) such Issuing Bank shall have received any written notice of the type described in clause (c) below;

(iii) after giving effect to the Issuance of such Letter of Credit, (A) the aggregate Total Outstandings would exceed the aggregate of the Commitments in effect at such time or (B) the Letter of Credit Obligations at such time would exceed the Letter of Credit Sublimit;

(iv) any fees due in connection with any Issuance have not been paid;

(v) such Letter of Credit is requested to be Issued in a form that is not acceptable to such Issuing Bank;

(vi) such Letter of Credit is requested to be denominated in any currency other than Dollars or (if requested by a Euro Borrower) Euros.

None of the Lenders (other than the Issuing Banks in their capacity as such) shall have any obligation to Issue any Letter of Credit.

(b) In connection with the Issuance of each Letter of Credit, the U.S. Borrower or a Euro Borrower, as applicable and appropriate, shall give the relevant Issuing Bank and the Administrative Agent at least two Business Days’ prior written notice, in substantially the form of Exhibit F (or in such other written or electronic form as is acceptable to such Issuing Bank), of the requested Issuance of such Letter of Credit (a “Letter of Credit Request”). Such notice shall be irrevocable and shall specify the Issuing Bank of such Letter of Credit, the currency of issuance and face amount of the Letter of Credit requested, the date of Issuance of such requested Letter of Credit, the date on which such Letter of Credit is to expire (which date shall be a Business Day) and the Person for whose benefit the requested Letter of Credit is to be issued. Such notice, to be effective, must be received by the relevant Issuing Bank and the Administrative Agent not later than 11:00 a.m. (New York time) on the second Business Day prior to the date of the requested Issuance of such Letter of Credit.

(c) Subject to the satisfaction of the conditions set forth in this Section 3.04 and in Section 2.04, the relevant Issuing Bank shall, on the requested date, Issue a Letter of Credit for the account of the applicable Borrower in accordance with such Issuing Bank’s usual and customary business practices. No Issuing Bank shall Issue any Letter of Credit in the period commencing on the first Business Day after it receives written notice from any Lender that one or more of the conditions precedent contained in Section 4.02 (Conditions Precedent to Each Revolving Loan Borrowing, Swing Loan Borrowing and Letter of Credit Issuance) shall not on such date be satisfied or duly waived and ending when such conditions are satisfied or duly waived. The relevant Issuing Bank shall not otherwise be required to determine that, or take notice whether, the conditions precedent set forth in Section 4.02 (Conditions Precedent to Each Revolving Loan Borrowing, Swing Loan Borrowing and Letter of Credit Issuance) have been satisfied in connection with the Issuance of any Letter of Credit.

(d) If requested by the relevant Issuing Bank, prior to the issuance of each Letter of Credit by such Issuing Bank, and as a condition of such Issuance and of the participation of each Lender in the Letter of Credit Obligations arising with respect thereto in accordance with clause (f) below, the applicable Borrower shall have delivered to such Issuing Bank a letter of credit reimbursement agreement, in such form as the Issuing Bank may employ in its ordinary course of business for its own account (a “Letter of Credit Reimbursement Agreement”), signed by such Borrower, and such other documents or items as may be required pursuant to the terms thereof. In the event of any conflict between the terms of any Letter of Credit Reimbursement Agreement and this Agreement, the terms of this Agreement shall govern.

(e) Each Issuing Bank shall:

(i) give the Administrative Agent written notice (or telephonic notice confirmed promptly thereafter in writing, which writing may be a telecopy or electronic mail) of the Issuance of a Letter of Credit Issued by it, of all drawings under a Letter of Credit Issued by it and the payment (or the failure to pay when due) by the applicable Borrower of any Reimbursement Obligation when due, other than drawings under Letters of Credit issued to support the IRB Obligations and reimbursement payments in respect thereof that are made when due (which notice, the Administrative Agent shall promptly transmit by telecopy, electronic mail or similar transmission to each Lender);

(ii) upon the request of any Lender, furnish to such Lender, copies of any Letter of Credit Reimbursement Agreement to which such Issuing Bank is a party and such other documentation as may reasonably be requested by such Lender; and

(iii) no later than 10 Business Days following the last day of each calendar month, provide to the Administrative Agent (and the Administrative Agent shall provide a copy to each Lender requesting the same) and the U.S. Borrower separate schedules for Documentary Letters of Credit and Standby Letters of Credit issued by it under the Letter of Credit Sub-Facility, in form and substance reasonably satisfactory to the Administrative Agent, setting forth the aggregate Letter of Credit Obligations outstanding at the end of each month and any information requested by the U.S. Borrower or the Administrative Agent relating thereto.

(f) Immediately upon the issuance by an Issuing Bank of a Letter of Credit in accordance with the terms and conditions of this Agreement, such Issuing Bank shall be deemed to have sold and transferred to each Lender, and each Lender shall be deemed irrevocably and unconditionally to have purchased and received from such Issuing Bank, without recourse or warranty, an undivided interest and participation, to the extent of such Lender’s pro rata share of the Commitments, in such Letter of Credit and the obligations of the applicable Borrower with respect thereto (including all Letter of Credit Obligations with respect thereto) and any security therefor and guaranty pertaining thereto.

(g) Each Borrower agrees to pay to the Issuing Bank of any Letter of Credit the Dollar Equivalent of the amount of all Reimbursement Obligations owing to such Issuing Bank under any Letter of Credit issued for its account no later than the date that is the next succeeding Business Day after such Borrower receives written notice from such Issuing Bank that payment has been made under such Letter of Credit (the

“Reimbursement Date”), irrespective of any claim, set-off, defense or other right that such Borrower may have at any time against such Issuing Bank or any other Person.

(h) In the event that any Issuing Bank makes any payment under any Letter of Credit and the applicable Borrower shall not have repaid the Dollar Equivalent of such amount to such Issuing Bank pursuant to clause (g) or any such payment by such Borrower is rescinded or set aside for any reason, such Reimbursement Obligation shall be payable on demand with interest thereon computed (i) from the date on which such Reimbursement Obligation arose to the Reimbursement Date, at the rate of interest applicable during such period to Revolving Loans that are Base Rate Loans and (ii) from the Reimbursement Date until the date of repayment in full, at the rate of interest applicable during such period to past due Revolving Loans that are Base Rate Loans, and such Issuing Bank shall promptly notify the Administrative Agent, which shall promptly notify each Lender of such failure, and each Lender shall promptly and unconditionally pay to the Administrative Agent for the account of such Issuing Bank the amount of such Lender’s pro rata share of such payment in Dollars (based upon the Dollar Equivalent of such amount on the date of such payment) and in immediately available funds. If the Administrative Agent so notifies such Lender prior to 11:00 a.m. (New York time) on any Business Day, such Lender shall make available to the Administrative Agent for the account of such Issuing Bank its pro rata share of the amount of such payment on such Business Day in immediately available funds. Upon such payment by a Lender, such Lender shall, except during the continuance of a Default or Event of Default under Section 7.01(e) (Events of Default) and notwithstanding whether or not the conditions precedent set forth in Section 4.02 (Conditions Precedent to Each Revolving Loan Borrowing, Swing Loan Borrowing and Letter of Credit Issuance) shall have been satisfied (which conditions precedent the Lenders hereby irrevocably waive), be deemed to have made a Revolving Loan to applicable Borrower in the principal amount of such payment. Whenever any Issuing Bank receives from the U.S. Borrower a payment of a Reimbursement Obligation as to which the Administrative Agent has received for the account of such Issuing Bank any payment from a Lender pursuant to this clause (h), such Issuing Bank shall pay to the Administrative Agent and the Administrative Agent shall promptly pay to each Lender, in immediately available funds, an amount equal to such Lender’s pro rata share of the amount of such payment adjusted, if necessary, to reflect the respective amounts the Lenders have paid in respect of such Reimbursement Obligation.

(i) If and to the extent such Lender shall not have so made its pro rata share of the amount of the payment required by clause (h) above, as applicable, available to the Administrative Agent for the account of such Issuing Bank, such Lender agrees to pay to the Administrative Agent for the account of such Issuing Bank forthwith on demand any such unpaid amount together with interest thereon, for the first Business Day after payment was first due at the Federal Funds Rate and, thereafter until such amount is repaid to the Administrative Agent for the account of such Issuing Bank, at the rate per annum applicable to Base Rate Loans under the Facility.

(j) Each Borrower’s obligation to pay each Reimbursement Obligation and the obligations of the Lenders to make payments to the Administrative Agent for the account of the Issuing Banks with respect to Letters of Credit shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement, under any and all circumstances whatsoever, including the occurrence of any Default or Event of Default, and irrespective of any of the following:

(i) any lack of validity or enforceability of any Letter of Credit or any Loan Document, or any term or provision therein;

(ii) any amendment or waiver of or any consent to departure from all or any of the provisions of any Letter of Credit or any Loan Document;

(iii) the existence of any claim, set off, defense or other right that such Borrower, any other party guaranteeing, or otherwise obligated with, such Borrower, any Subsidiary or other Affiliate thereof or any other Person may at any time have against the beneficiary under any Letter of Credit, any Issuing Bank, the Administrative Agent or any other Lender or any other Person, whether in connection with this Agreement, any other Loan Document or any other related or unrelated agreement or transaction;

(iv) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(v) payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit; and

(vi) any other act or omission to act or delay of any kind of the Issuing Bank, the other Lenders, the Administrative Agent or any other Person or any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 3.04 or Section 2.04, constitute a legal or equitable discharge of such Borrower’s obligations hereunder.

Any action taken or omitted to be taken by the relevant Issuing Bank under or in connection with any Letter of Credit, if taken or omitted in the absence of gross negligence or willful misconduct, shall not put such Issuing Bank under any resulting liability to the applicable Borrower or any Lender. In determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof, the Issuing Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary and, in making any payment under any Letter of Credit, the Issuing Bank may rely exclusively on the documents presented to it under such Letter of Credit as to any and all matters set forth therein, including reliance on the amount of any draft presented under such Letter of Credit, whether or not the amount due to the beneficiary thereunder equals the amount of such draft and whether or not any document presented pursuant to such Letter of Credit proves to be insufficient in any respect, if such document on its face appears to be in order, and whether or not any other statement or any other document presented pursuant to such Letter of Credit proves to be forged or invalid or any statement therein proves to be inaccurate or untrue in any respect whatsoever and any noncompliance in any immaterial respect of the documents presented under such Letter of Credit with the terms thereof shall, in each case, be deemed not to constitute willful misconduct or gross negligence of the Issuing Bank.

(k) Schedule 2.04 (Existing Letters of Credit) contains a schedule of all of the letters of credit issued prior to the Effective Date for the account of the U.S. Borrower. On the Effective Date (i) such letters of credit, to the extent outstanding, shall be automatically and without further action by the parties thereto converted to Letters of Credit issued pursuant to this Section 3.04 and Section 2.04 for the account of the U.S. Borrower and subject to the provisions hereof, and for this purpose the fees specified in Section 2.05(b) shall be payable (in substitution for any fees set forth in the applicable letter of credit reimbursement agreements or applications relating to such letters of credit) as if such letters of credit had been issued on the Effective Date, other than fees with respect to issuance, amendment or transfer that might otherwise apply as the result of such letters of credit being treated as if issued on the Effective Date, (ii) the amount of such letters of credit shall be included in the calculation of Letter of Credit Obligations and (iii) all liabilities of the U.S. Borrower with respect to such letters of credit shall constitute Reimbursement Obligations and/or obligations under the Facility.

SECTION 3.05 Increased Costs.

(a) If, due to either (i) the introduction of or any change (other than any change by way of imposition or increase of reserve requirements included in the Eurocurrency Rate Reserve Percentage, in each case as of the date of determination thereof) in or in the interpretation of any law or regulation, in each case as of the date hereof or (ii) the compliance with any guideline or request from any central bank or other governmental authority (whether or not having the force of law) which implements any introduction or change specified in clause (i) above, there shall be any increase in the cost to any Lender of agreeing to make or making, funding or maintaining Eurocurrency Rate Loans or Swing Loans then the Borrowers shall from time to time, within ten Business Days after written demand by such Lender (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender additional amounts sufficient to compensate such Lender for such increased cost incurred during the 90-day period prior to the date of such demand. A certificate as to the amount of such increased cost, submitted to the U.S. Borrower and the Administrative Agent by such Lender and showing in reasonable detail the basis for the calculation thereof, shall be prima facie evidence of such costs.

(b) If any Lender determines that compliance with (i) the introduction of or any change in or in the interpretation of, any law or regulation, in each case after the date hereof, or (ii) any guideline or request from any central bank or other governmental authority (whether or not having the force of law) which implements any introduction or change specified in clause (i) above, affects or would affect the amount of capital required or expected to be maintained by such Lender or any corporation controlling such Lender and that the amount of such capital is increased by or based upon the existence of such Lender’s commitment to lend or to issue or participate in Letters of Credit hereunder and other commitments of this type, then, within ten Business Days after written demand by such Lender (with a copy of such demand to the Administrative Agent), the Borrowers shall from time to time pay to the Administrative Agent for the account of such Lender, additional amounts sufficient to compensate such Lender or such corporation in the light of such circumstances for such increase in capital incurred during the six-month period prior to the date of such demand, to the extent that such Lender reasonably determines such increase in capital to be allocable to the existence of such Lender’s commitment to lend or to issue or participate in Letters of Credit hereunder. A certificate as to such amounts submitted to the U.S. Borrower and the Administrative Agent by such Lender and showing in reasonable detail the basis for the calculation thereof shall be prima facie evidence of such costs.

(c) Failure or delay on the part of any Lender to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s right to demand such compensation, provided that no Borrower shall be required to compensate a Lender pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than six months prior to the date that such Lender notifies the U.S. Borrower of the circumstances giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the circumstances giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof).

(d) Without limiting the effect of the foregoing, the Borrowers shall pay to each Lender on the last day of each Interest Period so long as such Lender is maintaining reserves against Eurocurrency Liabilities (or so long as such Lender is maintaining reserves against any other category of liabilities that includes deposits by reference to which the interest rate on Eurocurrency Rate Loans is determined as provided in this Agreement or against any category of extensions of credit or other assets of such Lender that includes any Eurocurrency Rate Loans) an additional amount (determined by such Lender and notified to the U.S. Borrower through the Administrative Agent) equal to the product of the following for each Eurocurrency Rate Loan for each day during such Interest Period:

(i) the principal amount of such Eurocurrency Rate Loan outstanding on such day; and

(ii) the remainder of (x) a fraction the numerator of which is the rate (expressed as a decimal) at which interest accrues on such Eurocurrency Rate Loan for such Interest Period as provided in this Agreement (less the Applicable Margin) and the denominator of which is one minus the Eurocurrency Rate Reserve Percentage in effect on such day minus (y) such numerator; and

(iii) 1/360.

(e) If the U.S. Borrower is required to pay any Lender any amounts under this Section 3.05, the applicable Lender shall be an “Affected Person”, and the U.S. Borrower shall have the rights set forth in Section 3.08 to replace such Affected Person.

SECTION 3.06 Illegality. Notwithstanding any other provision of this Agreement, if any Lender or the Swing Loan Lender, as the case may be, shall notify the Administrative Agent that the introduction of or any change in or in the interpretation of any law or regulation makes it unlawful, or any central bank or other governmental authority asserts that it is unlawful, for such Lender or the Swing Loan Lender, as the case may be, or its Eurocurrency Lending Office to perform its obligations hereunder to make Eurocurrency Rate Loans or Swing Loans, as the case may be, or to fund or maintain Eurocurrency Rate Loans or Swing Loans hereunder, as the case may be, then, subject to the provisions of Section 3.08, (i) the obligation of such Lender to make Eurocurrency Rate Loans hereunder or the obligations of the Swing Loan Lender to make Swing Loans hereunder, as the case may be, shall be suspended until the first date on which the circumstances causing such suspension cease to exist, (ii) any Eurocurrency Rate Loans made or to be made by such Lender shall be converted automatically to Base Rate Loans and any Swing Loans made or to be made by the Swing Loan Lender shall be converted to Dollar Swing Loans and (iii) such Lender or the Swing Loan Lender, as the case may be, shall be an “Affected Person”, and the U.S. Borrower shall have the right set forth in Section 3.08 to replace such Affected Person. In the event of such a suspension, such Lender or the Swing Loan Lender, as the case may be, shall review the circumstances giving rise to such suspension at least weekly and shall notify the U.S. Borrower, the Administrative Agent, the Swing Loan Lender and the Lenders promptly of the end of such suspension, and thereafter the U.S. Borrower shall be entitled to borrow Eurocurrency Rate Loans from such Lender or any Swing Loan Borrower shall be entitled to borrow Swing Loans from the Swing Loan Lender, as the case may be.

SECTION 3.07 Reasonable Efforts to Mitigate. Each Lender and the Swing Loan Lender shall use its reasonable best efforts (consistent with its internal policy and legal and regulatory restrictions) to minimize any amounts payable by the Borrowers under Section 3.05 and to minimize any period of illegality described in Section 3.06. Without limiting the generality of the foregoing, each Lender and the Swing Loan Lender agrees that, to the extent reasonably possible to such Lender or the Swing Loan Lender, as the case may be, it will change its Eurocurrency Lending Office if such change would eliminate or reduce amounts payable to it under Section 3.05 or eliminate any illegality of the type described in Section 3.06, as the case may be. Each Lender and the Swing Loan Lender further agrees to notify the U.S. Borrower promptly, but in any event within five Business Days, after such Lender or the Swing Loan Lender, as the case may be, learns of the circumstances giving rise to such a right to payment or such illegality have changed such that such right to payment or such illegality, as the case may be, no longer exists.

SECTION 3.08 Right to Replace Affected Person or Lender.

(a) Replacement by the U.S. Borrower. In the event the Borrowers are required to pay any Taxes with respect to an Affected Person pursuant to Section 2.12(c) or any amounts with respect to an Affected Person pursuant to Section 3.05, or the U.S. Borrower receives a notice from an Affected Person pursuant to Section 3.06, the U.S. Borrower may elect, if such amounts continue to be charged or such notice is still effective, to replace such Affected Person as a party to this Agreement, provided that, concurrently therewith, (i) another financial institution which is an Eligible Assignee and is reasonably satisfactory to the U.S. Borrower and the Administrative Agent (or if the Lender then serving as Administrative Agent is the Person to be replaced and the Administrative Agent has resigned its position, the Lender becoming the successor Administrative Agent) and satisfactory to the Issuing Banks and the Swing Loan Lender (unless it is the Swing Loan Lender that is being replaced), shall agree, as of such date, to purchase for cash and at par the Loans and participation in Letters of Credit of the Affected Person, pursuant to an Assignment and Acceptance and to become a Lender or the Swing Loan Lender, as the case may be, for all purposes under this Agreement and to assume all obligations (including all outstanding Loans) of the Affected Person to be terminated as of such date and to comply with the requirements of Section 9.07 applicable to assignments (other than clause (a)(iv) thereof), and (ii) the U.S. Borrower shall pay to such Affected Person in same day funds on the day of such replacement all interest, fees and other amounts then due and owing to such Affected Person by any Borrower hereunder to and including the date of termination, including without limitation payments due such Affected Person under Section 2.12, costs incurred under Section 3.05 or Section 9.15 and payments owing under Section 9.04(c).

(b) Replacement by the Issuing Banks. In the event that S&P and Moody’s shall, after the date that any Person becomes a Lender, downgrade the long-term certificate of deposit ratings of such Lender, and the resulting ratings shall be below BBB- and Baa3, respectively, or the equivalent, then the Issuing Banks shall in consultation with the U.S. Borrower have the right, but not the obligation, at their own expense, upon notice to such Lender and the Administrative Agent, to replace such Lender with an Eligible Assignee, and such Lender hereby agrees to transfer and assign without recourse (in accordance with and subject to the restrictions contained in Section 9.07 (other than clause (a)(iv) thereof)) all the interests, rights and obligations in respect of its Commitment to an Eligible Assignee; provided, however, that (x) no such assignment shall conflict with any law, rule or regulation or order of any governmental authority and (y) the Issuing Banks or such Eligible Assignee, as the case may be, shall pay to such Lender in same day funds on the date of such assignment the principal of and interest accrued to the date of payment on the Loans made by such Lender and such Lender’s participation in any Letters of Credit hereunder and all other amounts accrued for such Lender’s account or owed to it hereunder. Upon any such termination or assignment, such Lender shall cease to be a party hereto but shall continue to be obligated under Section 8.05 and be entitled to the benefits of Section 9.04, as well as to any fees and other amounts accrued for its account under Sections 2.05, 2.12 or 3.05 and not yet paid.

SECTION 3.09 Use of Proceeds. The Letters of Credit and the proceeds of the Loans shall be available (and each Borrower agrees that it shall use such proceeds) for general corporate purposes (including, without limitation, commercial paper backup and refinancing of the existing debt of the Borrowers under the Existing Credit Agreement) of the U.S. Borrower and its Subsidiaries; provided that neither any Lender nor the Administrative Agent shall have any responsibility for the use of any of the Letters of Credit or the proceeds of Loans.

ARTICLE IV

CONDITIONS OF LENDING

SECTION 4.01 Conditions Precedent to Initial Borrowing. The obligation of each Lender to make a Loan on the occasion of the initial Borrowing and of an Issuing Bank to issue the initial Letter of Credit, whichever shall first occur, shall be subject to the conditions precedent that, on a date (the “Effective Date”) not later than August 28, 2007, the Administrative Agent shall have received the following:

(a) Each of the following documents, which shall be dated the Effective Date and in form and substance satisfactory to the Administrative Agent:

(i) This Agreement, duly executed and delivered by each of the Borrowers.

(ii) Upon request of any Lender, the Revolving Loan Notes payable by the U.S. Borrower and any Euro Borrower to the order of each such Lender.

(iii) Certified copies of (x) the charter and by-laws of each Borrower, (y) the resolutions of the Board of Directors (or equivalent governing body) of each Borrower authorizing and approving this Agreement, the Guaranty and the Notes and the transactions contemplated by the Loan Documents, and (z) all documents evidencing other necessary corporate action and governmental approvals, if any, with respect to the Loan Documents.

(iv) A certificate of the Secretary or an Assistant Secretary of each Borrower certifying the names and true signatures of the officers of each Borrower authorized to sign this Agreement, the Guaranty and the Notes and the other documents to be delivered hereunder.

(v) A favorable opinion of Morgan, Lewis & Bockius LLP U.S. counsel to the Borrowers, substantially in the form of Exhibit D and covering such other matters relating hereto as any Lender, through the Administrative Agent, may reasonably request.

(vi) A certificate of a senior officer of the U.S. Borrower to the effect that (x) the representations and warranties contained in Article V are correct (other than any such representations or warranties which, by their terms, refer to a prior date) and (y) no event has occurred and is continuing which constitutes a Default.

(vii) Such other certificates, documents, agreements and information respecting any Borrower as any Lender through the Administrative Agent may reasonably request.

(b) Confirmation that (1) the U.S. Borrower has paid all accrued fees and expenses of the Administrative Agent and the Lenders hereunder (including the fees and expenses of counsel to the Administrative Agent to the extent then payable), together with all accrued but unpaid fees and expenses under the Existing Credit Agreement, (2) the U.S. Borrower has paid in full the accrued and unpaid interest on the Loans and the Notes, in each case as defined in, and all other amounts whatsoever payable under, the Existing Credit Agreement, (3) the Existing Credit Agreement has been terminated and is no longer in effect and (4) all Existing Letters of Credit have become Letters of Credit pursuant to Section 3.04(k).

SECTION 4.02 Conditions Precedent to Each Revolving Loan Borrowing, Swing Loan Borrowing and Letter of Credit Issuance. The obligation of each Lender to make a Loan (other than a Swing Loan or a Letter of Credit Loan made by a Lender pursuant to Section 3.03 or 3.04(b)) or a Competitive Bid Loan) on the occasion of each Borrowing (including the initial Borrowing), and the right of the Borrowers to request a Swing Loan Borrowing or the issuance of a Letter of Credit, shall be subject to the further conditions precedent that:

(a) in the case of the first Borrowing by a Euro Borrower, (other than FMC Finance B.V. and FMC Foret S.A.) the U.S. Borrower shall have furnished to the Administrative Agent such Revolving Loan Notes, corporate documents, resolutions, certifications, legal opinions and other items relating to such Euro Borrower as the Administrative Agent may reasonably require, and

(b) on the date of such Borrowing or issuance of a Letter of Credit the following statements shall be true (and the acceptance by a Borrower of the proceeds of such Borrowing or of such Letter of Credit shall constitute a representation and warranty by such Borrower that on the date of such Borrowing or issuance such statements are true):

(i) The representations and warranties contained in Article V (except the Excluded Representations) are correct in all material respects on and as of the date of such Borrowing or issuance, before and after giving effect to such Borrowing or issuance and to the application of the proceeds therefrom, as though made on and as of such date, other than any such representations or warranties that, by their terms, refer to a date other than the date of such Borrowing or issuance, which are true and correct as of such earlier date; and

(ii) No event has occurred and is continuing, or would result from such Borrowing or issuance or from the application of the proceeds therefrom, which constitutes a Default;

SECTION 4.03 Conditions Precedent to Each Competitive Bid Loan Borrowing. The obligation of each Lender which is to make a Competitive Bid Loan on the occasion of a Competitive Bid Loan Borrowing (including the initial Competitive Bid Loan Borrowing) to make such Competitive Bid Loan as part of such Competitive Bid Loan Borrowing is subject to the conditions precedent that:

(a) the Administrative Agent shall have received the written confirmatory Notice of Competitive Bid Loan Borrowing with respect thereto;

(b) on or before the date of such Competitive Bid Loan Borrowing, but prior to such Competitive Bid Loan Borrowing, the Administrative Agent shall have received a Competitive Bid Loan Note payable to the order of such Lender for each of the one or more Competitive Bid Loans to be made by such Lender as part of such Competitive Bid Loan Borrowing, in a principal amount equal to the principal amount of the Competitive Bid Loan to be evidenced thereby and otherwise on such terms as were agreed to for such Competitive Bid Loan in accordance with Sections 2.02 and 3.02; and

(c) on the date of such Competitive Bid Loan Borrowing, the following statements shall be true (and the acceptance by the U.S. Borrower of the proceeds of such Competitive Bid Loan Borrowing shall constitute a representation and warranty by the U.S. Borrower that on the date of such Competitive Bid Loan Borrowing such statements are true):

(i) The representations and warranties contained in Article V (except the Excluded Representations) are correct in all material respects on and as of the date of such Competitive Bid Loan Borrowing, before and after giving effect to such Competitive Bid Loan Borrowing and to the application of the proceeds therefrom, as though made on and as of such date other than any such representations or warranties which, by their terms, refer to a date other than the date of such Competitive Bid Loan Borrowing; and

(ii) No event has occurred and is continuing, or would result from such Competitive Bid Loan Borrowing or from the application of the proceeds therefrom, which constitutes a Default.

(d) On or before the date of such Competitive Bid Loan Borrowing, but prior to such Competitive Bid Loan Borrowing, the Administrative Agent shall have received such other documents as the Administrative Agent may reasonably request or as any Lender participating in such Competitive Bid Loan may require as a condition to its commitment in such Competitive Bid Loan.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

The U.S. Borrower represents and warrants as follows:

SECTION 5.01 Corporate Existence; Compliance with Law.

Each of the U.S. Borrower and its Material Subsidiaries (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) is duly qualified to do business as a foreign corporation and in good standing under the laws of each jurisdiction where such qualification is necessary, except where the failure to be so qualified or in good standing would not, in the aggregate, reasonably be expected to have a Material Adverse Effect, (c) has all requisite power and authority and the legal right to own, pledge, mortgage and operate its properties, to lease the property it operates under lease and to conduct its business as now or currently proposed to be conducted, (d) with respect to the U.S. Borrower and its Material Subsidiaries that are Domestic Subsidiaries, is in compliance with its Constituent Documents, (e) is in compliance with all applicable Requirements of Law except where the failure to be in compliance would not, in the aggregate, reasonably be expected to have a Material Adverse Effect and (f) has all necessary licenses, permits, consents or approvals from or by, has made all necessary filings with, and has given all necessary notices to, each Governmental Authority having jurisdiction, to the extent required for such ownership, operation and conduct, except for licenses, permits, consents, approvals or filings that can be obtained or made by the taking of ministerial action to secure the grant or transfer thereof or the failure to obtain or make would not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

SECTION 5.02 Corporate Power; Authorization; Enforceable Obligations.

(a) The execution, delivery and performance by each Borrower of the Loan Documents to which it is a party and the consummation of the transactions contemplated thereby:

(i) are within such Borrower’s corporate, limited liability company, partnership or other powers;

(ii) have been or, at the time of delivery thereof pursuant to Article IV (Conditions of Lending) will have been, duly authorized by all necessary action, including the consent of shareholders, partners and members where required;

(iii) do not and will not (A) contravene such Borrower’s or any of its Subsidiaries’ respective Constituent Documents, (B) violate any other Requirement of Law applicable to such Borrower (including Regulations T, U and X of the Federal Reserve Board), or any order or decree of any Governmental Authority or arbitrator applicable to such Borrower, (C) conflict with or result in the breach of, or constitute a default under, or result in or permit the termination or acceleration of, any Contractual Obligation of such Borrower or any of its Subsidiaries, or (D) result in the creation or imposition of any Lien upon any property of such Borrower or any of its Material Subsidiaries;

(iv) do not require the consent of, authorization by, approval of, notice to, or filing or registration with, any Governmental Authority or any other Person, other than those listed on Schedule 5.02 (Consents) and that have been or will be, prior to the Effective Date, obtained or made, copies of which have been or will be delivered to the Administrative Agent pursuant to Section 4.01(a)(iii)(z), and each of which on the Effective Date will be in full force and effect.

(b) This Agreement has been, and each of the other Loan Documents will have been upon delivery thereof pursuant to the terms of this Agreement, duly executed and delivered by each Borrower party thereto. This Agreement is, and the other Loan Documents will be, when delivered hereunder, the legal, valid and binding obligation of each Borrower party thereto, enforceable against such Borrower in accordance with its terms.

SECTION 5.03 Financial Statements.

The Consolidated balance sheet of the U.S. Borrower and its Subsidiaries as at December 31, 2006, and the related Consolidated statements of income, changes in stockholders’ equity and cash flows of the U.S. Borrower and its Subsidiaries for the fiscal year then ended, certified by the Borrowers’ Accountants, and the Consolidated balance sheet of the U.S. Borrower and its Subsidiaries as at June 30, 2007, and the related Consolidated statements of income and cash flows of the U.S. Borrower and its Subsidiaries for the three months then ended, copies of which have been furnished to each Lender, fairly present, subject, in the case of said balance sheet as at June 30, 2007, and said statements of income and cash flows for the three months then ended, to the absence of footnote disclosure and normal recurring year-end audit adjustments, the Consolidated financial condition of the U.S. Borrower and its Subsidiaries as at such dates and the Consolidated results of the operations of the U.S. Borrower and its Subsidiaries for the period ended on such dates, all in conformity with GAAP.

SECTION 5.04 Material Adverse Change.

Since December 31, 2006, there has been no Material Adverse Change and there have been no events or developments that, in the aggregate, have had a Material Adverse Effect.

SECTION 5.05 Litigation.

Except as set forth on Schedule 5.05 (Litigation), there are no pending or, to the knowledge of the U.S. Borrower, threatened actions, investigations or proceedings affecting the U.S. Borrower or any of its Material Subsidiaries before any court, Governmental Authority or arbitrator other than those that, in the aggregate, could not reasonably be expected to have a Material Adverse Effect. The performance of any action by any Borrower required or contemplated by any Loan Document is not restrained or enjoined (either temporarily, preliminarily or permanently).

SECTION 5.06 Taxes.

The U.S. Borrower and each of its Material Subsidiaries have filed, have caused to be filed or have been included in all tax returns (federal, state, local and foreign) required to be filed and have paid (or have accrued any taxes shown that are not due with the filing of such returns) all taxes shown thereon to be due, together with applicable interest and penalties, except in any case where the failure to file any such return or pay any such tax is not in any respect material to the U.S. Borrower or the U.S. Borrower and its Subsidiaries taken as a whole.

SECTION 5.07 Full Disclosure.

The information prepared or furnished by or on behalf of the U.S. Borrower in connection with this Agreement or the consummation of the transactions contemplated hereunder taken as a whole, including the information contained in the Disclosure Documents, does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein or herein in light of the time and circumstances under which they were made, not misleading.

SECTION 5.08 Investment Company Act; Public Utility Holding Company Act.

Neither the U.S. Borrower nor any of its Material Subsidiaries is (a) an “investment company” or an “affiliated Person” of, or “promoter” or “principal underwriter” for, an “investment company,” as such terms are defined in the Investment Company Act of 1940, as amended or (b) a “holding company,” or an “affiliate” of a “holding company” or a “subsidiary company” of a “holding company,” as each such term is defined and used in the Public Utility Holding Company Act of 1935, as amended.

SECTION 5.09 ERISA.

(a) No ERISA Event has occurred or is reasonably expected to occur with respect to any Plan that has resulted or would reasonably be expected to result in a Material Adverse Effect.

(b) Neither the U.S. Borrower nor any of its ERISA Affiliates has been notified by the sponsor of a Multiemployer Plan that it has incurred any Withdrawal Liability, and neither the U.S. Borrower nor any of its ERISA Affiliates, to the best of the U.S. Borrower’s knowledge and belief, is reasonably expected to incur any Withdrawal Liability to any Multiemployer Plan, in each case other than any Withdrawal Liability that would not have a Material Adverse Effect.

(c) Neither the U.S. Borrower nor any of its ERISA Affiliates has been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or has been terminated, within the meaning of Title IV of ERISA, except where such reorganization or termination would not reasonably be expected to have a Material Adverse Effect.

SECTION 5.10 Environmental Matters.

Except as disclosed in the U.S. Borrower’s SEC filings filed on or prior to June 30, 2007:

(a) The operations of the U.S. Borrower and each of its Material Subsidiaries have been and are in compliance with all Environmental Laws, including obtaining and complying with all required Permits required under or by Environmental Laws (collectively, “Environmental Permits”), other than non-compliances that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

(b) None of the U.S. Borrower or any of its Material Subsidiaries or any real property currently or, to the knowledge of the U.S. Borrower, previously owned, operated or leased by or for the U.S. Borrower or any of its Material Subsidiaries is subject to any pending or, to the knowledge of the U.S. Borrower, threatened, claim, order, agreement, notice of potential liability or is the subject of any pending or threatened proceeding or governmental investigation under or pursuant to Environmental Laws other than those that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

(c) Except as disclosed on Schedule 5.10 (Environmental Matters), none of the real property owned or operated by the U.S. Borrower or any of its Material Subsidiaries that is a Domestic Subsidiary is a treatment, storage or disposal facility requiring a Permit under the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq. and the regulations thereunder.

(d) There are no facts, circumstances or conditions arising out of or relating to the operations or ownership of the U.S. Borrower or of real property owned,

operated or leased by the U.S. Borrower or any of its Material Subsidiaries that are not specifically included in the financial information furnished to the Lenders other than those that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

(e) As of the date hereof, no Environmental Lien has attached to any property of the U.S. Borrower or any of its Material Subsidiaries and, to the knowledge of the U.S. Borrower, no facts, circumstances or conditions exist that could reasonably be expected to result in any such Lien attaching to any such property.

SECTION 5.11 Ownership of Properties; Liens.

Each of the U.S. Borrower and its Material Subsidiaries has good title to, a valid leasehold interest in, or other valid legal rights to use, all of the real and personal property used in the ordinary course of its business, and none of such property is subject to any Lien (other than as permitted by Section 6.04(a)), except to the extent that the absence of such title, leasehold interest or legal right, in the aggregate, would reasonably be expected to have a Material Adverse Effect.

SECTION 5.12 OFAC.

The U.S. Borrower and its Subsidiaries are in compliance with applicable regulations and executive orders administered by OFAC to the extent applicable to such Person. The Letters of Credit and the proceeds of any Loan will not be used and have not been used to fund any operations in, finance any investments or activities in or make any payments to, a Sanctioned Person or a Sanctioned Country.

ARTICLE VI

COVENANTS OF THE COMPANY

SECTION 6.01 Financial Covenants. So long as any obligations under this Agreement or any Note shall remain unpaid, any Letter of Credit shall be outstanding or any Lender shall have any Commitment hereunder, the U.S. Borrower agrees with the Administrative Agent to each of the following, unless the Required Lenders shall otherwise consent in writing:

(a) Maximum Leverage Ratio. The U.S. Borrower shall maintain, on the last day of each Fiscal Quarter, a Leverage Ratio of not more than a ratio of 3.5 to 1.0.

(b) Minimum Interest Coverage Ratio. The U.S. Borrower shall maintain an Interest Coverage Ratio, as determined as of the last day of each Fiscal Quarter, for the four Fiscal Quarters ending on such day, of at least a minimum ratio of 3.5 to 1.0.

SECTION 6.02 Reporting Covenants. So long as any obligations under this Agreement or any Note shall remain unpaid, any Letter of Credit shall be outstanding or any Lender shall have any Commitment hereunder, the U.S. Borrower agrees with the Administrative Agent to each of the following, unless the Required Lenders shall otherwise consent in writing:

(a) Financial Statements. The U.S. Borrower shall furnish to the Administrative Agent (with sufficient copies for each of the Lenders or in electronic, readable and duplicable form) each of the following:

(i) Quarterly Reports. Within 45 days after the end of each Fiscal Quarter of each Fiscal Year, financial information regarding the U.S. Borrower and its Subsidiaries consisting of Consolidated unaudited balance sheets as of the close of such quarter and the related statements of income and cash flows for such quarter and that portion of the Fiscal Year ending as of the close of such quarter, setting forth in comparative form the figures for the corresponding period in the prior year, in each case certified by a Responsible Officer of the U.S. Borrower as fairly presenting the Consolidated financial position of the U.S. Borrower and its Subsidiaries as at the dates indicated and the results of their operations and cash flow for the periods indicated in accordance with GAAP (subject to the absence of footnote disclosure and normal year-end audit adjustments).

(ii) Annual Reports. Within 90 days after the end of each Fiscal Year, financial information regarding the U.S. Borrower and its Subsidiaries consisting of Consolidated balance sheets of the U.S. Borrower and its Subsidiaries as of the end of such year and related statements of income, changes in stockholders’ equity and cash flows of the U.S. Borrower and its Subsidiaries for such Fiscal Year, all prepared in conformity with GAAP and certified without qualification as to the scope of the audit by the Borrowers’ Accountants, together with the report of such accounting firm stating that (A) such Financial Statements fairly present the Consolidated financial position of the U.S. Borrower and its Subsidiaries as at the dates indicated and the results of their operations and cash flow for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except for changes with which the Borrower’s Accountants shall concur and that shall have been disclosed in the notes to the Financial Statements) and (B) the examination by the Borrower’s Accountants in connection with such Consolidated Financial Statements has been made in accordance with generally accepted auditing standards.

(iii) Compliance Certificate. Together with each delivery of any financial statement pursuant to clause (i) or (ii) above, a certificate of a Responsible Officer of the U.S. Borrower (each, a “Compliance Certificate”) (A) showing in reasonable detail the calculations used in determining the Leverage Ratio and demonstrating compliance with each of the financial covenants contained in Section 6.01 (Financial Covenants) that is tested on a quarterly basis, and (B) stating that no Default or Event of Default has occurred and is continuing or, if a Default or an Event of Default has occurred and is continuing, stating the nature thereof and the action that the U.S. Borrower proposes to take with respect thereto.

(b) Default Notices.

(i) As soon as practicable, and in any event within five Business Days after a Responsible Officer of any Borrower has actual knowledge of the existence of any Default, Event of Default or other event having had a Material Adverse Effect or having any reasonable likelihood of causing or resulting in a Material Adverse Change, the U.S. Borrower shall give the Administrative Agent notice specifying the nature of such Default or Event of Default or other event, including the anticipated effect thereof, which notice, if given by telephone, shall be promptly confirmed in writing on the next Business Day; and

(ii) As soon as practicable, and in any event within five Business Days after a Responsible Officer of any of the U.S. Borrower or any of its Material Subsidiaries has actual knowledge of the existence of any default under any Indebtedness of the U.S. Borrower or any such Subsidiary which is outstanding in a principal amount of at least $50,000,000 in the aggregate (but excluding Indebtedness evidenced by the Notes), the U.S. Borrower shall give the Administrative Agent notice specifying the nature of such default, including the anticipated effect thereof, which notice, if given by telephone, shall be promptly confirmed in writing on the next Business Day.

(c) Litigation. Promptly after the commencement thereof, the U.S. Borrower shall give the Administrative Agent written notice of the commencement of all actions, suits and proceedings before any domestic or foreign Governmental Authority or arbitrator, affecting the U.S. Borrower or any of its Material Subsidiaries that (i) seeks injunctive or similar relief that, if granted, would reasonably be expected to have a Material Adverse Effect or (ii) in the reasonable judgment of the U.S. Borrower or such Material Subsidiary, exposes the U.S. Borrower or such Material Subsidiary to liability that, if adversely determined, would reasonably be expected to have a Material Adverse Effect.

(d) SEC Filings; Press Releases. Promptly after the sending or filing thereof, the U.S. Borrower shall send the Administrative Agent copies, electronic or otherwise, of (i) all reports that the U.S. Borrower sends to its security holders generally, (ii) all reports and registration statements that the U.S. Borrower or any of its Material Subsidiaries files with the SEC or any national or foreign securities exchange or the National Association of Securities Dealers, Inc., (iii) all financial and other material press releases and (iv) all other statements concerning material changes or developments in the business of any Borrower made available by any Borrower to the public or any other creditor.

(e) ERISA Matters. The U.S. Borrower shall furnish the Administrative Agent (with sufficient copies for each of the Lenders or in electronic, readable and duplicable form) each of the following:

(i) promptly and in any event within 30 days after the U.S. Borrower or any ERISA Affiliate knows or should reasonably know that any ERISA Event has occurred, a statement of a principal financial officer of the U.S. Borrower describing such ERISA Event and the action, if any, which the U.S. Borrower or such ERISA Affiliate proposes to take with respect thereto;

(ii) promptly and in any event within 10 Business Days after receipt thereof by the U.S. Borrower or any ERISA Affiliate, copies of each notice from the PBGC stating its intention to terminate any Plan or to have a trustee appointed to administer any Plan where such action would have a Material Adverse Effect;

(iii) promptly and in any event within 20 Business Days after receipt thereof by the U.S. Borrower or any ERISA Affiliate from the sponsor of a Multiemployer Plan, a copy of each notice received by the U.S. Borrower or any ERISA Affiliate (1) that it has incurred a Withdrawal Liability to a Multiemployer Plan, (2) of the reorganization or termination, within the meaning of Title IV of ERISA, of any Multiemployer Plan or (3) the amount of liability incurred, or which may be incurred, by the U.S. Borrower or any ERISA Affiliate in connection with any event described in clause (1) or (2) above.

(f) Other Information. The U.S. Borrower shall provide the Administrative Agent and each requesting Lender with such other information respecting the business, properties, condition, financial or otherwise, or operations of the U.S. Borrower or any of its Subsidiaries as the Administrative Agent or such Lender through the Administrative Agent may from time to time reasonably request.

SECTION 6.03 Affirmative Covenants. So long as any obligations under this Agreement or any Note shall remain unpaid, any Letter of Credit shall be outstanding or any Lender shall have any Commitment hereunder, the U.S. Borrower agrees with the Administrative Agent to each of the following, unless the Required Lenders shall otherwise consent in writing:

(a) Preservation of Corporate Existence, Etc. The U.S. Borrower shall, and shall cause each of its Material Subsidiaries to, preserve and maintain its legal existence, rights (charter and statutory) and franchises, except as permitted by Section 6.04(b) (Restrictions on Fundamental Changes).

(b) Compliance with Laws, Etc. The U.S. Borrower shall, and shall cause each of its Subsidiaries to, comply with all applicable Requirements of Law, Contractual Obligations and Permits, including ERISA and Environmental Laws, except where the failure so to comply would not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

(c) Conduct of Business. The U.S. Borrower shall, and shall cause each of its Subsidiaries to, (a) conduct its business in the ordinary course consistent with past practice and (b) use its reasonable efforts, in the ordinary course and consistent with past practice, to preserve its business and the goodwill and business of the customers, advertisers, suppliers and others having business relations with the U.S. Borrower or any of its Subsidiaries, except in each case where the failure to comply with the covenants in each of clauses (a) and (b) above would not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

(d) Payment of Taxes, Etc. The U.S. Borrower shall, and shall cause each of its Material Subsidiaries to, pay and discharge before the same shall become delinquent, all U.S. federal taxes and all other material and lawful governmental claims, taxes, assessments, charges and levies, except where contested in good faith, by proper proceedings and adequate reserves therefor have been established on the books of the U.S. Borrower or the appropriate Subsidiary in conformity with GAAP.

(e) Maintenance of Insurance. The U.S. Borrower shall maintain for itself, and cause to be maintained for each of its Material Subsidiaries, insurance with responsible and reputable insurance companies or associations in such amounts (subject to customary retentions and deductibles) and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which the U.S. Borrower or such Subsidiary operates.

(f) Access. The U.S. Borrower shall from time to time permit the Administrative Agent and the Lenders, or any agents or representatives thereof, within two Business Days after written notification of the same (except that during the continuance of an Event of Default, no such notice shall be required) to (i) examine and make copies of and abstracts from the records and books of account of the U.S. Borrower and each of its Material Subsidiaries, (ii) visit the properties of the U.S. Borrower and each of its Material Subsidiaries, (iii) discuss the affairs, finances and accounts of the U.S. Borrower and each of its Material Subsidiaries with any of their respective officers or directors and (iv) communicate directly with any of its certified public accountants (including the Borrowers’ Accountants). The U.S. Borrower shall authorize its certified public accountants (including the Borrowers’ Accountants) to disclose to the Administrative Agent or any Lender any and all financial statements and other information of any kind, as the Administrative Agent or any Lender reasonably requests from the U.S. Borrower and that such accountants may have with respect to the business, financial condition, results of operations or other affairs of the U.S. Borrower or any of its Material Subsidiaries; provided that any such disclosures shall be considered Confidential Information governed by Section 9.11 hereof.

(g) Keeping of Books. The U.S. Borrower shall, and shall cause each of its Material Subsidiaries to, keep proper books of record and account, in which full and correct entries shall be made in conformity with GAAP of all financial transactions and the assets and business of the U.S. Borrower and each such Material Subsidiary.

(h) Maintenance of Properties, Etc. The U.S. Borrower shall, and shall cause each of its Material Subsidiaries to, maintain and preserve (a) in good working order and condition all of its properties necessary in the conduct of its business, (b) all rights, permits, licenses, approvals and privileges (including all Permits) used or useful or necessary in the conduct of its business and (c) all registered patents, trademarks, trade names, copyrights and service marks with respect to its business, except where failure to so maintain and preserve the items set forth in clauses (a), (b) and (c) above would not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

(i) Application of Proceeds. The entire amount of the Letters of Credit or the proceeds of the Loans shall be used by the Borrowers (i) to refinance the existing debt of the Borrowers under the Existing Credit Agreement, (ii) pay any related transaction costs, fees and expenses and (iii) for general corporate purposes, including commercial paper backstop.

(j) Environmental. The U.S. Borrower shall, and shall cause all of its Material Subsidiaries to, comply in all material respects with Environmental Laws and, without limiting the foregoing, the U.S. Borrower shall, at its sole cost and expense, upon receipt of any notification or otherwise obtaining knowledge of any Release or other event that has any reasonable likelihood of the U.S. Borrower and its Material Subsidiaries incurring material Environmental Liabilities and Costs, (a) conduct or pay for consultants to conduct, such tests or assessments of environmental conditions at such operations or properties as the U.S. Borrower deems appropriate under the circumstances and (b) take such Remedial Action and undertake such investigation or other action as required by Environmental Laws or as any Governmental Authority requires or as is appropriate and consistent with good business practice to address the Release or event and otherwise ensure compliance with Environmental Laws.

(k) Post-Closing Matters. The Borrowers shall comply with the terms and conditions set forth on Schedule 6.03(k) within the time periods specified in such schedule, which such time periods may be extended by the Administrative Agent, in its sole discretion.

SECTION 6.04 Negative Covenants. So long as any obligations under this Agreement or any Note shall remain unpaid, any Letter of Credit shall be outstanding or any Lender shall have any Commitment hereunder, the U.S. Borrower agrees with the Administrative Agent to each of the following, unless the Required Lenders shall otherwise consent in writing:

(a) Liens, Etc. The U.S. Borrower shall not, and shall not permit any of its Material Subsidiaries to, create or suffer to exist, any Lien upon or with respect to any of their respective properties or assets, whether now owned or hereafter acquired, or assign, or permit any of its Subsidiaries to assign, any right to receive income, except for the following:

(i) Liens existing on the date of this Agreement and disclosed on Schedule 6.04(a) (Existing Liens);

(ii) Customary Permitted Liens of the U.S. Borrower and the U.S. Borrower’s Material Subsidiaries;

(iii) purchase money Liens granted by the U.S. Borrower or any Material Subsidiary of the U.S. Borrower (including Liens arising pursuant to Capital Leases and purchase money mortgages or security interests securing Indebtedness representing or financing the purchase price of equipment (or improvements to existing equipment) acquired by the U.S. Borrower or any Material Subsidiary of the U.S. Borrower) and limited in each case to the property purchased with the proceeds of such purchase money Indebtedness or subject to such Capital Lease;

(iv) any Lien securing the renewal, extension, refinancing or refunding of any Indebtedness secured by any Lien permitted by clause (i) or (iii) above or this clause (iv) without any change in the assets subject to such Lien;

(v) Liens in favor of lessors securing operating leases permitted hereunder;

(vi) Liens on any tangible or intangible asset or property of a Foreign Subsidiary securing the Foreign Credit Lines of such Foreign Subsidiary or a refinancing thereof;

(vii) Liens created in connection with a Receivables Transaction; provided, however, that the aggregate outstanding amount of all Indebtedness secured by such Liens created pursuant to this paragraph (vii) does not exceed $500,000,000; and

(viii) Liens that are not otherwise permitted by the foregoing clauses of this Section 6.04(a) securing obligations or other liabilities of any Subsidiary; provided, however, that the aggregate outstanding amount of all such obligations and liabilities shall not exceed $100,000,000 at any time.

(b) Restriction on Fundamental Changes. The U.S. Borrower shall not, and shall not permit any of its Material Subsidiaries to:

(i) merge or consolidate with or into, or

(ii) convey, transfer, lease or otherwise dispose of (whether in one transaction or a series of transactions) all or substantially all of the property

(whether now owned or hereafter acquired) of the U.S. Borrower and its Subsidiaries, taken as a whole, to, or

(iii) convey, transfer, lease or otherwise dispose of (whether in one transaction or a series of transactions, and whether by or pursuant to merger, consolidation or any other arrangement), any property (whether now owned or hereafter acquired) essential to the conduct of the U.S. Borrower and its Subsidiaries, taken as a whole, to, or

(iv) enter into any partnership, joint venture, syndicate, pool or other combination with,

any Person; provided, however, that so long as no Default shall have occurred and then be continuing or would result therefrom,

(A) the U.S. Borrower may merge or consolidate with another Person so long as the U.S. Borrower is the surviving entity; and

(B) any domestic Material Subsidiary may merge or consolidate with the U.S. Borrower or another domestic Material Subsidiary, so long as (1) the surviving entity is a domestic corporation and (2) the Person surviving such consolidation or merger (other than a consolidation or merger with or into the U.S. Borrower) is a domestic Material Subsidiary.

(c) Change in Nature of Business. The U.S. Borrower shall not, and shall not permit any of its Subsidiaries to, make any material change in the nature or conduct of FMC’s Business, whether in connection with a transaction permitted by Section 6.04(b) or otherwise.

(d) Modification of Constituent Documents. The U.S. Borrower shall not, nor shall it permit any of its Subsidiaries to, change its capital structure (including in the terms of its outstanding Stock) or otherwise amend its Constituent Documents, except for changes and amendments that would not reasonably be expected to have a Material Adverse Effect.

(e) Accounting Changes; Fiscal Year. The U.S. Borrower shall not change its (a) accounting treatment and reporting practices or tax reporting treatment, except as required or permitted by GAAP, or (b) Fiscal Year.

(f) Margin Regulations. The U.S. Borrower shall not, and shall not permit any of its Material Subsidiaries to, use all or any portion of the proceeds of any credit extended hereunder to purchase or carry margin stock (within the meaning of Regulation U of the Federal Reserve Board) in contravention of Regulation U of the Federal Reserve Board.

(g) No Speculative Transactions. The U.S. Borrower shall not, and shall not permit any of its Subsidiaries to, enter into any Hedging Contract solely for speculative purposes or other than for the purpose of hedging risks associated with the businesses of the U.S. Borrower and its Material Subsidiaries, as done in the ordinary course of such businesses.

(h) Compliance with ERISA. The U.S. Borrower shall not cause or permit to occur, and shall not permit any of its ERISA Affiliates to cause or permit to occur, (a) an event that could result in the imposition of a Lien under Section 412 of the Code or Section 302 or 4068 of ERISA or (b) ERISA Events that would have a Material Adverse Effect in the aggregate.

ARTICLE VII

EVENTS OF DEFAULT

SECTION 7.01 Events of Default. If any of the following events (“Events of Default”) shall occur and be continuing:

(a)(i) Any Borrower shall fail to pay any principal of any Loan or Reimbursement Obligation when the same becomes due and payable; or (ii) any Borrower shall fail to pay any interest on any Loan or Reimbursement Obligation, or any other payment under any Loan Document, for a period of three Business Days after the same becomes due and payable; or

(b) Any representation or warranty made or deemed made by any Borrower herein or by any Borrower (or any of its officers) under or in connection with any Loan Document shall prove to have been incorrect in any material respect when made or deemed made; or

(c) The U.S. Borrower shall fail to perform or observe (i) any term, covenant or agreement contained in Section 6.01, Section 6.02(a) or (b), Section 6.03(a) or (i) or Section 6.04, or (ii) any other term, covenant or agreement contained in this Agreement on its part to be performed or observed if the failure to perform or observe such other term, covenant or agreement shall remain unremedied for 30 days after written notice thereof shall have been given to the U.S. Borrower by the Administrative Agent or the Required Lenders; or

(d)(i) The U.S. Borrower or any of its Material Subsidiaries shall fail to pay any principal of or premium or interest on any Indebtedness which is outstanding in a principal amount of at least $50,000,000 in the aggregate (but excluding Indebtedness evidenced by the Notes) of the U.S. Borrower or such Subsidiary (as the case may be), when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Indebtedness, (ii) any such Indebtedness shall become or be declared to be due and payable, or be required to be prepaid or repurchased (other than by a regularly scheduled required prepayment), prior to the stated maturity thereof and the U.S. Borrower or such Subsidiary shall have failed to make such payment or effect such repurchase, and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Indebtedness, or (iii) any other event shall occur or condition shall exist under any agreement or instrument relating to any such Indebtedness, if the effect of such event or condition is to accelerate the maturity of such Indebtedness, provided that any required notice of such event or condition shall have been given or any applicable grace period shall have expired; provided, however, that if there is acceleration of any Indebtedness which is included under this clause (d) solely because of a Guarantee by the U.S. Borrower or one of its Material Subsidiaries, an Event of Default will not exist under this clause (d) so long as the U.S. Borrower or such Material Subsidiary, as the case may be, fully performs its obligations in a timely manner under such Guarantee upon demand therefor by the beneficiary thereof; or

(e) The U.S. Borrower or any of its Material Subsidiaries shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against the U.S. Borrower or any of its Material Subsidiaries seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it), either such proceeding shall remain undismissed or unstayed for a period of 60 days, or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its property) shall occur; or the U.S. Borrower or any of its Material Subsidiaries shall take any corporate action to authorize any of the actions set forth above in this subsection (e); or

(f) One or more judgments or orders for the payment of money in excess of $50,000,000 in the aggregate and not covered by insurance shall be rendered against the U.S. Borrower or any of its Material Subsidiaries and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

(g) Any ERISA Event shall have occurred and the amount of all liabilities and deficiencies resulting therefrom, whether or not assessed, would reasonably be expected to have a Material Adverse Effect; or

(h) The U.S. Borrower or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that it has incurred Withdrawal Liability to such Multiemployer Plan which would reasonably be expected to have a Material Adverse Effect;

(i) The U.S. Borrower or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or is being terminated, within the meaning of Title IV of ERISA, and such reorganization or termination would reasonably be expected to have a Material Adverse Effect;

(j) The Guaranty set forth in Article X hereof shall cease to be valid and binding on, or enforceable against, the U.S. Borrower or the U.S. Borrower shall so state in writing; or

(k) there shall occur any Change of Control;

then, and in any such event, the Administrative Agent (i) shall at the request, or may with the express consent, of the Required Lenders, by notice to the U.S. Borrower, declare the obligation of each Lender to make Loans and of the Issuing Banks to issue Letters of Credit to be terminated, whereupon the same shall forthwith terminate, and (ii) shall at the request, or may with the express consent, of the Required Lenders, by notice to the U.S. Borrower, declare the Loans, all interest thereon and all other amounts payable under this Agreement and the other Loan Documents to be forthwith due and payable, whereupon the Loans, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by each Borrower; provided, however, that upon the occurrence of any Event of Default specified in Section 7.01(e), (A) the obligation of each Lender to make Loans and of each Issuing Bank to issue Letters of Credit shall automatically be terminated and (B) the Loans, all such interest and all such amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by each Borrower.

SECTION 7.02 Actions in Respect of the Letters of Credit Upon Event of Default; L/C Cash Collateral Account; Investing of Amounts in the L/C Cash Collateral Account; Release.

(a) Upon (i) the occurrence and during the continuance of any Event of Default and (ii) the making of the request or the granting of the consent specified by Section 7.01 to authorize the Administrative Agent to declare the Loans due and payable pursuant to the provisions of Section 7.01, the Administrative Agent may, and at the request of the Required Lenders shall, irrespective of whether it is taking any of the actions described in Section 7.01 or otherwise, make demand upon the U.S. Borrower to, and forthwith upon such demand the U.S. Borrower will, pay to the Administrative Agent on behalf of the Lenders in same day funds at the Administrative Agent’s office designated in such demand, for deposit in the L/C Cash Collateral Account, an amount equal to the aggregate Available Amount of all Letters of Credit then outstanding in the Currency of such Letters of Credit; provided, however, that upon the occurrence of any Event of Default specified in Section 7.01(e), such payments by the U.S. Borrower pursuant to this Section 7.02(a) shall automatically be required to be made. If at any time the Administrative Agent determines that any funds held in the L/C Cash Collateral Account are subject to any equal or prior right or claim of any Person other than any Agent and the Lenders pursuant to this Agreement or that the total amount of such funds is less than the aggregate Available Amount of all Letters of Credit, the U.S. Borrower will, forthwith upon demand by the Administrative Agent, pay to the Administrative Agent, as additional funds to be deposited and held in the L/C Cash Collateral Account, an amount equal to the excess of (1) such aggregate Available Amount over (2) the total amount of funds, if any, then held in the L/C Cash Collateral Account that the Administrative Agent determines to be free and clear of any such equal or prior right and claim.

(b) The U.S. Borrower hereby authorizes the Administrative Agent to open at any time upon the occurrence and during the continuance of an Event of Default a non-interest bearing account with the Administrative Agent at its address designated in Section 9.02 in the name of the U.S. Borrower but in connection with which the Administrative Agent shall be the sole entitlement holder or customer (the “L/C Cash Collateral Account”), and hereby pledges and assigns and grants to the Administrative Agent on behalf of the Lenders a security interest in the following collateral (the “L/C Cash Collateral Account Collateral”):

(i) the L/C Cash Collateral Account, all funds held therein and all certificates and instruments, if any, from time to time representing or evidencing the investment of funds held therein,

(ii) all L/C Cash Collateral Account Investments from time to time, and all certificates and instruments, if any, from time to time representing or evidencing the L/C Cash Collateral Account Investments,

(iii) all notes, certificates of deposit, deposit accounts, checks and other instruments from time to time delivered to or otherwise possessed by the Administrative Agent for or on behalf of the U.S. Borrower in substitution for or in addition to any or all of the then existing L/C Cash Collateral Account Collateral,

(iv) all interest, dividends, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the then existing L/C Cash Collateral Account Collateral, and

(v) all proceeds of any and all of the foregoing L/C Cash Collateral Account Collateral.

(c) If requested by the U.S. Borrower, the Administrative Agent will, subject to the provisions of clause (e) below, from time to time (i) invest amounts on deposit in the L/C Cash Collateral Account in such notes, certificates of deposit and other debt instruments as the U.S. Borrower may select and the Administrative Agent may approve and (ii) invest interest paid on the notes, certificates of deposit and other instruments referred to in clause (i) above, and reinvest other proceeds of any such notes, certificates of deposit and other instruments which may mature or be sold, in each case in such notes, certificates of deposit and other debt instruments as the U.S. Borrower may select and the Administrative Agent may approve (the notes, certificates of deposit and other instruments referred to in clauses (i) and (ii) above being collectively “L/C Cash Collateral Account Investments”). Interest and proceeds that are not invested or reinvested in L/C Cash Collateral Account Investments as provided above shall be deposited and held in the L/C Cash Collateral Account.

(d) Upon such time as (i) the aggregate Available Amount of all Letters of Credit is reduced to zero and such Letters of Credit are expired or terminated by their terms and all amounts payable in respect thereof, including but not limited to principal, interest, commissions, fees and expenses, have been paid in full in cash, and (ii) no Event of Default has occurred and is continuing under this Agreement, the Administrative Agent will pay and release to the U.S. Borrower or at its order (a) accrued interest due and payable on the L/C Cash Collateral Account Investments and in the L/C Cash Collateral Account, and (b) the balance remaining in the L/C Cash Collateral Account after the application, if any, by the Administrative Agent of funds in the L/C Cash Collateral Account to the payment of amounts described in clause (i) of this subsection (d).

(e)(i) The Administrative Agent may, without notice to the U.S. Borrower or any other Person except as required by law and at any time or from time to time, charge, set-off and otherwise apply all or any part of the L/C Cash Collateral Account against the obligations of the Borrowers in respect of Letters of Credit (collectively, the “L/C Cash Collateral Account Obligations”) or any part thereof. The Administrative Agent agrees to notify the U.S. Borrower promptly after any such set-off and application, provided that the failure of the Administrative Agent to give such notice shall not affect the validity of such set-off and application.

(ii) The Administrative Agent may also exercise in respect of the L/C Cash Collateral Account Collateral, in addition to other rights and remedies provided for herein or otherwise available to it, all the rights and remedies of a secured party on default under the Uniform Commercial Code in effect in the State of New York at that time (the “UCC”) (whether or not the UCC applies to the affected L/C Cash Collateral Account Collateral), and may also, without notice except as specified below, sell the L/C Cash Collateral Account Collateral or any part thereof in one or more parcels at public or private sale, at any of the Administrative Agent’s offices or elsewhere, for cash, on credit or for future delivery, and upon such other terms as the Administrative Agent may deem commercially reasonable. Each Borrower agrees that, to the extent notice of sale shall be required by law, at least ten days’ notice to the U.S. Borrower of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. The Administrative Agent shall not be obligated to make any sale of L/C Cash Collateral Account Collateral regardless of notice of sale having been given. The Administrative Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned.

(iii) Any cash held by the Administrative Agent as L/C Cash Collateral Account Collateral and all cash proceeds received by the Administrative Agent in respect of any sale of, collection from, or other realization upon all or any part of the L/C Cash Collateral Account Collateral may, in the discretion of the Administrative Agent, be held by the Administrative Agent as collateral for, and/or then or at any time thereafter be applied in whole or in part by the Administrative Agent against, all or any part of the L/C Cash Collateral Account Obligations in such order as the Administrative Agent shall elect. Any surplus of such cash or cash proceeds held by the Administrative Agent and remaining after payment in full of all the L/C Cash Collateral Account Obligations shall be paid over to the U.S. Borrower or to whomsoever may be lawfully entitled to receive such surplus.

(f) Upon the permanent reduction from time to time of the aggregate Available Amount of all Letters of Credit in accordance with the terms thereof, the Administrative Agent shall release to the U.S. Borrower amounts from the L/C Cash Collateral Account in an amount equal to each such permanent reduction; provided that the Administrative Agent shall not be obligated to reduce the funds or other L/C Cash Collateral Account Collateral then held in the L/C Cash Collateral Account below that level that the Administrative Agent reasonably determines is required to be maintained after taking into consideration any rights or claims of any Persons other than the Administrative Agent and the Lenders.

(g) In furtherance of the grant of the pledge and security interest pursuant to this Section 7.02, the U.S. Borrower hereby agrees with each Lender and the Administrative Agent that the U.S. Borrower shall give, execute, deliver, file and/or record any financing statement, notice, instrument, document, agreement or other papers that may be necessary or desirable (in the reasonable judgment of the Administrative Agent) to create, preserve, perfect or validate the security interest granted pursuant hereto or to enable the Administrative Agent to exercise and enforce its rights hereunder with respect to such pledge and security interests.

ARTICLE VIII

THE ADMINISTRATIVE AGENT

SECTION 8.01 Authorization and Action. Each Lender hereby appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Administrative Agent by the terms hereof, together with such powers as are reasonably incidental thereto. As to any matters not expressly provided for by this Agreement (including, without limitation, enforcement or collection of the Notes), the Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders, and such instructions shall be binding upon all Lenders and all holders of Notes; provided that the Administrative Agent shall not be required to take any action which exposes the Administrative Agent to personal liability or which is contrary to this Agreement or applicable law. The Administrative Agent agrees to give to each Lender prompt notice of each notice given to it by any Borrower pursuant to the terms of this Agreement.

SECTION 8.02 Reliance, Etc.

(a) None of the Agents nor any of their respective directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with the Loan Documents, except for its or their own gross negligence or willful misconduct. Without limitation of the generality of the foregoing, the Administrative Agent: (i) may treat the payee of any Note as the holder thereof until the Administrative Agent receives and accepts an Assignment and Acceptance entered into by the Lender which is the payee of such Note, as assignor, and an Eligible Assignee, as assignee, as provided in Section 9.07; (ii) may consult with legal counsel (including counsel for any Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (iii) makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties or representations (whether written or oral) made in or in connection with this Agreement; (iv) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement on the part of any Borrower or to inspect the property (including the books and records) of any Borrower; (v) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other instrument or document furnished pursuant hereto; and (vi) shall incur no liability under or in respect of this Agreement by acting upon any notice, consent, certificate or other instrument or writing (which may be by telecopier, telegram, cable or telex) believed by it to be genuine and signed or sent by the proper party or parties.

(b) The Arrangers, as such, the Documentation Agent, as such, and the Syndication Agent, as such, each referred to on the cover page hereto, shall have no duties or obligations whatsoever to the Lenders under or with respect to this Agreement, the Notes or any other document or any matter related thereto.

SECTION 8.03 The Agents and their Affiliates as Lenders. With respect to its respective Commitment as a Lender, the Loans made by it as a Lender, the Letters of Credit issued by it as Issuing Bank and the Notes issued to it as a Lender, each of the Agents party to this Agreement as Lender and/or Issuing Bank shall have the same rights and powers under this Agreement as any other Lender in its capacity as a Lender and/or any other Issuing Bank in its capacity as Issuing Bank and may exercise the same as though it were not an Agent; and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated, include each Agent in its individual capacity as a Lender and/or an Issuing Bank. Each Agent, in its individual capacity as a Lender and/or an Issuing Bank, and its affiliates may accept deposits from, lend money to, act as trustee under indentures of, and generally engage in any kind of business with, any Borrower, any of its Subsidiaries and any Person who may do business with or own securities of any Borrower or any such Subsidiary, all as if the such Agent were not an Agent under this Agreement and without any duty to account therefor to the Lenders.

SECTION 8.04 Lender Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon any Agent or any other Lender and based on the financial statements referred to in Section 5.03 and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon any Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement.

SECTION 8.05 Indemnification. The Lenders severally agree to indemnify the Administrative Agent, each Issuing Bank and the Swing Loan Lender (in each case to the extent the U.S. Borrower fails to pay the same pursuant to Section 9.04(b) or otherwise), ratably according to their respective pro rata share, from and against any and all claims, damages, losses, liabilities and expenses of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against such Person in any way relating to or arising out of this Agreement or any action taken or omitted by such Person under this Agreement in its respective capacity as an agent hereunder, provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, actions, judgments, suits, costs, expenses or disbursements resulting from the gross negligence or willful misconduct of the Administrative Agent, such Issuing Bank or the Swing Loan Lender, as applicable. Without limitation of the foregoing, each Lender agrees to reimburse the Administrative Agent promptly upon demand for its ratable share of any out-of-pocket expenses (including counsel fees but excluding normal administrative expenses expressly excluded under Section 9.04(a)) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, to the extent that the Administrative Agent is not reimbursed for such expenses by the U.S. Borrower as required under Section 9.04(a).

SECTION 8.06 Successor Administrative Agent. The Administrative Agent may resign at any time by giving written notice thereof to the Lenders and the U.S. Borrower and may be removed at any time with or without cause by the Required Lenders. Upon any such resignation or removal, the Required Lenders shall have the right to appoint a successor Administrative Agent with the consent of the U.S. Borrower, which consent shall not be unreasonably withheld. If no successor Administrative Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within 30 days after the retiring Administrative Agent’s giving of notice of resignation or the Required Lenders’ removal of the retiring Administrative Agent, then the retiring Administrative Agent may, on behalf of the Lenders appoint a successor Administrative Agent, which shall be an Eligible Assignee and a commercial bank organized under the laws of the United States of America or of any State thereof and having a combined capital and surplus of at least $50,000,000. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement. After any retiring Administrative Agent’s resignation or removal hereunder as Administrative Agent, the provisions of this Article VIII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement.

SECTION 8.07 No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the Arrangers, the Documentation Agent or the Syndication Agent listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as a Lender hereunder.

ARTICLE IX

MISCELLANEOUS

SECTION 9.01 Amendments, Etc. No amendment or waiver of any provision of this Agreement or the Notes, nor consent to any departure by any Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Required Lenders, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall, unless in writing and signed by all the Lenders, do any of the following: (a) waive any of the conditions specified in Section 4.01 or 4.02, (b) reduce any fees or other amounts payable hereunder, (c) postpone any date fixed for any payment of any fees or other amounts payable hereunder, (d) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Loans, or the number of Lenders, which shall be required for the Lenders or any of them to take any action hereunder, (e) release the Guaranty set forth in Article X or (f) amend this Section 9.01 or any other Section of this Agreement, the effect of which amendment is to alter the pro rata sharing of payments or pro rata funding required thereby; and provided further that (1) no amendment, waiver or consent shall affect the rights or duties of the Administrative Agent, and any Issuing Bank or the Swing Loan Lender, as the case may be, under this Agreement or any Note, unless such amendment, waiver or consent is in writing and signed by the Administrative Agent, such Issuing Bank or the Swing Loan Lender, as the case may be, in addition to the Lenders required above to take such action, (2) no amendment, waiver or consent shall affect the rights or duties of any Lender that has made a Competitive Bid Loan unless such amendment, waiver or consent is in writing and signed by such Lender in respect of such Competitive Bid Loan, in addition to the Lenders required above to take such action, (3) subject to the provisions of Section 2.06 and 2.15, no amendment, waiver or consent shall reduce the principal of, or interest on, the Revolving Loans or Notes or postpone any date fixed for any payment of principal of, or interest on, the Revolving Loans or Notes, unless in each case signed by all of the Lenders, (4) no amendment, waiver or consent shall reduce the principal of, or interest on, the Swing Loans or postpone any date fixed for any payment of principal of, or interest on, the Swing Loans, unless in each case signed by all of the affected Swing Loan Lenders, (5) no amendment, waiver or consent shall reduce the principal of, or interest on, the Letter of Credit Loans or postpone any date fixed for any payment of principal of, or interest on, the Letter of Credit Loans, unless in each case signed by each affected Lender, (6) subject to the provisions of Sections 2.06 and 2.15, no amendment, waiver or consent shall extend the Termination Date of the Commitment or increase the Commitment of any Lender or subject any Lender to any additional obligations, unless signed by such Lender and (7) no amendment, wavier or consent shall be made to Section 2.04, unless signed by each Lender affected by such amendment, waiver or consent.

SECTION 9.02 Notices, Etc.

(a) All notices and other communications provided for hereunder shall be in writing (including telecopy communication) and mailed, telegraphed, telecopied, telexed, cabled or delivered, to the addresses specified in Schedule IV hereto; or to the U.S. Borrower or the Administrative Agent, at such other address as shall be designated by such party in a written notice to the other parties and, to each other party, at such other address as shall be designated by such party in a written notice to the U.S. Borrower and the Administrative Agent. All such notices and communications shall, (a) when mailed, be effective three Business Days after the same is deposited in the mails, (b) when mailed for next day delivery by a reputable freight company or reputable overnight courier service, be effective one Business Day thereafter, and (c) when sent by telegraph, telecopy, telex or cable, be effective when the same is telegraphed, telecopied and receipt thereof is confirmed by telephone or return telecopy, confirmed by telex answerback or delivered to the cable company, respectively, except that notices and communications to the Administrative Agent pursuant to Article II, III or VIII shall not be effective until received by the Administrative Agent.

(b) Electronic Communications.

(i) Delivery of Communications by the U.S. Borrower. The U.S. Borrower (on behalf of itself and on behalf of each Borrower) agrees that, unless otherwise requested by the Administrative Agent, it will provide to the Administrative Agent all information, documents and other materials that it is obligated to furnish to the Administrative Agent pursuant to this Agreement and the other Loan Documents, including, without limitation, all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (A) relates to a request for a new, or a Conversion of an existing, Borrowing (including any election of an interest rate or Interest Period relating thereto), (B) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (C) provides notice of any Default or Event of Default under this Agreement, (D) is required to be delivered to satisfy any condition precedent in Article IV relating to the effectiveness of this Agreement and/or any Borrowing or (E) initiates or responds to legal process (all such non-excluded information being referred to herein collectively as the “Communications”), by transmitting the Communications in an electronic/soft medium (provided such Communications contain any required signatures) in a format acceptable to the Administrative Agent to the email address specified on Schedule IV hereto or such other e-mail address designated by the Administrative Agent from time to time.

(ii) Use of Web Platforms. Each party hereto agrees that the Administrative Agent may make the Communications available to the Lenders by posting the Communications on IntraLinks or another similar website, if any, to which each Lender and the Administrative Agent have access (the “Platform”). Nothing in this Section 9.02 shall prejudice the right of the Administrative Agent to make the Communications available to the Lenders in any other manner specified in this Agreement.

(iii) E-mail Notification to Lenders. Each Lender agrees that e-mail notice to it (at the address provided pursuant to the next sentence and deemed delivered as provided in the next paragraph) specifying that Communications have been posted to the Platform shall constitute effective delivery of such Communications to such Lender for purposes of this Agreement. Each Lender agrees (i) to notify the Administrative Agent in writing (including by electronic communication) from time to time to ensure that the Administrative Agent has on record an effective e-mail address for such Lender to which the foregoing notice may be sent by electronic transmission, and (ii) that the foregoing notice may be sent to such e-mail address.

(iv) Presumption as to Delivery of E-Mail. Each party agrees that any electronic communication referred to in this Section 9.02 shall be deemed delivered upon the posting of a record of such communication as “received” in the e-mail system of the recipient; provided that if such communication is not so received during normal business hours, such communication shall be deemed delivered at the opening of business on the next Business Day.

(v) Waiver of Responsibility. Each party acknowledges that (A) the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution, (B) the Communications and the Platform are provided “as is” and “as available,” (C) none of the Administrative Agent, its affiliates nor any of their respective officers, directors, employees, agents, advisors or representatives (collectively, the “Citigroup Parties”) warrants the adequacy, accuracy or completeness of the Communications or the Platform, and each Citigroup Party expressly disclaims liability for errors or omissions in any Communications or the Platform, and (D) no warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by any Citigroup Party in connection with any Communications or the Platform.

(vi) Limitation on use of Platform. Notwithstanding the foregoing, if the U.S. Borrower has any reason to believe that either the confidentiality of the Platform, the confidentiality of electronic transmissions to the Administrative Agent, or the integrity of Communications posted on the Platform has, may have or may in the future be compromised, then the U.S. Borrower may upon notice to the Administrative Agent delivered in any manner permitted under this Agreement, either (1) suspend its obligation hereunder to transmit Communications to the Administrative Agent by electronic/soft medium, (2) instruct the Administrative Agent not to transmit to the Platform any as yet un-posted Communications, and/or (3) instruct the Administrative Agent to take commercially reasonable steps to remove any currently posted Communications from the Platform. In the event that the use of the Platform should be suspended due to any of the circumstances described in this paragraph, the U.S. Borrower agrees to deliver the Communications to each Lender via e-mail. The Lenders agree that the delivery of the Communications via e-mail shall be deemed effective upon the posting of a record of such electronic transmission as “sent” in the e-mail system of the U.S. Borrower. The Administrative Agent agrees to immediately inform the U.S. Borrower of any security issue or Communications integrity issue that comes to its attention and relates to the Platform or the Administrative Agent’s receipt of electronic Communications.

SECTION 9.03 No Waiver; Remedies. No failure on the part of any Lender the Administrative Agent to exercise, and no delay in exercising, any right hereunder or under any Note shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

SECTION 9.04 Costs and Expenses.

(a) The U.S. Borrower agrees to pay, whether or not any of the transactions contemplated hereby are consummated, on demand (x) all reasonable costs and expenses in connection with the preparation (excluding normal travel and related expenses incurred by the personnel of the Administrative Agent), execution, delivery, administration (excluding those which are customarily borne by the Administrative Agent), modification and amendment of this Agreement, the Notes and the other documents to be delivered hereunder, and (y) the reasonable fees and expenses of counsel to the Administrative Agent and with respect to advising the Administrative Agent as to its rights and responsibilities under this Agreement. The U.S. Borrower further agrees to pay on demand all reasonable expenses of the Lenders (including, without limitation, reasonable counsel (including, without duplication, internal counsel) fees and expenses) in connection with the enforcement (whether through negotiations, legal proceedings or otherwise) of this Agreement, the Notes and the other documents to be delivered hereunder, including, without limitation, reasonable counsel fees and expenses in connection with the enforcement of rights under this Section 9.04(a).

(b) The U.S. Borrower agrees to indemnify and hold harmless the Administrative Agent, each Lender and each of their Affiliates and their officers, directors, employees, agents and advisors (each, an “Indemnified Party”) from and against any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable fees and expenses of counsel) that may be incurred by or asserted or awarded against any Indemnified Party in its agent or lending capacity under, or otherwise in connection with, the Loan Documents, in each case arising out of or in connection with or by reason of, or in connection with the preparation for a defense of, any investigation, litigation or proceeding arising out of, related to or in connection with the Loan Documents, the proposed or actual use of the proceeds therefrom or any of the other transactions contemplated thereby, whether or not such investigation, litigation or proceeding is brought by the Borrower, its shareholders or creditors or an Indemnified Party or any other person or an Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated, except to the extent such claim, damage, loss, liability or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or willful misconduct. Each Borrower also agrees not to assert any claim against the Administrative Agent, any Lender, any of their Affiliates, or any of their respective directors, officers, employees, attorneys and agents, on any theory of liability, for consequential, indirect, special or punitive damages arising out of or otherwise relating to any of the Loan Documents or any of the transactions contemplated hereby or thereby or the actual or proposed use of the proceeds of the Loans. Each of the Lenders and the Administrative Agent agrees not to assert any claim against the U.S. Borrower, its Affiliates or any of their directors, officers, employees, attorneys and agents, on any theory of liability, for consequential, indirect, special or punitive damages arising out of or otherwise relating to any of the Loan Documents or any of the transactions contemplated hereby or thereby or the actual or proposed use of the proceeds of the Loans or the Letters of Credit.

(c) If (i) any payment of principal of any Eurocurrency Rate Loan is made other than on the last day of the Interest Period for such Loan, as a result of a payment pursuant to Section 2.15(c) or 3.05 or acceleration of the maturity of the Loans pursuant to Section 7.01 or for any other reason, or (ii) the U.S. Borrower gives notice of a Loan conversion pursuant to Section 2.09(c), then the U.S. Borrower shall, upon demand by any Lender (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender any amounts required to compensate such Lender for any additional losses, costs or expenses which it may reasonably incur as a result of such payment, including, without limitation, any loss (excluding loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain such Loan.

(d) Without prejudice to the survival of any other agreement of the U.S. Borrower or the Lenders hereunder, the agreements and obligations of the U.S. Borrower contained in Sections 2.12, 3.05 and 9.04, and the agreements and obligations of each Lender under Section 9.11, shall survive the payment in full of principal, interest and all other amounts payable hereunder and under the Notes.

SECTION 9.05 Rights of Set-off; Payments Set Aside.

(a) Upon the occurrence and during the continuance of any Event of Default each Lender and each Affiliate of a Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender or its Affiliates to or for the credit or the account of the U.S. Borrower against any and all of its obligations under the Loan Documents, of a Euro Borrower against any and all of such Euro Borrower’s obligations under the Loan Documents or of a Swing Loan Borrower against any and all of such Swing Loan Borrower’s obligations under the Loan Documents, in each case, now or hereafter existing whether or not such Lender shall have made any demand under this Agreement or any other Loan Document and even though such Obligations may be unmatured. Each Lender agrees promptly to notify the U.S. Borrower after any such set-off and application made by such Lender or its Affiliates; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Lender under this Section 9.05 are in addition to the other rights and remedies (including other rights of set-off) that such Lender may have.

(b) To the extent that the U.S. Borrower makes a payment or payments to the Administrative Agent or the Lenders or any such Person exercise their rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.

SECTION 9.06 Binding Effect. This Agreement shall become effective when it shall have been executed by the U.S. Borrower, the Administrative Agent and each Lender and thereafter shall be binding upon and inure to the benefit of the Borrowers, the Administrative Agent and each Lender and their respective successors and assigns, except that no Borrower shall have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lenders.

SECTION 9.07 Assignments and Participations.

(a) Each Lender may assign to one or more banks or other entities all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitments, the Loans owing to it and the Note or Notes held by it); provided, however, that:

(i) each such assignment shall be of a constant, and not a varying, percentage of all rights and obligations under this Agreement (other than any Competitive Bid Loans or any Swing Loans),

(ii) the amount of the Commitments of the assigning Lender being assigned pursuant to each such assignment other than an assignment to another Lender (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall in no event be less than $10,000,000 and shall be an integral multiple of $1,000,000 in excess thereof,

(iii) each such assignment shall be to an Eligible Assignee, and (unless such assignment shall be to a Subsidiary of the assigning Lender or to a Subsidiary of the bank holding company of which the assigning Lender is a Subsidiary) the U.S. Borrower, the Administrative Agent, the Issuing Banks and the Swing Loan Lender shall have consented to such assignment (which consents shall not be unreasonably withheld or delayed),

(iv) the parties to each such assignment shall execute and deliver to the Administrative Agent, for its acceptance and recording in the Register, an Assignment and Acceptance, together with any Note or Notes subject to such assignment and a processing and recordation fee of $3,500 paid by either the assigning Lender or the assignee, and

(v) unless the U.S. Borrower and the Administrative Agent otherwise agree, the Termination Date of the assignee under each such assignment shall be deemed to be the then Final Termination Date.

Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance, (x) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Lender hereunder and (y) the Lender assignor thereunder shall relinquish its rights and be released from its obligations under this Agreement, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance.

Notwithstanding anything to the contrary contained herein except for the conditions set for in clause (iv) of this Section 9.07(a), any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (a “SPC”), identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the U.S. Borrower, the option to provide to a Borrower all or any part of a Loan that such Granting Lender would otherwise be obligated to make to such Borrower pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to make any Loan, (ii) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Advance, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Each party hereto hereby agrees that no SPC shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender). In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPC, it will not institute against, or join any other person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any State thereof. In addition, notwithstanding anything to the contrary contained in this Section 9.07 except for the conditions set forth in clause (iii) of this Section 9.07(a), any SPC may (i) with notice to, but without the prior written consent of, the U.S. Borrower and the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loans to the Granting Lender or to any Eligible Assignee (consented to by the U.S. Borrower and the Administrative Agent) providing liquidity and/or credit support to or for the account of such SPC to support the funding or maintenance of Loans and (ii) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPC. This paragraph may not be amended without the written consent of the SPC.

(b) By executing and delivering an Assignment and Acceptance, the Lender assignor thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other instrument or document furnished pursuant hereto; (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Borrower or the performance or observance by any Borrower of any of its obligations under this Agreement or any other instrument or document furnished pursuant hereto; (iii) such assignee confirms that it has received a copy of this Agreement, together with copies of the financial statements referred to in Section 5.03 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon any Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such assignee confirms that it is an Eligible Assignee; (vi) such assignee appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Administrative Agent by the terms hereof, together with such powers as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

(c) Each New Lender shall submit a New Commitment Acceptance in accordance with the provisions of Section 2.06(b). Upon the execution, delivery, acceptance and recording of a New Commitment Acceptance, from and after the Increase Date related thereto such New Lender shall be a party hereto and have the rights and obligations of a Lender hereunder having the Commitment specified therein (or such lesser Commitment as shall be allocated to such New Lender in accordance with Section 2.06(b)(vi) or 2.15(d)). By executing and delivering a New Commitment Acceptance, the New Lender thereunder confirms to and agrees with the other parties hereto as follows: (i) such New Lender hereby agrees that no Lender has made any representation or warranty, or assumes any responsibility with respect to, (x) any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other instrument or document furnished pursuant hereto or (y) the financial condition of any Borrower or the performance or observance by any Borrower of any of its obligations under this Agreement or any other instrument or document furnished pursuant hereto; (ii) such New Lender confirms that it has received a copy of this Agreement, together with copies of the financial statements referred to in Section 5.03 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such New Commitment Acceptance; (iii) such New Lender will, independently and without reliance upon any Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (iv) such New Lender confirms that it is an Eligible

Assignee; (v) such New Lender appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Administrative Agent by the terms hereof, together with such powers as are reasonably incidental thereto; and (vi) such New Lender agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

(d) The Administrative Agent shall maintain at its address referred to in Section 9.02 a copy of each Assignment and Acceptance and each New Commitment Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders and the Commitments of, and principal and interest amounts of the Loans owing to, each Lender from time to time (the “Register”). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and each Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the U.S. Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice. The Administrative Agent shall provide the U.S. Borrower with a copy of the Register upon reasonable request.

(e)(i) Upon its receipt of an Assignment and Acceptance executed by an assigning Lender and an assignee representing that it is an Eligible Assignee, together with any Revolving Loan Note or Notes subject to such assignment, the Administrative Agent shall, if such Assignment and Acceptance has been completed and is in substantially the form of Exhibit C-1 hereto, (1) accept such Assignment and Acceptance, (2) record the information contained therein in the Register and (3) give prompt notice thereof to the U.S. Borrower. Within five Business Days after its receipt of such notice, the relevant Borrower, at its own expense, shall execute and deliver to the Administrative Agent in exchange for the surrendered Revolving Loan Note or Notes a new Revolving Loan Note to the order of such Eligible Assignee in an amount equal to the Commitments assumed by it pursuant to such Assignment and Acceptance and a new Revolving Loan Note to the order of the assigning Lender in an amount equal to the Commitments retained by it hereunder. Such new Revolving Loan Notes shall be in an aggregate principal amount equal to the aggregate principal amount of such surrendered Revolving Loan Note or Notes, shall be dated the effective date of such Assignment and Acceptance and shall otherwise be in substantially the form of Exhibit A-l hereto. Such surrendered Revolving Loan Note or Notes shall be marked “canceled” and shall be returned promptly to the U.S. Borrower.

(ii) Upon its receipt of a New Commitment Acceptance executed by a New Lender representing that it is an Eligible Assignee, the Administrative Agent shall, if such New Commitment Acceptance has been completed and is in substantially the form of Exhibit C-3 hereto, (1) accept such New Commitment Acceptance, (2) record the information contained therein in the Register and (3) give prompt notice thereof to the U.S. Borrower. Within five Business Days after its receipt of such notice, the relevant Borrower, at its own expense, shall execute and deliver to the Administrative Agent a new Revolving Loan Note to the order of such New Lender in an amount equal to the Commitments assumed by it pursuant to such New Commitment Acceptance. Such new Revolving Loan Note shall be dated the relevant Increase Date and shall otherwise be in substantially the form of Exhibit A-l hereto.

(f) Each Lender may sell participations to one or more banks or other entities in or to a portion of its rights and obligations under this Agreement (including, without limitation, a portion of its Commitments, the Loans owing to it and the Note or Notes held by it); provided, however, that (i) such Lender’s obligations under this Agreement (including, without limitation, its Commitments hereunder) shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such Lender shall remain the holder of any such Note for all purposes of this Agreement, (iv) the Borrowers, the Administrative Agent, the Issuing Banks and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement, (v) except in the case of a participation involving a Lender and one of its Affiliates (and this exception shall apply only so long as the participant remains an Affiliate of such Lender), the parties to each such participation shall execute a participation agreement in substantially the form of the Participation Agreement, and (vi) no participant under any such participation shall have any right to approve any amendment to or waiver of any provision of any Loan Document, or any consent to any departure by any Borrower therefrom, except to the extent that such amendment, waiver or consent would alter the principal of, or interest on, the Loan or Loans in which such participant is participating or any fees or other amounts payable to the Lenders hereunder, or postpone any date fixed for any payment of principal of, or interest on, the Loans or any fees or other amounts payable hereunder. Each Lender shall provide the U.S. Borrower with a list of entities party to all Participation Agreements with such Lender upon request.

(g) Any Lender may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 9.07, disclose to the assignee or participant or proposed assignee or participant, any information, including Confidential Information, relating to the Borrowers furnished to such Lender by or on behalf of the Borrowers; provided that, prior to any such disclosure of Confidential Information, the assignee or participant or proposed assignee or participant shall be informed of the confidential nature of such Confidential Information and shall agree to (i) preserve the confidentiality of any Confidential Information relating to the Borrowers received by it from such Lender and (ii) be bound by the provisions of Section 9.11.

(h) Notwithstanding any other provision in this Section 9.07, no Lender may assign its interest to an Eligible Assignee if, as of the effective date of such assignment, such assignment would increase the amount of Taxes, Other Taxes or increased costs payable under Sections 2.12 or 3.05, respectively.

(i) Notwithstanding any other provision set forth in this Agreement, any Lender may at any time and without the consent of the Administrative Agent or any Borrower create a security interest in all or any portion of its rights under this Agreement (including, without limitation, the Loans owing to it and the Notes held by it) in favor of any Federal Reserve Bank in accordance with Regulation A of the Board of Governors of the Federal Reserve System.

SECTION 9.08 No Liability of the Issuing Banks. Each Borrower assumes all risks of the acts or omissions of any beneficiary or transferee of any Letter of Credit with respect to its use of such Letter of Credit. Neither any Issuing Bank nor any of their respective officers or directors shall be liable or responsible for: (a) the use that may be made of any Letter of Credit or any acts or omissions of any beneficiary or transferee in connection therewith; (b) the validity, sufficiency or genuineness of documents, or of any endorsement thereon, even if such documents should prove to be in any or all respects invalid, insufficient, fraudulent or forged; (c) payment by any Issuing Bank against presentation of documents that do not comply with the terms of a Letter of Credit, including failure of any documents to bear any reference or adequate reference to the Letter of Credit; or (d) any other circumstances whatsoever in making or failing to make payment under any Letter of Credit, except that each Borrower shall have a claim against an Issuing Bank, and such Issuing Bank shall be liable to such Borrower, to the extent of any direct, but not consequential, damages suffered by such Borrower that were caused by (i) such Issuing Bank’s willful misconduct or gross negligence in determining whether documents presented under any Letter of Credit comply with the terms of the Letter of Credit or (ii) such Issuing Bank’s willful failure to make lawful payment under a Letter of Credit after the presentation to it of a draft and certificates strictly complying with the terms and conditions of the Letter of Credit. In furtherance and not in limitation of the foregoing, each Issuing Bank acting in good faith may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary.

SECTION 9.09 Governing Law. This Agreement and the Notes shall be governed by, and construed in accordance with, the law of the State of New York.

SECTION 9.10 Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of this Agreement by telecopier shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 9.11 Confidentiality. Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Confidential Information (as defined below), except that Confidential Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective managers, administrators, trustees, partners, directors, officers, employees, agents, advisors and other representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Confidential Information and instructed to keep such Confidential Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section 9.11, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective party (or its managers, administrators, trustees, partners, directors, officers, employees, agents, advisors and other representatives) to any swap or derivative or similar transaction under which payments are to be made by reference to the U.S. Borrower and its obligations, this Agreement or payments hereunder, (iii) any rating agency, or (iv) the CUSIP Service Bureau or any similar organization, (g) with the consent of the U.S. Borrower or (h) to the extent such Confidential Information (x) becomes publicly available other than as a result of a breach of this Section 9.11 or (y) becomes available to the Administrative Agent, any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the U.S. Borrower.

For purposes of this Section 9.11, “Confidential Information” means all information received from the U.S. Borrower or any of its Subsidiaries or any of their respective certified public accountants (including the Borrowers’ Accountants) relating to the U.S. Borrower or any of its Subsidiaries or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the U.S. Borrower or any of its Subsidiaries, provided that, in the case of information received from the U.S. Borrower or any of its Subsidiaries after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Confidential Information as provided in this Section 9.11 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Confidential Information as such Person would accord to its own confidential information.

SECTION 9.12 Jurisdiction, Etc.

(a) Each of the parties hereto (and each Designated Borrower, by its acceptance of the proceeds of Loans made to it) hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action, proceeding or counterclaim arising out of or relating to this Agreement or the other Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto and each Designated Borrower hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New York State or, to the extent permitted by law, in such federal court. Each of the parties hereto and each Designated Borrower agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any party may otherwise have to bring any action or proceeding relating to this Agreement or the other Loan Documents in the courts of any jurisdiction.

(b) Each of the parties hereto and each Designated Borrower irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any action, proceeding or counterclaim arising out of or relating to this Agreement or the other Loan Documents in any New York State or federal court. Each of the parties hereto and each Designated Borrower hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

SECTION 9.13 WAIVER OF JURY TRIAL. EACH BORROWER, THE ADMINISTRATIVE AGENT, EACH ISSUING BANK AND EACH OF THE LENDERS HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO ANY OF THE LOAN DOCUMENTS, THE LOANS, THE LETTERS OF CREDIT OR THE ACTIONS OF THE ADMINISTRATIVE AGENT, ANY ISSUING BANK OR ANY LENDER IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT THEREOF.

SECTION 9.14 Judgment Currency. This is an international loan transaction in which the specification of Dollars or an Alternate Currency, as the case may be (the “Specified Currency”), any payment in New York City or the country of the Specified Currency, as the case may be (the “Specified Place”), is of the essence, and the Specified Currency shall be the currency of account in all events relating to Loans denominated in the Specified Currency. The payment obligations of the Borrowers under this Agreement and the Notes shall not be discharged by an amount paid in another currency or in another place, whether pursuant to a judgment or otherwise, to the extent that the amount so paid on conversion to the Specified Currency and transfer to the Specified Place under normal banking procedures does not yield the amount of the Specified Currency at the Specified Place due hereunder. If for the purpose of obtaining judgment in any court it is necessary to convert a sum due hereunder in the Specified Currency into another currency (the “Second Currency”), the rate of exchange which shall be applied shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the Specified Currency with the Second Currency on the Business Day next preceding that on which such judgment is rendered. The obligation of each Borrower in respect of any such sum due from it to the Administrative Agent or any Lender hereunder (an “Entitled Person”) shall, notwithstanding the rate of exchange actually applied in rendering such judgment, be discharged only to the extent that on the Business Day following receipt by such Entitled Person of any sum adjudged to be due hereunder or under the Notes in the Second Currency such Entitled Person may in accordance with normal banking procedures purchase and transfer to the Specified Place the Specified Currency with the amount of the Second Currency so adjudged to be due; and each Borrower hereby, as a separate obligation and notwithstanding any such judgment, agrees to indemnify such Entitled Person against, and to pay such Entitled Person on demand in the Specified Currency, any difference between the sum originally due to such Entitled Person in the Specified Currency and the amount of the Specified Currency so purchased and transferred.

SECTION 9.15 European Monetary Union.

(a) Payments by the Administrative Agent Generally. With respect to the payment of any amount denominated in Euro, the Administrative Agent shall not be liable to any of the Borrowers, the Swing Loan Lender or any of the Lenders in any way whatsoever for any delay, or the consequences of any delay, in the crediting to any account of any amount required by this Agreement to be paid by the Administrative Agent if the Administrative Agent shall have taken all relevant steps to achieve, on the date required by this Agreement, the payment of such amount in immediately available, freely transferable, cleared funds (in Euro) to the account of any Borrower, the Swing Loan Lender or any Lender in the Principal Financial Center in the Participating Member State which such Borrower, the Swing Loan Lender or such Lender, as the case may be, shall have specified for such purpose. For the purposes of this paragraph, “all relevant steps” means all such steps as may be prescribed from time to time by the regulations or operating procedures of such clearing or settlement system as the Administrative Agent may from time to time determine for the purpose of clearing or settling payments in Euro.

(b) Other Consequential Changes. Without prejudice to the respective liabilities of the Borrowers to the Lenders and the Swing Loan Lender and the Lenders and the Swing Loan Lender to the Borrowers under or pursuant to this Agreement, except as expressly provided in this Section 9.15, each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time reasonably specify to be necessary or appropriate to reflect the introduction of or changeover to Euros in Participating Member States.

SECTION 9.16 USA PATRIOT Act. Each Lender hereby notifies each Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), it is required to obtain, verify and record information that identifies the Borrowers, which information includes the names and addresses of the Borrowers and other information that will allow such Lender to identify the Borrowers in accordance with said Act.

ARTICLE X

GUARANTY

SECTION 10.01 Guaranty.

(a) To induce the Lenders to make the Loans to the Euro Borrowers and the Swing Loan Borrowers, as the case may be, and the Issuing Banks to Issue Letters of Credit for the account of the Euro Borrowers, the U.S. Borrower hereby absolutely, unconditionally and irrevocably guarantees, as primary obligor and not merely as surety, the full and punctual payment when due, whether at stated maturity or earlier, by reason of acceleration, mandatory prepayment or otherwise in accordance herewith or any other Loan Document, of the principal of and interest on the Loans made by each Lender to, and the Notes held by each Lender of, each Euro Borrower or Swing Line Borrower and all other amounts from time to time owing to the Lenders or the Administrative Agent by any Euro Borrower or any Swing Loan Borrower under this Agreement pursuant hereto, to its Euro Borrower Designation or its Swing Loan Borrower Designation, as applicable, and under the Notes, in each case strictly in accordance with the terms hereof or thereof (such obligations being herein collectively called, the “Guarantied Obligations”), whether or not from time to time reduced or extinguished or hereafter increased or incurred, whether or not recovery may be or hereafter may become barred by any statute of limitations, and whether enforceable or unenforceable as against any Euro Borrower or Swing Line Borrower, now or hereafter existing, or due or to become due, including principal, interest (including interest at the contract rate applicable upon default accrued or accruing after the commencement of any proceeding under the Bankruptcy Code, whether or not such interest is an allowed claim in such proceeding), fees and costs of collection. This guaranty constitutes a guaranty of payment and not of collection.

(b) The U.S. Borrower further agrees that, (i) if any payment made by any of the Euro Borrowers or any other person and applied to the Guarantied Obligations is at any time annulled, avoided, set aside, rescinded, invalidated, declared to be fraudulent or preferential or otherwise required to be refunded or repaid, or (ii) if any payment is made by any Lender or any other holder of Guarantied Obligations (the “Guarantied Parties”) to any Euro Borrower, its estate, trustee, receiver or any other party, including the U.S. Borrower, under any bankruptcy law, state or federal law, common law or equitable cause, then, in each case, to the extent of such payment or repayment, the U.S. Borrower’s liability under this Section 10.01 shall be and remain in full force and effect, as fully as if such payment had never been made or, if prior thereto this guaranty set forth in this Section 10.01 shall have been cancelled or surrendered, the guaranty set forth in this Section 10.01 shall be reinstated in full force and effect, and such prior cancellation or surrender shall not diminish, release, discharge, impair or otherwise affect the obligations of the U.S. Borrower in respect of the amount of such payment.

SECTION 10.02 Authorization; Other Agreements. The Guarantied Parties are hereby authorized, without notice to or demand upon the U.S. Borrower, which notice or demand is expressly waived hereby, and without discharging or otherwise affecting the obligations of the U.S. Borrower hereunder (which shall remain absolute and unconditional notwithstanding any such action or omission to act), from time to time, to:

(a) supplement, renew, extend, accelerate or otherwise change the time for payment of, or other terms relating to, the Guarantied Obligations, or any part of them, or otherwise modify, amend or change the terms of any promissory note or other agreement, document or instrument (including, without limitation, this Agreement and the other Loan Documents) now or hereafter executed by any Euro Borrower and delivered to the Guarantied Parties or any of them, including, without limitation, any increase or decrease of principal or the rate of interest thereon;

(b) waive or otherwise consent to noncompliance with any provision of any instrument evidencing the Guarantied Obligations, or any part thereof, or any other instrument or agreement in respect of the Guarantied Obligations (including, without limitation, this Agreement and the other Loan Documents) now or hereafter executed by any Euro Borrower and delivered to the Guarantied Parties or any of them;

(c) accept partial payments on the Guarantied Obligations;

(d) receive, take and hold additional security or collateral for the payment of the Guarantied Obligations or any part of them and exchange, enforce, waive, substitute, liquidate, terminate, abandon, fail to perfect, subordinate, transfer, otherwise alter and release any such additional security or collateral;

(e) settle, release, compromise, collect or otherwise liquidate the Guarantied Obligations or accept, substitute, release, exchange or otherwise alter, affect or impair any security or collateral for the Guarantied Obligations or any part of them or any other guaranty therefor, in any manner;

(f) add, release or substitute any one or more other guarantors, makers or endorsers of the Guarantied Obligations or any part of them and otherwise deal with any Euro Borrower or any other guarantor, maker or endorser;

(g) apply to the Guarantied Obligations any and all payments or recoveries from any Euro Borrower, from any other guarantor, maker or endorser of the Guarantied Obligations or any part of them to the Guarantied Obligations in such order as provided herein whether such Guarantied Obligations are secured or unsecured or guaranteed or not guaranteed by others; and

(h) refund at any time any payment received by any Guarantied Party in respect of any of the Guarantied Obligations, and payment to such Person of the amount so refunded shall be fully guaranteed hereby even though prior thereto this

Guaranty shall have been cancelled or surrendered, and such prior cancellation or surrender shall not diminish, release, discharge, impair or otherwise affect the obligations of the U.S. Borrower hereunder in respect of the amount so refunded; even if any right of reimbursement or subrogation or other right or remedy of the U.S. Borrower is extinguished, affected or impaired by any of the foregoing (including, without limitation, any election of remedies by reason of any judicial, non-judicial or other proceeding in respect of the Guarantied Obligations which impairs any subrogation, reimbursement or other right of the U.S. Borrower).

SECTION 10.03 Guaranty Absolute and Unconditional. The U.S. Borrower hereby waives any defense of a surety or guarantor or any other obligor on any obligations arising in connection with or in respect of any of the following and hereby agrees that its obligations under this Article X are absolute and unconditional and shall not be discharged or otherwise affected as a result of:

(a) the invalidity or unenforceability of any of any Euro Borrower’s obligations under this Agreement or any other Loan Document or any other agreement or instrument relating thereto, or any security for, or other guaranty of the Guarantied Obligations or any part of them, or the lack of perfection or continuing perfection or failure of priority of any security for the Guarantied Obligations or any part of them;

(b) the absence of any attempt to collect the Guarantied Obligations or any part of them from any Euro Borrower or other action to enforce the same;

(c) any Guarantied Parties’ election, in any proceeding instituted under chapter 11 of the Bankruptcy Code, of the application of Section 1111(b)(2) of the Bankruptcy Code;

(d) any borrowing or grant of a Lien by any Euro Borrower, as debtor-in-possession, or extension of credit, under Section 364 of the Bankruptcy Code;

(e) the disallowance, under Section 502 of the Bankruptcy Code, of all or any portion of the Administrative Agent’s or Lender’s claim (or claims) for repayment of the Guarantied Obligations;

(f) any use of cash collateral under Section 363 of the Bankruptcy Code;

(g) any agreement or stipulation as to the provision of adequate protection in any bankruptcy proceeding;

(h) the avoidance of any Lien in favor of the Guarantied Parties or any of them for any reason;

(i) any bankruptcy, insolvency, reorganization, arrangement, readjustment of debt, liquidation or dissolution proceeding commenced by or against any

Euro Borrower, the U.S. Borrower or any of any Euro Borrower’s other Subsidiaries, including without limitation, any discharge of, or bar or stay against collecting, all or any of the Guarantied Obligations (or any part of them or interest thereon) in or as a result of any such proceeding;

(j) failure by any Guarantied Party to file or enforce a claim against any Euro Borrower or its estate in any bankruptcy or insolvency case or proceeding;

(k) any action taken by any Guarantied Party that is authorized hereby; or

(l) any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor or any other obligor on any obligations, other than the payment in full of the Guarantied Obligations.

SECTION 10.04 Waivers. The U.S. Borrower hereby waives diligence, promptness, presentment, demand for payment or performance and protest and notice of protest, notice of acceptance and any other notice in respect of the Guarantied Obligations or any part of them, and any defense arising by reason of any disability or other defense of the Euro Borrower. The U.S. Borrower shall not, until the Guarantied Obligations are irrevocably paid in full and the Commitments have been terminated, assert any claim or counterclaim it may have against any Euro Borrower or set off any of its obligations to any Euro Borrower against any obligations of any Euro Borrower to it. In connection with the foregoing, the U.S. Borrower covenants that its obligations hereunder shall not be discharged, except by complete performance.

SECTION 10.05 Reliance. The U.S. Borrower hereby assumes responsibility for keeping itself informed of the financial condition of the Euro Borrowers and any and all endorsers and/or other guarantors of all or any part of the Guarantied Obligations, and of all other circumstances bearing upon the risk of nonpayment of the Guarantied Obligations, or any part thereof, that diligent inquiry would reveal, and the U.S. Borrower hereby agrees that no Guarantied Party shall have any duty to advise it of information known to it regarding such condition or any such circumstances. In the event any Guarantied Party, in its sole discretion, undertakes at any time or from time to time to provide any such information to the U.S. Borrower, such Guarantied Party shall be under no obligation (i) to undertake any investigation not a part of its regular business routine, (ii) to disclose any information which such Guarantied Party, pursuant to accepted or reasonable commercial finance or banking practices, wishes to maintain confidential or (iii) to make any other or future disclosures of such information or any other information to any Guarantied Party.

SECTION 10.06 Waiver of Subrogation and Contribution Rights. Until the Guarantied Obligations have been irrevocably paid in full and the Commitments have been terminated, the U.S. Borrower shall not enforce or otherwise exercise any right of subrogation to any of the rights of the Guarantied Parties or any part of them against any Euro Borrower or any right of reimbursement or contribution or similar right against any Euro Borrower by reason of this Agreement or by any payment made by the U.S. Borrower in respect of the obligations under this Agreement or the Notes.

SECTION 10.07 Subordination. The U.S. Borrower hereby agrees that upon the occurrence of any Event of Default described in Section 7.01(e) (Events of Default), any Indebtedness of any Euro Borrower now or hereafter owing to it, whether heretofore, now or hereafter created (the “Guaranty Subordinated Debt”), is hereby subordinated to all of the obligations under this Agreement and the Notes, and that, except as expressly permitted by this agreement, the Guaranty Subordinated Debt shall not be paid in whole or in part until such obligations have been paid in full and this Guaranty is terminated and of no further force or effect. The U.S. Borrower shall not accept any payment of or on account of any Guaranty Subordinated Debt at any time in contravention of the foregoing. Upon the occurrence and during the continuance of an Event of Default described in Section 7.01(e) (Events of Default), each Euro Borrower shall pay to the Administrative Agent any payment of all or any part of the Guaranty Subordinated Debt and any amount so paid to the Administrative Agent shall be applied to payment of the obligations under this Agreement and the Notes as provided herein. Each payment on the Guaranty Subordinated Debt received in violation of any of the provisions hereof shall be deemed to have been received by the U.S. Borrower as trustee for the Administrative Agent and the Lenders and shall be paid over to the Administrative Agent immediately on account of the Guarantied Obligations, but without otherwise affecting in any manner the U.S. Borrower’s liability under this Article X. The U.S. Borrower agrees to file all claims against the Euro Borrowers in any bankruptcy or other proceeding in which the filing of claims is required by law in respect of any Guaranty Subordinated Debt, and the Administrative Agent shall be entitled to all of U.S. Borrower’s rights thereunder. If for any reason the U.S. Borrower fails to file such claim at least ten Business Days prior to the last date on which such claim should be filed, the U.S. Borrower hereby irrevocably appoints the Administrative Agent as its true and lawful attorney-in-fact and is hereby authorized to act as attorney-in-fact in the U.S. Borrower’s name to file such claim or, in the Administrative Agent’s discretion, to assign such claim to and cause proof of claim to be filed in the name of the Administrative Agent or its nominee. In all such cases, whether in administration, bankruptcy or otherwise, the person or persons authorized to pay such claim shall pay to the Administrative Agent the full amount payable on the claim in the proceeding, and, to the full extent necessary for that purpose, the U.S. Borrower hereby assigns to the Administrative Agent all of the U.S. Borrower’s rights to any payments or distributions to which the U.S. Borrower otherwise would be entitled. If the amount so paid is greater than the U.S. Borrower’s liability hereunder, the Administrative Agent shall pay the excess amount to the party entitled thereto.

SECTION 10.08 Default; Remedies. The obligations of the U.S. Borrower hereunder are independent of and separate from the Guarantied Obligations. Upon any Event of Default, the Administrative Agent may, at its sole election, proceed directly and at once, without notice, against the U.S. Borrower to collect and recover the full amount or any portion of the Guarantied Obligations then due, without first proceeding against the defaulting Euro Borrower or Euro Borrowers or any other guarantor of the Guarantied Obligations, or joining the defaulting Euro Borrower or Euro Borrowers or any other guarantor in any proceeding against the U.S. Borrower. At any time after maturity of the Guarantied Obligations, the Administrative Agent may (unless the Guarantied Obligations have been irrevocably paid in full), without notice to the U.S. Borrower, appropriate and apply toward the payment of the Guarantied Obligations (i) any indebtedness due or to become due from any Guarantied Party to the U.S. Borrower and (ii) any moneys, credits or other property belonging to the U.S. Borrower at any time held by or coming into the possession of any Guarantied Party or any of its respective Affiliates.

SECTION 10.09 Irrevocability. This Guaranty set forth in this Article X shall be irrevocable as to any and all of the Guarantied Obligations until the Commitments have been terminated and all monetary Guarantied Obligations then outstanding have been irrevocably repaid in cash.

SECTION 10.10 Setoff. Upon the occurrence and during the continuance of an Event of Default, each Guarantied Party and each Affiliate thereof may, without notice to the U.S. Borrower and regardless of the acceptance of any security or collateral for the payment hereof, appropriate and apply toward the payment of all or any part of the Guarantied Obligations then due and payable (i) any indebtedness due or to become due from such Guarantied Party or Affiliate thereof to the U.S. Borrower or any Euro Borrower or Swing Loan Borrower, and (ii) any moneys, credits or other property belonging to the U.S. Borrower or any Euro Borrower or Swing Loan Borrower, at any time held by or coming into the possession of such Guarantied Party or Affiliate thereof (other than trust accounts).

SECTION 10.11 No Marshaling. The U.S. Borrower consents and agrees that no Guarantied Party or Person acting for or on behalf thereof shall be under any obligation to marshal any assets in favor of the U.S. Borrower or against or in payment of any or all of the Guarantied Obligations.

SECTION 10.12 Enforcement; Amendments; Waivers. No delay on the part of any Guarantied Party in the exercise of any right or remedy arising under this Agreement, any of the other Loan Documents or otherwise with respect to all or any part of the Guarantied Obligations or any other guaranty of or security for all or any part of the Guarantied Obligations shall operate as a waiver thereof, and no single or partial exercise by any such Person of any such right or remedy shall preclude any further exercise thereof. Failure by any Guarantied Party at any time or times hereafter to require strict performance by the U.S. Borrower, any other guarantor of all or any part of the Guarantied Obligations or any other Person of any of the provisions, warranties, terms and conditions contained in any of the Loan Documents now or at any time or times hereafter executed by such Persons and delivered to any Guarantied Party shall not waive, affect or diminish any right of such person at any time or times hereafter to demand strict performance thereof and such right shall not be deemed to have been waived by any act or knowledge of any Guarantied Party, or its Affiliates, unless such waiver is contained in an instrument in writing, directed and delivered to such Euro Borrower or the U.S. Borrower, as applicable, specifying such waiver, and is signed by the party or parties necessary to give such waiver under this Agreement. No waiver of any Event of Default shall operate as a waiver of any other Event of Default or the same Event of Default on a future occasion, and no action by any Guarantied Party permitted hereunder shall in any way affect or impair any its rights and remedies or the obligations of the U.S. Borrower under this Article X. Any determination by a court of competent jurisdiction of the amount of any principal and/or interest owing by any Euro Borrower to any Guarantied Party shall be conclusive and binding on the U.S. Borrower irrespective of whether the U.S. Borrower was a party to the suit or action in which such determination was made.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

The U.S. Borrower

FMC CORPORATION

By:	/s/ Thomas C. Deas, Jr.
Name:	Thomas C. Deas, Jr.
Title:	Vice President and Treasurer

The Euro Borrowers

FMC FINANCE B.V.

By:	/s/ Thomas C. Deas, Jr.
Name:	Thomas C. Deas, Jr.
Title:	Attorney-in-fact

FMC FORET S.A.

By:	/s/ Thomas C. Deas, Jr.
Name:	Thomas C. Deas, Jr.
Title:	Attorney-in-fact

The Administrative Agent

CITIBANK, N.A., as Administrative Agent

By:	/s/ Carolyn Kee
Name:	Carolyn Kee
Title:	Vice President

The Syndication Agent

BANK OF AMERICA, N.A., as Syndication Agent

By:	/s/ Colleen M. Briscoe
Name:	Colleen M. Briscoe
Title:	Senior Vice President

$37,000,000	SUMITOMO MITSUI BANKING CORPORATION, as Lender

	By:	/s/ Yoshihiro Hyakutome
	Name:	Yoshihiro Hyakutome
	Title:	General Manager

$20,000,000	HSBC Bank USA, National Association, as Lender

	By:	/s/ Michael Bieber
	Name:	Michael Bieber
	Title:	Vice President

$37,000,000	DnB NOR Bank, ASA, as Lender

	By:	/s/ Philip F. Kurpiewski
	Name:	Philip F. Kurpiewski
	Title:	Senior Vice President

	By:	/s/ Henrik Asland
	Name:	Henrik Asland
	Title:	Senior Vice President

$57,000,000	Bank of America, N.A., as Lender

	By:	/s/ Colleen M. Briscoe
	Name:	Colleen M. Briscoe
	Title:	Senior Vice President

$37,000,000	ABN AMRO Bank, N.V., as Lender

	By:	/s/ George Dugan
	Name:	George Dugan
	Title:	Managing Director

	By:	/s/ Patricia Christy
	Name:	Patricia Christy
	Title:	Director

$37,000,000	SOCIETE GENERALE, as Lender

	By:	/s/ Milissa A. Goeden
	Name:	Milissa A. Goeden
	Title:	Director

$20,000,000	THE BANK OF NEW YORK, as Lender

	By:	/s/ William M. Feathers
	Name:	William M. Feathers
	Title:	Vice President

$37,000,000	Bank of China, New York Branch, as Lender

	By:	/s/ Xiaojing Li
	Name:	Xiaojing Li
	Title:	General Manager

$25,000,000	PNC Bank, National Association, as Lender

	By:	/s/ Meredith Jermann
	Name:	Meredith Jermann
	Title:	Vice President

$37,000,000	BAYERISCHE LANDESBANK, New York Branch, as Lender

	By:	/s/ Matthew DeCarlo
	Name:	Matthew DeCarlo
	Title:	Vice President

	By:	/s/ Vincent Dolan
	Name:	Vincent Dolan
	Title:	Vice President

$37,000,000	Bank of Tokyo-Mitsubishi UFJ Trust Company, as Lender

	By:	/s/ Maria Ferradas
	Name:	Maria Ferradas
	Title:	Vice President

$25,000,000	NATIONAL CITY BANK, as Lender

	By:	/s/ Donna J. Emhart
	Name:	Donna J. Emhart
	Title:	Vice President

$20,000,000	CoBank ACB, as Lender

	By:	/s/ Theodore D. Tice
	Name:	Theodore D. Tice
	Title:	Vice President

$20,000,000	Banco Bilbao Vizcaya Argentaria SA, as Lender

	By:	/s/ Juan Urquista
	Name:	Juan Urquista
	Title:	Chief Operating Officer

	By:	/s/ Miguel Lara
	Name:	Miguel Lara
	Title:	Managing Director

$57,000,000	WACHOVIA BANK, N.A., as Lender

	By:	/s/ Barbara Van Meerten
	Name:	Barbara Van Meerten
	Title:	Director

$20,000,000	US BANK, N.A., as Lender

	By:	/s/ Frances W. Josephic
	Name:	Frances W. Josephic
	Title:	Vice President

$57,000,000	Citibank, N.A., as Lender

	By:	/s/ Carolyn Kee
	Name:	Carolyn Kee
	Title:	Vice President

$20,000,000	Fortis Capital Corp., as Lender

	By:	/s/ John W. Deegan
	Name:	John W. Deegan
	Title:	Senior Vice President

	By:	/s/ John Spillane
	Name:	John Spillane
	Title:	Vice President